     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 20, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              GOMEZ ADVISORS, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                            7375                           04-3371645
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)           Identification No.)

                              55 OLD BEDFORD ROAD
                               LINCOLN, MA 01773
                                 (781) 257-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                                  JULIO GOMEZ
                            CHIEF EXECUTIVE OFFICER
                              GOMEZ ADVISORS, INC.
                              55 OLD BEDFORD ROAD
                               LINCOLN, MA 01773
                                 (781) 257-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                WITH COPIES TO:

     LEWIS J. GEFFEN, ESQ.              FREDERIC G. HAMMOND             RICHARD B. VILSOET, ESQ.
  MINTZ, LEVIN, COHN, FERRIS,     VICE PRESIDENT, BUSINESS AFFAIRS        SHEARMAN & STERLING
    GLOVSKY AND POPEO, P.C.             AND GENERAL COUNSEL               599 LEXINGTON AVENUE
      ONE FINANCIAL CENTER              GOMEZ ADVISORS, INC.               NEW YORK, NY 10022
        BOSTON, MA 02111                55 OLD BEDFORD ROAD                  (212) 848-4000
         (617) 542-6000                  LINCOLN, MA 01773
                                           (781) 257-2000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                    TITLE OF EACH CLASS                        PROPOSED MAXIMUM AGGREGATE            AMOUNT OF
               OF SECURITIES TO BE REGISTERED                      OFFERING PRICE (1)           REGISTRATION FEE (2)
Common Stock, $0.0001 par value per share...................          $60,000,000                     $15,840

(1) Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(o) under the Securities Act, as amended.

(2) Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED       , 2000

PROSPECTUS

                                        SHARES

                                     [LOGO]

                              GOMEZ ADVISORS, INC.

                                  COMMON STOCK

                               ------------------

    This is Gomez Advisors, Inc.'s initial public offering. Gomez
Advisors, Inc. is selling all of the shares.

    We expect the public offering price to be between $               and
$               per share. Currently, no public market exists for the shares.
After pricing of the offering, we expect that the shares will be quoted on the Nasdaq National Market under the symbol "GOMZ."

    INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                                                                   PER SHARE       TOTAL
                                                                  ------------  ------------
    Public offering price.......................................       $             $
    Underwriting discount.......................................       $             $
    Proceeds, before expenses, to Gomez Advisors, Inc...........       $             $

    The underwriters may also purchase up to an additional       shares at the
public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares will be ready for delivery on or about             , 2000.

                            ------------------------

MERRILL LYNCH & CO.

          U.S. BANCORP PIPER JAFFRAY

                     THE ROBINSON-HUMPHREY COMPANY

                            ------------------------

               The date of this prospectus is             , 2000.

  [Graphical flow chart representing the service offerings of Gomez Advisors,
                                     Inc.]

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1
Risk Factors................................................      5
Special Note Regarding Forward-Looking Statements...........     17
Use of Proceeds.............................................     18
Dividend Policy.............................................     18
Capitalization..............................................     19
Dilution....................................................     20
Selected Consolidated Financial Data........................     21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     22
Business....................................................     31
Management..................................................     47
Related Party Transactions..................................     55
Principal Stockholders......................................     58
Description of Capital Stock................................     60
Shares Eligible for Future Sale.............................     64
Underwriting................................................     66
Legal Matters...............................................     70
Experts.....................................................     70
Where You Can Find Additional Information...................     71
Index to Consolidated Financial Statements..................    F-1

                            ------------------------

    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
                            ------------------------

    GOMEZ ADVISORS, the stylized Gomez logo, GOMEZ, GOMEZ.COM, GOMEZPRO, GOMEZWIRE, SCORECARD, JUMPSTART, GOMEZPRO DATA STATION, SAVINGS CENTER, THE E-COMMERCE AUTHORITY, GOMEZ ALLIANCE, INTERNET BROKER SCORECARD, INTERNET BANKING SCORECARD, INTERNET TRAVEL AGENT SCORECARD, INTERNET BOOKSELLER SCORECARD, INTERNET AUCTION SCORECARD, INTERNET AUTO BUYING SCORECARD, INTERNET GROCERY SERVICES SCORECARD, INTERNET MUSIC STORE SCORECARD, INTERNET PET STORE SCORECARD, INTERNET VIDEO STORE SCORECARD, INTERNET SPORTS STORE SCORECARD, INTERNET INSURANCE SCORECARD, INTERNET DRUG STORE SCORECARD, INTERNET FURNITURE STORE SCORECARD, INTERNET AIRLINES SCORECARD, INTERNET APPAREL STORE SCORECARD, INTERNET COMPUTER STORE SCORECARD, INTERNET TOY STORE SCORECARD, INTERNET TRAFFIC REPORT and THE .COM THAT RATES THE .COMS are trademarks and service marks of Gomez Advisors. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

    BECAUSE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. UNLESS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS GIVES EFFECT TO THE CHANGE IN OUR FISCAL YEAR END TO DECEMBER 31 FROM MARCH 31, EFFECTIVE AT DECEMBER 31, 1999.

                              GOMEZ ADVISORS, INC.

    We help businesses grow online by providing them with targeted customer leads as well as data and tools relating to the e-commerce competitive environment and consumer marketplace. To address the consumer's time-consuming and confusing task of finding and selecting a provider of products and services on the Internet and the difficulty for e-commerce businesses to attract and retain customers, we have developed a proprietary methodology of collecting and cataloging consumer experience data. At the core of our GOMEZ.COM and GOMEZPRO service offerings is our proprietary database of online consumer experience data. This data is presented to consumers as our INTERNET SCORECARD ranking system. This unique ranking system defines the standards of quality in specific e-commerce industries and measures e-commerce providers in those industries against these standards. Our GOMEZ.COM portal provides objective e-commerce information that is designed to attract consumers who are in the process of selecting an e-commerce provider and who are, therefore, more likely to transact business contemporaneously with selecting that provider. Our GOMEZPRO.COM subscription Web site and additional GOMEZPRO services leverage our proprietary methodology by providing online consumer experience data and measurement tools that allow businesses to better formulate and execute their e-commerce strategy. We believe that through providing targeted lead generation and consumer experience measurement tools, we have developed a business model with multiple revenue streams that utilizes common resources and is replicable across industries, both domestic and international.

GOMEZ.COM

    We provide targeted leads for e-commerce businesses through objective tools and content designed to help consumers select the most suitable e-commerce provider. The INTERNET SCORECARD ranking system and other tools and content provided on our GOMEZ.COM portal make it easier for consumers to objectively identify and evaluate e-commerce businesses, engage in transactions with these businesses, learn more about select e-commerce industries and obtain special values on e-commerce products and services. We provide targeted leads to a variety of companies including CarOrder.com, Charles Schwab and E*TRADE.

    We use our proprietary data analysis tools to collect and organize e-commerce Web site information in a SCORECARD format for 28 industries. Each SCORECARD ranks established and emerging e-commerce businesses within an industry based upon a proprietary methodology. An example is our INTERNET BROKER SCORECARD, which reviews 142 Internet securities brokerage firms and ranks 57 of these firms based on 290 criteria. Our SCORECARDS cover a range of industries, including Internet banking, Internet travel agents, Internet auto buying and Internet auctions. We have included a complete list of the SCORECARDS we provide as of March 31, 2000 on page 37 of this prospectus. We have added 23 SCORECARDS since August 1, 1999, and expect to add an additional 5 by year end. We believe that our SCORECARDS have become a leading source on the analysis of e-commerce businesses as evidenced by over 300 media mentions a month for each of the last six months on cable networks such as CNN and CNBC and in publications such as THE NEW YORK TIMES and THE WALL STREET JOURNAL. We also provide other services to consumers, including news, editorials and commentary through GOMEZWIRE, educational content and tutorials through JUMPSTART, special promotions designed to facilitate e-commerce transactions through SAVINGSCENTER, and links to e-commerce businesses through ASK GOMEZ.

GOMEZPRO

    We believe GOMEZPRO provides e-commerce businesses a unique solution for reducing the costs associated with acquiring and retaining customers. Through GOMEZPRO, we provide businesses with real-time data and analysis of customer experience. The detailed data that we summarize in our INTERNET SCORECARDS is provided to our GOMEZPRO clients, and we complement this data with analysis tools and additional services. Our data analysis tools enable e-commerce businesses to understand more effectively the e-commerce competitive environment, target e-commerce consumers, attract and retain more customers and align business strategies and initiatives with consumer needs. Because our GOMEZPRO services utilize the same proprietary data analysis tools used to develop our INTERNET SCORECARDS, we believe that we provide businesses with a unique ability to evaluate consumer experience and the detailed competitive landscape within e-commerce industries. The client base for our GOMEZPRO services includes "bricks and mortar" businesses seeking to establish an e-commerce presence as well as existing online businesses that seek the tools to execute their e-commerce strategy. A sample of these clients includes DLJDIRECT, Fidelity Investments and PayLess Drug Stores.

    In addition to a more detailed SCORECARD analysis, GOMEZPRO.COM subscribers receive analysis tools including comparative up to the minute reports monitoring the speed at which Web sites are downloaded and displayed from multiple geographic locations, polls and surveys analyzing customer behavior, e-commerce and technology news and trend analysis, and vendor reviews. We also provide advanced market data analysis reports that include online consumer trend data and Web site performance monitoring data in the Internet banking, brokerage and retail industries. Furthermore, we make available to our GOMEZPRO clients advisory services designed to align businesses' growth with consumer needs.

GROWTH STRATEGY

    Our objective is to be the leading provider of customer acquisition and retention solutions to e-commerce businesses. We intend to achieve our objective by increasing the visibility of our SCORECARDS in the media, which we believe will result in increased consumer awareness and use. Consequently, we believe increased consumer use will result in business awareness of GOMEZ ADVISORS and greater demand for our services. To achieve our objective we intend to:

    - build on our existing brand awareness and maintain the trust of e-commerce consumers and businesses;

    - syndicate our content to increase consumer exposure to our services;

    - expand our GOMEZ.COM service offerings to additional industries;

    - expand GOMEZPRO services into e-commerce industries for which we provide SCORECARDS; and

    - expand our international efforts in selected markets.
                            ------------------------

    We were incorporated in the State of Delaware on May 22, 1997. Our principal executive offices are located at 55 Old Bedford Road, Lincoln, Massachusetts 01773. Our telephone number is (781) 257-2000 and our Web site addresses are www.gomez.com and www.gomezpro.com. Information contained on our Web sites is not a part of this prospectus.

                                  THE OFFERING

Common stock offered by Gomez
  Advisors.............................  shares

Shares outstanding after the
  offering.............................  shares

Use of proceeds........................  We intend to use the net proceeds:

                                         - to market existing services,

                                         - to develop and market new products and
                                           services,

                                         - to add personnel,

                                         - to expand our network operations and physical
                                           facilities,

                                         - for working capital, and

                                         - for other general corporate purposes, including
                                           possible acquisitions of or investments in
                                           complementary businesses, products or
                                           technologies.

                                         We cannot specify with certainty all of the
                                         particular uses for the net proceeds. See "Use of
                                         Proceeds."

Risk factors...........................  See "Risk Factors" and other information included in this prospectus for a discussion of factors
                                         you should carefully consider before deciding to
                                         invest in shares of our common stock.

Proposed Nasdaq National Market
  symbol...............................  GOMZ

    The number of shares of common stock outstanding is based on 15,360,949 shares of common stock outstanding on March 31, 2000. This number excludes:

    - 6,012,085 shares of common stock authorized for issuance under our stock options plans, under which options to purchase 5,693,584 shares were outstanding at a weighted average exercise price of $3.50 per share and 318,501 shares were available for grant as of March 31, 2000; and

    - 247,059 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2000 at a weighted average exercise price of $7.08 per share.

    This number assumes that the underwriters' over-allotment options are not exercised. If the over-allotment options are exercised in full, we will issue
and sell an additional       shares.

                           INFORMATION IN PROSPECTUS

    You should be aware that, except as otherwise noted, all information in this prospectus:

    - reflects the automatic conversion of all of our outstanding shares of redeemable convertible preferred stock and preferred stock into a total of 11,282,112 shares of common stock upon the completion of this offering;

    - reflects the amendment and restatement of our restated certificate of incorporation upon completion of this offering; and

    - reflects the reclassification and conversion of our class A common stock into our common stock in October 1999.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    The following table summarizes our historical statements of operations for the period from inception (May 22, 1997) through March 31, 1998, the twelve months ended March 31, 1999, and the nine months ended December 31, 1999. Also set forth below is our summary consolidated balance sheet data as of December 31, 1999:

    - on an actual basis;

    - on a pro forma basis giving effect to the automatic conversion of all of our shares of redeemable convertible preferred stock and Series A Preferred Stock outstanding as of December 31, 1999 into a total of 9,752,839 shares of common stock upon the completion of this offering; and

    - on a pro forma as adjusted basis giving effect to the automatic conversion of all outstanding shares of redeemable convertible preferred stock and Series A Preferred Stock into a total of 11,282,112 shares of common stock (which includes 1,996,273 shares of redeemable convertible preferred stock sold subsequent to December 31, 1999), the repurchase of 500 shares of Series A Preferred Stock in February 2000, and the accretion of additional dividends on Series B Redeemable Convertible Preferred Stock at March 31,
      2000 and the sale of             shares of common stock in this offering
      at an assumed initial public offering price of $      per share, after
      deducting the underwriters' fees and estimated offering expenses payable by us.

    This information should be read in conjunction with our consolidated financial statements and the accompanying notes which are included in this prospectus.

                                                     PERIOD FROM
                                                      INCEPTION       TWELVE MONTHS       NINE MONTHS
                                                  (MAY 22, 1997) TO       ENDED              ENDED
                                                   MARCH 31, 1998     MARCH 31, 1999   DECEMBER 31, 1999
                                                  -----------------   --------------   -----------------
CONSOLIDATED STATEMENT OF OPERATIONS:
Net revenues....................................       $    298           $  1,539        $     3,241
Loss from operations............................           (357)           (16,366)           (13,557)
Net loss........................................           (357)           (17,859)           (13,462)
Net loss applicable to common stockholders......           (357)           (17,859)           (13,698)
Net loss per share:
Basic and diluted net loss per common
  share(1)......................................       $(370.27)          $ (44.87)       $     (6.53)
Basic and diluted weighted average common shares
  outstanding...................................            963            398,044          2,096,595
Pro forma net loss per common share
  (unaudited)(1)................................                                          $     (1.11)
Pro forma basic and diluted common shares
  outstanding...................................                                           12,356,567

                                                                AS OF DECEMBER 31, 1999
                                                         -------------------------------------
                                                                                   PRO FORMA
                                                          ACTUAL    PRO FORMA     AS ADJUSTED
                                                         --------   ----------   -------------
                                                                           (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..............................  $ 16,427    $ 16,427
Working capital........................................    14,256      14,256
Total assets...........................................    19,960      19,960
Redeemable convertible preferred stock.................    22,143          --
Stockholders' equity (deficit).........................    (5,920)     16,223

------------------------

(1) Computed on the basis described in Note 2(k) of the Notes to our consolidated financial statements.

                                  RISK FACTORS

    ANY INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED, THE VALUE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND OUR PROSPECTS

    We have only a limited operating history upon which you can evaluate our business and prospects. We began operations in May 1997. You must consider the risks and uncertainties frequently encountered by early stage companies, many of which are beyond our control, in new and rapidly evolving markets. Some of these risks and uncertainties relate to our ability to:

    - implement and successfully execute our business strategy and sales and marketing initiatives;

    - increase traffic to our Web sites;

    - increase our brand recognition;

    - anticipate and adapt to our evolving industry;

    - enhance and expand our services;

    - retain current customers and attract new customers to our GOMEZ.COM and GOMEZPRO services;

    - respond to our competitors;

    - attract, retain and motivate qualified personnel; and

    - manage our anticipated growth.

    We cannot assure you that we will be successful in addressing these risks and uncertainties.

WE HAVE INCURRED SUBSTANTIAL LOSSES SINCE INCEPTION AND MAY BE UNABLE TO ACHIEVE PROFITABILITY

    We have incurred substantial losses since our inception and we expect our operating losses to continue in the future. We incurred losses from operations of $16.4 million for the twelve month period ending March 31, 1999 and $13.6 million for the nine month period ending December 31, 1999 and, as of December 31, 1999, our accumulated deficit was $31.9 million. We expect our operating expenses to increase significantly, especially in the areas of product development, sales and marketing and brand promotion. Accordingly, we will need to generate increased revenues to become profitable. If our revenues fail to grow at anticipated rates or our operating expenses increase without a commensurate increase in our revenues, our financial condition will be negatively impacted. Although we have experienced growth in net revenues, users and the number of customers in recent periods, we cannot be certain that our growth rates will continue at their current levels. In fact, we may not have any revenue growth and our revenues could decline.

WE EXPECT OUR RESULTS OF OPERATIONS TO FLUCTUATE FROM QUARTER TO QUARTER AND IF OUR QUARTERLY RESULTS ARE BELOW THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS, THE PRICE OF OUR COMMON STOCK MAY DECLINE

    Our revenues and operating results have fluctuated significantly and are expected to continue to fluctuate significantly due to a variety of factors, many of which are outside of our control. These factors include:

    - demand for our services;

    - our ability to attract and retain customers;

    - the announcement or introduction of new products or services by us and our competitors;

    - the renewal rate of subscriptions to GOMEZPRO;

    - the level of product, service and price competition;

    - changes in operating expenses;

    - seasonal fluctuations in purchasing patterns of consumers;

    - changes in the mix of services offered;

    - changes in our sales and marketing strategy; and

    - general economic factors.

    A substantial portion of our operating expenses is related to personnel costs, marketing programs and overhead, which cannot be adjusted quickly and are therefore relatively fixed in the short term. Our operating expense levels are based, in significant part, on our expectations of future revenues on a quarterly basis. If actual revenues on a quarterly basis are below our expectations, or if our expenses precede increased revenues, our financial condition would be materially and adversely affected because a relatively small amount of our costs and expenses varies with revenues in the short term.

    Due to these and other factors we believe that period-to-period comparisons of our results of operations may not be meaningful and should not be relied upon as indicators of our future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. If this occurs, the price of our common stock may decline.

THE LOSS OF THE SERVICES OF OUR KEY PERSONNEL, OR OUR FAILURE TO ATTRACT AND RETAIN OTHER HIGHLY QUALIFIED PERSONNEL IN THE FUTURE, COULD HARM OUR BUSINESS

    Our success depends to a significant extent on our founders, Julio Gomez, John Robb and Dr. Alexander D. Stein and their ability to operate effectively, both independently and together. The loss of Messrs. Gomez, Robb or Dr. Stein or any other members of senior management could delay or prevent the implementation of our business plan. Our business depends also on our ability to attract and retain additional qualified personnel. We may be unable to continue hiring additional personnel as our business grows because competition for personnel, particularly for employees with technical and financial expertise, is intense and the costs of hiring and retaining such personnel are high. If one or more of our existing or future employees resigns to join a competitor or to form a competing company, any resulting loss of existing or potential customers or other unauthorized disclosure or use of our proprietary information, technical knowledge, practices, procedures or customer lists could harm the expansion of our business and customer base, and force us to incur unanticipated costs.

BECAUSE THE INTERNET PERFORMANCE MEASUREMENT INDUSTRY IS IN ITS INFANCY, THE PRICING AND ACCEPTANCE OF OUR SERVICES IS UNCERTAIN

    Because our industry is still in its infancy, the pricing of our services is subject to rapid and frequent change. We may be forced for competitive or technical reasons to reduce prices for some of our services, or to offer them free of charge. These circumstances would reduce our revenues and could harm our business. Additionally, our markets are still evolving, and we have little basis to assess demand for different types of products or services or to evaluate whether our services will be accepted by the markets or the businesses we rank. If our services do not gain broad market acceptance or the businesses that we rank do not contract with us for lead generation, our business may fail.

WE OPERATE IN HIGHLY COMPETITIVE MARKETS AND WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE IN THESE MARKETS

    The markets for e-commerce business intelligence products and services and for online advertising and sponsorship are intensely competitive. We expect competition to increase because these markets have no substantial barriers to entry. Competition may also increase as a result of industry consolidation.

    In the market for e-commerce business intelligence products and services, our direct competitors include Keynote Systems, Inc., Media Metrix, Inc. and NetRatings, Inc. and evaluation services and publications, such as Dow Jones, BARRONS and SMARTMONEY. We also compete indirectly in this market with the internal planning and marketing staffs of our current and prospective customers as well as other information providers, such as electronic and print publishing companies, survey-based general market research firms and general business consulting firms.

    We believe the principal competitive factors in the e-commerce business intelligence products and services market are:

    - credibility and quality of service offerings;

    - brand equity and awareness;

    - proprietary data collection methodologies;

    - comprehensiveness of service offerings; and

    - timeliness.

    We compete directly and indirectly for online advertising and sponsorship revenues with many established search engines and directories, such as Yahoo!, Excite and Lycos and other Web sites, especially Web sites that provide e-commerce consumer information or marketing services, such as About.com, BeFree, BizRate, CompareNet, DoubleClick, go2net and MyPoints.

    We believe the principal competitive factors in the online advertising and sponsorship market are:

    - quality of the advertising environment;

    - number of leads and customers generated;

    - costs of customer acquisition;

    - demographic profile of the audience;

    - number of consumers visiting the site;

    - length and frequency of each consumer's visit to the site; and

    - brand awareness.

    Many of our existing competitors in these markets, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger user and client bases and significantly greater financial, technical and marketing resources than we do. This may enable them to respond more quickly than we can to competitive developments, or to devote greater resources to the development, promotion and sale of their products and services. Our competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, clients and strategic partners. Our competitors may develop products and services that are equal or superior to the services offered by us or that achieve greater market acceptance than our services. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties to improve their ability to address the needs of our customers and Web site users. As a result, it is possible that new competition may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced revenues, loss of clients and reduced traffic to our Web sites, as well as different pricing, service or marketing decisions. We cannot assure you that we will be able to compete successfully against current or future competitors.

WE MAY NEED ADDITIONAL FINANCING FOR OUR FUTURE CAPITAL NEEDS, WHICH WE MAY NOT BE ABLE TO OBTAIN

    If we are unable to increase our revenues as anticipated, we will need to raise additional funds. We may also need additional financing if we:

    - decide to expand faster than planned;

    - develop new or enhanced services or products ahead of schedule;

    - need to respond to competitive pressures; or

    - decide to acquire complementary products, businesses or technologies.

    We cannot be certain that we will be able to raise additional funds on terms favorable to us or at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs. Although there can be no assurance, based on our current operating plan, we believe that the net proceeds from this offering, together with available funds, will be sufficient to meet our anticipated needs for at least twelve months. If our cash requirements exceed current expectations, we will need to raise additional equity or debt capital prior to that time, and there can be no assurance that adequate additional financing on acceptable terms will be available if needed at that time.

IF WE ARE UNABLE TO MANAGE OUR GROWTH, IMPROVE OUR EXISTING SYSTEMS AND IMPLEMENT NEW SYSTEMS, PROCEDURES AND CONTROLS, OUR FUTURE SUCCESS WILL BE IMPAIRED

    We are currently experiencing a period of rapid expansion. Future expansion will be necessary to implement our business strategies. As a result, we will need to expand our technical, finance, administrative and operations staff and other key personnel. Additionally, we will need to improve our existing systems and implement new systems, procedures and controls to manage this growth. If we fail to effectively manage our growth and to upgrade our accounting systems and controls, our ability to retain existing customers and attract new customers will be impaired and we may incur higher operating costs than we currently expect.

WE MAY NOT BE ABLE TO ADAPT AS INTERNET TECHNOLOGIES AND CLIENT DEMANDS CONTINUE TO EVOLVE

    To be successful, we must adapt to rapidly changing Internet technologies and continually enhance the features of the services provided on our Web sites. We could incur substantial, unanticipated costs if we need to modify our Web sites, software and infrastructure to incorporate new technologies demanded by our Web site users or customers. We may use new technologies ineffectively or we may fail to adapt our Web sites and network infrastructure to user requirements or emerging industry standards. If we fail to keep pace with the technological demands of our Web site users and customers for new services, products and enhancements, our business will suffer.

TO BE COMPETITIVE, WE MUST CONTINUE TO DEVELOP NEW AND ENHANCED SERVICES, AND OUR FAILURE TO DO SO MAY ADVERSELY AFFECT OUR PROSPECTS

    Our market is characterized by rapid technological change, frequent new product and service introductions, changes in customer requirements and evolving industry standards. The introduction of services embodying new technologies and the emergence of new industry standards could render our existing services obsolete. Our revenue growth depends upon our ability to develop and introduce a variety of new services and service enhancements to address the increasingly sophisticated needs of our clients. We have experienced delays in releasing new services and service enhancements and may experience similar delays in the future. To date, these delays have not had a material effect on our business. If we experience material delays in introducing new services and enhancements, clients may forgo purchasing or renewing our services and purchase those of our competitors.

BECAUSE A SMALL NUMBER OF OUR CLIENTS HAVE ACCOUNTED FOR, AND ARE LIKELY TO CONTINUE TO ACCOUNT FOR, A SUBSTANTIAL PORTION OF OUR REVENUES, OUR REVENUES COULD DECLINE DUE TO THE LOSS OF ONE OF THESE CLIENTS; A SUBSTANTIAL NUMBER OF OUR CLIENTS ARE IN THE FINANCIAL SERVICES INDUSTRY AND A DECLINE IN THAT INDUSTRY COULD SUBSTANTIALLY REDUCE OUR REVENUES

    Historically, we have had very few clients from which we have derived the majority of our revenue and, if we were to lose any one of these clients, our revenue would decrease substantially. For the nine month period ending
December 31, 1999, E*TRADE accounted for 19% of our total revenues. Web Street Securities and Waterhouse Securities accounted for 16% and 12% of our total revenues, respectively, for the fiscal year ending March 31, 1999. Additionally, receivables from E*TRADE were $480,000 at December 31, 1999, representing approximately 30% of our outstanding accounts receivable on that date. We cannot be certain that clients that have accounted for significant revenues in past periods, individually or as a group, will renew our services and continue to generate revenues in any future period. See "Business--Consumer and Client Relationships" for additional information about our clients.

    Additionally, a substantial portion of our revenues comes from businesses in the financial services industry. An economic downturn in this industry could cause a substantial decline in our revenues.

WE INTEND TO EXPAND OUR BUSINESS; IF WE ARE NOT SUCCESSFUL, OUR BUSINESS COULD BE SERIOUSLY HARMED

    If we are not successful in expanding our business, our brand and business could be seriously harmed. We may choose to expand our operations by promoting new or complementary services, expanding the breadth and depth of services offered, expanding our market presence through relationships with third parties or developing new Web sites. In addition, we may pursue the acquisition of new or complementary businesses or technologies, although we have no present understandings, commitments or agreements with respect to any material acquisitions or investments. We may not be able to successfully expand our business and operations in a cost-effective or timely manner, and we cannot be certain that any such efforts would increase overall market acceptance. Furthermore, any new product, service or Web site launched by us that is not favorably received by consumers or clients could damage our reputation or our brand recognition. Expansion of our operations in this manner could also require significant additional expenses and development and operations resources and would strain our management, financial and operational resources.

IF WE ARE UNABLE TO SAFEGUARD THE CONFIDENTIAL INFORMATION IN OUR DATA WAREHOUSE, OUR REPUTATION MAY BE HARMED AND WE MAY BE EXPOSED TO LIABILITY

    We currently retain highly confidential consumer information in a secure data warehouse. We cannot assure you, however, that we will be able to prevent unauthorized individuals from gaining access to this data warehouse. Any unauthorized access to our servers could result in the misappropriation of confidential consumer information or cause interruptions in our services. If any compromise or breach of security were to occur, it could harm our reputation and expose us to possible liability. In addition, our reputation may be harmed if we lose consumer information maintained in our data warehouse due to systems interruptions or other reasons. It is also possible that one of our employees or other authorized or unauthorized personnel could attempt to misuse confidential consumer information, which would harm our reputation and expose us to liability.

    As a result of these concerns, we may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by security breaches, and we may be subject to legal claims if unauthorized third parties gain access to our system and alter, destroy or misappropriate information in our database. Also, any public perception that we engaged in the unauthorized release of information, whether or not correct, would adversely affect our ability to attract and retain clients.

IF WE ARE UNABLE TO MAINTAIN OUR REPUTATION OR ARE UNSUCCESSFUL IN DEVELOPING OUR BRAND, WE MAY BE PREVENTED FROM REMAINING COMPETITIVE AND ATTRACTING AND RETAINING CLIENTS

    We believe that our future success will depend on our ability to maintain and strengthen the GOMEZ ADVISORS brand and to establish and maintain a good reputation, which will depend, in turn, largely on the success of our marketing efforts and our ability to provide our clients with high-quality service. To promote the GOMEZ ADVISORS brand, we intend to increase our marketing expenses, and we may incur other types of expenses in order to create and maintain brand loyalty among our clients. However, we cannot assure you that our efforts will succeed in maintaining and strengthening our brand or our reputation. If we fail to successfully promote and maintain our brand or our reputation, or incur excessive expenses attempting to promote and maintain our brand or our reputation, our business will be harmed.

THE SUCCESS OF OUR BUSINESS DEPENDS, IN PART, ON E-COMMERCE BUSINESSES RENEWING THEIR SUBSCRIPTIONS FOR OUR SERVICES AND PURCHASING ADDITIONAL SERVICES

    A significant portion of our revenues is derived from GOMEZPRO subscriptions. Our clients have no obligation to renew our services and could cease using our services once subscriptions expire. We cannot assure you that we will experience high subscription renewal rates. Our subscription renewals may decline as a result of a number of factors, including consolidation in the Internet industry. If our renewals decline, our revenues could decline unless we are able to obtain additional clients or sources of revenues.

SYSTEM FAILURES OR OTHER UNFORESEEN DISRUPTIONS TO OUR COMPUTER SYSTEM COULD HARM OUR BUSINESS

    The distribution of our services via the Internet utilizes proprietary technology which resides principally on one computer system. The continued and uninterrupted performance of our computer system is critical to our success. Any system failure that causes interruptions in our ability to provide our services to our clients and Web site users, including failures that affect our ability to collect data or provide data and analysis via the Internet, could reduce client and user satisfaction and, if sustained or repeated, would reduce the attractiveness of our services and our ability to attract customers. We may in the future move our facilities to a new location which could interrupt the performance of our computer system and result in a system failure. An increase in the volume of traffic to our Web sites could strain the capacity of our software or hardware, which could lead to slower response times or system failures. In addition, because we have incorporated third-party software into our systems and we depend upon Internet service providers to afford consumers access to our services, we are limited in our ability to prevent system failures.

    Our operations are dependent on our ability to protect our computer system against damage from computer viruses, fire, power loss, telecommunications failures, security breaches, vandalism and other malicious acts, and similar unexpected adverse events. To the extent that our activities involve the storage and transmission of proprietary information, security breaches could disrupt our business, damage our reputation and expose us to a risk of loss or litigation and possible liability. We could also be liable for claims based on the misuse of personal information, such as for unauthorized marketing purposes. We may need to spend a great deal of money and use other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches, which would have a negative impact on our financial condition.

    In addition, a failure of our telecommunications providers to provide the data communications capacity in the time frame required by us for any reason could cause interruptions in the delivery of our services. Unanticipated problems affecting our systems have from time to time in the past caused, and in the future could cause, delays and interruptions in the delivery of our services. Any system failure, security breach or other damage that interrupts or delays our operations will harm our business.

IF WE ARE NOT ABLE TO PROTECT AND ENFORCE OUR TRADEMARKS AND PROPRIETARY RIGHTS, WE MAY LOSE THE RIGHTS TO USE IMPORTANT DATA ANALYSIS METHODS OR BE REQUIRED TO PAY SIGNIFICANT FEES

    We regard our analytical methodology, our SCORECARDS and our Web sites' content as proprietary. We rely primarily upon a combination of trade secret protection, employee and third-party confidentiality and non-disclosure agreements, license agreements and other intellectual property protection methods to protect our proprietary rights. Currently, we have no registered patents or trademarks. It is possible that unauthorized third parties could copy or replicate portions of our products or obtain or use information that we regard as proprietary. We cannot be certain that the steps taken by us will be adequate to deter unauthorized use of our proprietary information or that we will be able to afford the high cost required to enforce our intellectual property rights. Enforcement of such rights could be time consuming and expensive. The loss of any of those rights could result in our being prohibited from using our data analysis methods or the requirement that we pay significant license fees to use such data analysis methods. Further, we cannot be certain that the non-disclosure and other contractual arrangements we use to protect our proprietary rights will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise become known to or be independently developed by competitors.

WE MAY NOT BE ABLE TO PROTECT OUR DOMAIN NAMES AGAINST ALL INFRINGERS, WHICH COULD DECREASE THE VALUE OF OUR BRAND NAME AND PROPRIETARY RIGHTS

    We currently have the rights to the Internet domain names GOMEZ.COM, GOMEZPRO.COM, SCORECARD.COM, GOMEZADVISORS.COM and GOMEZNETWORKS.COM and other international domain names. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that infringe upon or otherwise decrease the value of our brand name, trademarks and other proprietary rights.

WE MAY FACE LIABILITY FOR PUBLISHING INDICES THAT EVALUATE AND RANK THE RELATIVE INTERNET PERFORMANCE OF WEB SITES.

    Our publicly available SCORECARDS evaluate the relative performance of Web sites in particular e-commerce industries. Some companies whose Web sites have performed poorly in our rankings have asserted that our rankings are not indicative of the quality of their products and services. Companies could potentially bring a claim against us if they believe that their business has been harmed by their low ranking on our SCORECARDS or if the information we provide is inaccurate. In addition, if the information published in one of our SCORECARDS is inaccurate, we could lose credibility in the marketplace. Loss of credibility or claims based on inaccurate or misleading information could harm our ability to attract new clients and retain existing clients, and could result in potentially expensive litigation against us on such theories as defamation, trade libel or unfair competition.

IMPROVEMENTS TO THE INFRASTRUCTURE OF THE INTERNET COULD REDUCE OR ELIMINATE DEMAND FOR OUR INTERNET PERFORMANCE MEASUREMENT SERVICES

    The demand for our Internet performance measurement services could be reduced or eliminated if future improvements to the infrastructure of the Internet lead companies to conclude that measuring and evaluating the performance of their Web sites is no longer important to their business. The Internet is a complex, heterogeneous network of communications networks with multiple operators and vendors supplying and managing the underlying infrastructure as well as connections to this infrastructure. Because the inherent complexity of the Internet currently causes significant e-commerce quality of service problems for companies, the vendors and operators that supply and manage the underlying infrastructure are continuously seeking to improve the speed, availability, reliability and consistency of the Internet. If these vendors and operators succeed in significantly improving the performance of the Internet, which would result in corresponding improvements in the performance of companies' Web sites, demand for our services would likely decline.

WE DEPEND UPON STRATEGIC RELATIONSHIPS WITH MEDIA, INTERNET AND TECHNOLOGY COMPANIES, AND WE MAY NOT BE ABLE TO MAINTAIN AND DEVELOP STRATEGIC RELATIONSHIPS SUCCESSFULLY

    We view our strategic relationships with media, Internet and technology companies as a key factor in our overall business strategy, and we cannot be certain that we will be successful in developing new strategic relationships or that our strategic partners will view such relationships as significant to their own business or that they will continue their commitment to us in the future. Our results of operations may be materially adversely affected if any strategic partner discontinues its relationship with us for any reason. Additionally, any party to a strategic agreement with us may fail to perform its contractual obligations and we cannot be certain that we could enforce any such agreement. We do not generally establish minimum performance requirements for our strategic partners but instead rely on their voluntary efforts. In addition, many of our agreements may be terminated by either party with little notice. Therefore, we cannot be certain that these relationships will be successful.

WE MAY FACE DIFFICULTIES ASSIMILATING AND MAY INCUR COSTS ASSOCIATED WITH ANY FUTURE ACQUISITIONS

    We may acquire or invest in businesses, products or technologies that we feel could complement or expand our business, augment our market coverage, enhance our technical capabilities or that may otherwise offer growth opportunities. We currently have no understandings or agreements relating to any acquisition. Acquisitions could create risks for us, including:

    - difficulties in assimilation of acquired personnel, operations and technologies;

    - unanticipated costs associated with the acquisitions;

    - diversion of management's attention from other business concerns;

    - adverse effects on existing business relationships with resellers of our services and our clients; and

    - use of substantial portions of our available cash, including the proceeds of this offering, to consummate the acquisitions.

WE MAY FACE CHALLENGES IN CONNECTION WITH OUR PLANNED INTERNATIONAL EXPANSION AND OUR BUSINESS WILL BE SUSCEPTIBLE TO ADDITIONAL RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

    Our current strategy includes expansion of our services to measure Internet performance of e-commerce businesses located outside of the United States. Our expansion into international markets will require management's attention and a commitment of significant resources. Conducting international operations will subject us to risks we do not face in the United States and include:

    - currency exchange rate fluctuations;

    - unexpected changes in foreign regulatory requirements;

    - maintaining and servicing computer hardware in distant locations;

    - longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

    - difficulties in managing and staffing international operations;

    - potentially adverse tax consequences, including restrictions on the repatriation of earnings;

    - difficulty navigating a wide variety of foreign laws; and

    - reduced protection for intellectual property rights in some countries.

    The Internet may not be used as widely in other countries and the adoption of e-commerce may evolve slowly or may not evolve at all. We cannot assure you that we will be successful in developing and marketing our services in markets outside the United States.

                     RISKS RELATED TO THE INTERNET INDUSTRY

DEMAND FOR OUR SERVICES MAY DECREASE IF GROWTH IN THE USE OF THE INTERNET OR E-COMMERCE DOES NOT CONTINUE OR DECLINES

    Our future success depends in part on the continued growth in, and use of, the Internet and e-commerce. We cannot be certain that this growth will continue or that a sufficient number of consumers will adopt and continue to use the Internet as a medium of commerce. The development of the Internet and e-commerce as a viable commercial marketplace is subject to a number of factors, including the following:

    - the early stage development of e-commerce and buyers' unwillingness to shift their purchasing habits from traditional vendors to e-commerce vendors;

    - insufficient Internet infrastructure to support expected growth;

    - inconsistent quality of service as a result of outages or other delays occurring throughout the Internet infrastructure;

    - insufficient availability of telecommunications services or changes in telecommunications services that could result in slower response times; and

    - adverse publicity and consumer concern about the security of e-commerce transactions that could discourage its acceptance and growth.

    If the Internet does not continue to grow, or if e-commerce is not adopted as a medium of commerce by a broad base of consumers, our business may not grow or may grow at a slower rate than we anticipate.

BREACHES OF SECURITY ON THE INTERNET MAY ADVERSELY AFFECT OUR BUSINESS BY SLOWING THE GROWTH OF E-COMMERCE AND ONLINE ADVERTISING AND EXPOSE US TO LIABILITY

    The need to securely transmit confidential information, such as credit card and other personal information, over the Internet has been a significant barrier to e-commerce and communications over the Internet. Any well-publicized compromise of security could deter more people from using the Internet or from using it to conduct transactions that involve transmitting confidential information, such as purchases of goods or services. Furthermore, decreased traffic and e-commerce sales as a result of general security concerns could cause advertisers to reduce their amount of online spending.

WE COULD FACE LIABILITY FOR INFORMATION DISPLAYED ON AND COMMUNICATIONS THROUGH OUR WEB SITES

    We may be subjected to claims for defamation, negligence, copyright or trademark infringement or claims based on other theories relating to the information we publish on our Web sites. Litigants have brought these types of claims against Internet companies as well as print publications in the past. In addition, based on the links we provide to other Web sites, we could also be subjected to claims based upon online content we do not control that is accessible from our Web sites. Claims may also be based on statements made and actions taken as a result of materials posted by members on bulletin boards. Such claims could divert our management's attention and resources and result in substantial costs to us.

WE FACE RISKS ASSOCIATED WITH GOVERNMENT REGULATION OF AND LEGAL UNCERTAINTIES SURROUNDING THE INTERNET

    Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could increase our cost of doing business. Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. Additionally, several states have proposed legislation that would limit the uses of personal user information gathered using the Internet. The law governing the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws governing intellectual property, copyright, privacy, obscenity, libel, taxation and provision of financial services apply to the Internet. In addition, the growth and development of e-commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE WILL FLUCTUATE AFTER THIS OFFERING, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS

    Although the initial public offering price of our common stock will be determined based on several factors, the market price for our common stock will vary from the initial offering price after trading commences. This could result in a substantial loss to investors. The market price of the common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

    - quarterly variations in operating results;

    - changes in financial estimates by securities analysts;

    - changes in market valuation of Internet companies;

    - announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - loss of a major client;

    - additions or departures of key personnel;

    - any shortfall in revenues or net income or any increase in losses from levels expected by securities analysts;

    - future sales of common stock; and

    - stock market price and volume fluctuations, which are particularly common among highly volatile securities of Internet companies.

    The trading prices of Internet-related companies and e-commerce companies have been especially volatile. Investors may be unable to resell their shares of our common stock at or above the offering price. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE

    If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decline. Based on shares outstanding as of March 31, 2000, upon completion
of this offering we will have outstanding             shares of common stock,
assuming no exercise of the underwriters' over-allotment option. Of these
shares, the             shares of our common stock sold in this offering will be
freely tradable, without restriction, in the public market. Our directors, officers and other stockholders have entered into lock-up agreements in connection with this offering, generally providing that they will not sell, otherwise dispose of or transfer any of the economic consequences of ownership of our common stock or other securities without the prior written consent of Merrill Lynch. The lock-up restrictions will expire 180 days after the date of this prospectus. As a result, a substantial number of shares of our common stock will be eligible for sale in the public market after the expiration of the customary lock-up period following an initial public offering.

    In addition, approximately       shares under outstanding options and
approximately       shares available for grant under our stock option plans as of March 31, 2000 will become eligible for sale in the public market once permitted by provisions of various vesting agreements, lock-up agreements and Rules 144 and 701 under the Securities Act, as applicable. Additionally, under
our stock plans,     options fully vest upon a change of control of Gomez
Advisors.

PURCHASERS OF SHARES IN THIS OFFERING WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION

    The initial public offering price is expected to be substantially higher than the book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate
substantial dilution of approximately $      per share. In addition, we have
issued options to acquire common stock at prices significantly below the initial offering price. To the extent these outstanding options are ultimately exercised, there will be further dilution to investors in this offering.

FUTURE ISSUANCES OF PREFERRED STOCK OR CONVERTIBLE DEBT MAY DILUTE THE RIGHTS OF OUR COMMON STOCKHOLDERS AND THE VALUE OF OUR COMMON STOCK

    If we raise additional funds through the sale of equity or convertible debt securities, your percentage ownership will be reduced. In addition, these transactions may dilute the value of your stock. Our board of directors will have the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, privileges and other terms of such shares. The board of directors may exercise this authority without the approval of the stockholders. We may issue securities that have rights, preferences and privileges senior to the common stock we are offering, or any of our other securities currently outstanding. The rights of the holders of common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future.

WE WILL HAVE BROAD DISCRETION TO USE THE PROCEEDS FROM THE OFFERING AND YOU MAY NOT AGREE WITH OUR USE

    Our management will have broad discretion over the application of the net proceeds of this offering and you may not agree with the use of the proceeds. Because of the number and variety of factors that could determine our use of the net proceeds from this offering, there can be no assurance that such uses will not vary substantially from our current intentions.

WE DO NOT INTEND TO PAY CASH DIVIDENDS IN THE NEAR FUTURE

    We have not paid cash dividends since our inception and do not intend to pay cash dividends in the foreseeable future.

PROVISIONS OF DELAWARE LAW AND OUR CHARTER COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT EVEN IF THE CHANGE OF CONTROL WOULD BE FAVORED BY STOCKHOLDERS

    The anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. Our certificate of incorporation and by-laws also contain provisions that may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include:

    - a classified board of directors, with three classes of directors each serving a staggered three-year term;

    - the ability of the board of directors to issue preferred stock without stockholder approval; and

    - the inability of our stockholders to call a special meeting or act by written consent.

OUR OFFICERS AND DIRECTORS AND SOME EXISTING STOCKHOLDERS WILL EXERCISE SIGNIFICANT CONTROL OVER GOMEZ ADVISORS AND COULD PREVENT OR DELAY BENEFICIAL CORPORATE ACTIONS

    After this offering, our executive officers and directors and existing
stockholders will own or control approximately       % of our outstanding common
stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could delay or prevent another entity from acquiring or merging with us. See "Principal Stockholders."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology like "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

    This prospectus contains estimates of market growth related to the Internet and e-commerce. These estimates have been included in studies published by nationally-known market research firms. These estimates assume that certain events, trends and activities will occur. These estimates have been produced by industry analysts based on trends to date, their knowledge of technologies and markets, and customer research, but these events are forecasts only and are subject to inherent uncertainty. There can be no assurance that, even if these assumptions are correct, we will experience similar growth or market acceptance.

                                USE OF PROCEEDS

    The net proceeds that we will receive from our sale of common stock in this
offering are estimated to be approximately $            million, based upon our
assumed initial offering price of $      per share, after deducting the
underwriters' fees and estimated offering expenses payable by us.

    We currently intend to use the net proceeds of this offering as follows:

    - to market our existing services;

    - to develop and market new products and services;

    - to add personnel;

    - to expand our network operations and physical facilities;

    - for working capital; and

    - for general corporate purposes, including possible acquisitions of or investments in complementary businesses, products or technologies.

    At the present time, we have no understandings, commitments or agreements with respect to any material acquisition. Pending the use of the net proceeds of the offering for the purposes described above, we intend to invest such funds in short-term, interest-bearing, investment-grade securities.

    The foregoing discussion is merely an estimate based on our current business plans. Our actual expenditures may vary depending upon circumstances not yet known, such as the time actually required to reach profitability, or to successfully develop new products. Accordingly, our management will have broad discretion in the application of the net proceeds.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance operations and expand our business. Therefore, we do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 1999:

    - on an actual basis,

    - on a pro forma basis giving effect to the automatic conversion of all of our shares of redeemable convertible preferred stock and Series A Preferred Stock outstanding as of December 31, 1999 into a total of 9,752,839 shares of common stock upon the completion of this offering; and

    - on a pro forma as adjusted basis giving effect to the automatic conversion of all outstanding shares of redeemable convertible preferred stock and Series A Preferred Stock into a total of 11,282,112 shares of common stock (which includes 1,996,273 shares of redeemable convertible preferred stock sold subsequent to December 31, 1999), the repurchase of 500 shares of Series A Preferred Stock in February 2000, and the accretion of additional dividends on Series B Redeemable Convertible Preferred Stock at March 31,
      2000 and the sale of an aggregate of             shares of common stock in
      this offering, after deducting the underwriting fees and estimated offering expenses payable by us, and the application of the net proceeds from this offering.

    This information should be read in conjunction with our consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

                                                                      DECEMBER 31, 1999
                                                            -------------------------------------
                                                                                     PRO FORMA
                                                             ACTUAL    PRO FORMA    AS ADJUSTED
                                                            --------   ---------   --------------
                                                               (IN THOUSANDS)
Redeemable Convertible Preferred Stock....................  $22,143     $    --     $
                                                            -------     -------     ------------
Series A Preferred stock:
  $0.01 par value; 10,000 shares designated, 4,905 shares
  issued and outstanding actual and no shares pro forma
  and pro forma as adjusted...............................    1,500          --               --
Common Stock, $0.0001 par value; 40,000,000 shares
  authorized, 3,695,666 shares issued and outstanding
  actual and 13,448,505 shares issued and outstanding pro
  forma and pro forma as adjusted.........................       --           1
Additional paid-in capital................................   31,270      54,912
Deferred stock-based compensation.........................   (6,777)     (6,777)
Accumulated deficit.......................................  (31,913)    (31,913)
                                                            -------     -------     ------------
    Total stockholders' (deficit) equity..................   (5,920)     16,223
                                                            -------     -------     ------------
    Total capitalization..................................  $16,223     $16,223
                                                            =======     =======     ============

    The number of shares of common stock outstanding excludes:

    - 6,012,085 shares of common stock authorized for issuance under our stock option plans, under which 5,693,584 shares of common stock are issuable upon the exercise of options outstanding at March 31, 2000, at a weighted average exercise price of $3.50 per share; and

    - 247,059 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2000, at a weighted average exercise price of $7.08 per share.

                                    DILUTION

    Our pro forma net tangible book value as of December 31, 1999, after giving effect to the automatic conversion of our redeemable convertible preferred stock, and Series A Preferred Stock into a total of 9,752,839 shares of common stock (which excludes 1,996,273 shares of Series C Convertible Preferred Stock sold subsequent to December 31, 1999, the repurchase of 500 shares of Series A Preferred Stock in February 2000, and the accretion of additional dividends on Series B Redeemable Convertible Preferred Stock at March 31, 2000) upon the completion of this offering, was $16.2 million or $1.21 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of
common stock outstanding. Assuming the sale by us of             shares of
common stock in this offering at an assumed initial public offering price of
$      per share, and the application of the estimated net proceeds from this offering, our pro forma net tangible book value as of December 31, 1999 would
have been $      million, or $      per share of common stock. This represents
an immediate increase in pro forma net tangible book value of $
per share to our existing stockholders and an immediate dilution in pro forma
net tangible book value of $               per share to new investors purchasing
shares in this offering. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share.....................             $
  Pro forma net tangible book value per share as of December
    31, 1999................................................  $  1.21
  Pro forma increase per share attributable to new
    investors...............................................
                                                              -------
Pro forma net tangible book value per share after this
  offering..................................................
                                                                         -------
Pro forma dilution per share to new investors...............             $
                                                                         =======

    The following table summarizes, on a pro forma basis as of December 31, 1999, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing stockholders and by the new investors, based upon an assumed initial public
offering price of $               per share for shares purchased in this
offering, before deducting the estimated underwriting discounts and commissions and offering expenses:

                                                    SHARES PURCHASED               TOTAL CONSIDERATION            AVERAGE
                                              -----------------------------   ------------------------------       PRICE
                                                    NUMBER         PERCENT          AMOUNT          PERCENT      PER SHARE
                                              ------------------   --------   -------------------   --------   -------------
Existing stockholders.......................                            %                                %     $
New investors...............................                                                                   $
                                              ------------------     ----     -------------------     ----
    Total...................................                         100%                             100%
                                              ==================     ====     ===================     ====

    These tables assume no exercise of any outstanding stock options or warrants to purchase common stock including:

    - 6,012,085 shares of common stock authorized for issuance under our stock option plans, under which 5,693,584 shares of common stock are issuable upon the exercise of outstanding options as of March 31, 2000 at a weighted average exercise price of $3.50 per share; and

    - 247,059 shares of common stock issuable pursuant to warrants issued after December 31, 1999 at a weighted average exercise price of $7.08 per share.

To the extent such options are exercised, there will be further dilution to the new investors.

    Assuming these options and warrants are exercised, our pro forma net tangible book value at December 31, 1999 would be $1.26 per share, representing an immediate increase in pro forma net tangible book value of $.05 per share to our existing stockholders and an immediate dilution in pro forma net tangible
book value of $        per share to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those statements included elsewhere in this prospectus. The consolidated statement of operations data for the period from May 22, 1997 (inception) through March 31, 1998, for the twelve months ended March 31, 1999 and for the nine months ended December 31, 1999 and summary consolidated balance sheet data as of March 31, 1998, March 31, 1999 and December 31, 1999 have been derived from our audited consolidated financial statements appearing elsewhere in this prospectus and have been audited by Arthur Andersen LLP.

                                                      PERIOD FROM                         NINE MONTHS
                                                     MAY 22, 1997         12 MONTHS          ENDED
                                                  (INCEPTION) THROUGH       ENDED        DECEMBER 31,
                                                    MARCH 31, 1998      MARCH 31, 1999       1999
                                                  -------------------   --------------   -------------
                                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net revenues....................................        $    298          $    1,539     $      3,241
Total operating expenses........................             655              17,905           16,798
Loss from operations............................            (357)            (16,366)         (13,557)
Net loss applicable to common stockholders......            (357)            (17,859)         (13,698)
Basic and diluted net loss per common share.....        $(370.27)         $   (44.87)    $      (6.53)
Basic and diluted weighted average common shares
  outstanding...................................             963             398,044        2,096,595
Pro forma net loss per common share.............                                                (1.11)
Pro forma basic and diluted weighted average
  common shares outstanding.....................                                           12,356,567

                                                                    AS OF
                                                                  MARCH 31,            AS OF
                                                             -------------------    DECEMBER 31,
                                                               1998       1999          1999
                                                             --------   --------   --------------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..................................   $ 134     $    36       $ 16,427
Working capital............................................    (422)       (325)        14,256
Total assets...............................................     341       1,050         19,960
Redeemable convertible preferred stock.....................      --          --         22,143
Total stockholders' equity (deficit).......................    (332)        357         (5,920)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ TOGETHER WITH THE FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS BASED ON OUR CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE DESCRIBED IN THE "RISK FACTORS" SECTION AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We help businesses grow online by providing them with targeted customer leads as well as data and tools relating to the e-commerce competitive environment and consumer marketplace. Our GOMEZ.COM portal is designed to attract consumers who are in the process of selecting an e-commerce provider to meet their needs and who are, therefore, more likely to transact business online contemporaneously with that provider. Our GOMEZPRO.COM Web site and additional GOMEZPRO services provide online consumer experience measurement tools that are designed to assist businesses in executing their e-commerce strategy.

    Gomez Advisors, Inc. was founded in May 1997 to provide e-commerce decision support to both consumers and businesses. In June 1997, we introduced the INTERNET BROKER SCORECARD on the GOMEZ.COM consumer Internet portal. Our SCORECARD methodology provides rankings and analysis of e-commerce companies that are designed to provide consumers with a more efficient and informed Internet experience. As of March 31, 2000, we have added SCORECARDS in an additional 27 e-commerce industries. Since March 1999, we have offered GOMEZPRO services in the online brokerage and banking industries. In February 2000, we expanded our GOMEZPRO service offerings to 23 additional e-commerce industries.

    We generate a substantial portion of our revenues from a limited number of customers. For the twelve month period ended March 31, 1999, Web Street Securities and Waterhouse Securities accounted for 16.2% and 12.0% of our total revenues, respectively. For the nine month period ended December 31, 1999, E*TRADE accounted for 19.2% of our total net revenues. Additionally, receivables from E*TRADE were $480,000 at December 31, 1999, representing approximately 30% of our outstanding accounts receivable on that date. No other single customer accounted for more than 10% of our total revenues during these periods.

    We have incurred net losses of $31.7 million from inception (May 22, 1997) to December 31, 1999. We believe that we will continue to incur net losses for at least the next two years, and possibly longer, and that the rate at which we will incur such losses will increase significantly from current levels. We anticipate our losses will increase because we expect to incur additional costs and expenses related to personnel, brand development, marketing, and other promotional activities, content development, technology and infrastructure development. As a result, we will need to generate significant revenues to achieve profitability and may never achieve profitability.

    We changed our fiscal year end to December 31 from March 31, effective at December 31, 1999. As a result of this change we have reported the results of our operations for the nine months ended December 31, 1999.

    NET REVENUES

    Net revenues consist of total revenues from our GOMEZ.COM and GOMEZPRO service offerings net of allowances.

    GOMEZ.COM. We generate revenues by promoting contact between consumers and businesses in industries for which we provide SCORECARDS or merchant certification. We charge businesses that have agreed to pay for lead generation a fee when a consumer engages in designated transactions with such business via our Web site. These fees vary based on the type of transaction the consumer conducts with the participating provider. We began generating revenues from these lead generation services in June 1998. We focus on generating fees from leads that result in high value transactions and customer acquisitions in industries where the customer acquisition cost is relatively high. Revenues are recognized when a consumer has completed the transaction and there are no further conditions or obligations and our receipt of payment from the provider is fixed and determinable and collection is probable.

    GOMEZPRO. GOMEZPRO revenues are typically subscription or service based. We generally invoice our customers in advance and recognize revenue over the subscription period or as services are performed.

    - GOMEZPRO DATA STATION. We sell annual subscriptions to the GOMEZPRO DATA STATION to companies interested in e-commerce. Each subscription provides businesses with access to our GOMEZPRO.COM Web site where the basic suite of GOMEZPRO DATA STATION services are featured. Subscriptions are provided on a company-wide basis and vary according to the industry tracked. For additional subscription fees, businesses have the opportunity to increase the number of industries tracked by the GOMEZPRO DATA STATION.

    - ADVANCED DATA SERVICES. We sell subscriptions to our consumer market intelligence data and sell reports to e-commerce business. These services are delivered electronically and in print format at clients' requests.

    - ADVISORY SERVICES. We are paid on either a per-project or retainer basis to advise businesses interested in e-commerce on a variety of issues relating to our service offerings, market and new venture assessment, Web site evaluation and customer acquisition and retention.

    DIRECT COSTS OF NET REVENUES. Direct costs of net revenues consist principally of documentation, production, Web site administration and maintenance costs, and payroll and benefits related to research, advisory and delivery of our services.

    DIRECT MARKETING INCENTIVES. Direct marketing incentive payments consist of incentive payments we make to consumers who enter into transactions through our GOMEZ.COM Web site with participating providers.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, commissions and bonuses earned by sales and marketing personnel, costs of sales and marketing programs, and public relations costs. We believe that a significant increase in our sales and marketing efforts is essential for us to maintain our market position and to continue to build our brand and to further increase acceptance of our services. As a result, we expect that sales and marketing expenses will increase significantly and continue to account for a significant portion of our operating expenses.

    ENGINEERING. Engineering expenses consist primarily of salaries and related expenses for technical personnel and system development costs.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries and related expenses for management personnel, accounting, legal and administrative expenses, professional service fees and other general corporate expenses. We expect our general and administrative expenses to increase in absolute dollars as we expand our administrative staff and incur additional costs related to the anticipated growth of our business as a public company.

    STOCK BASED COMPENSATION. We recorded deferred stock-based compensation in connection with stock options granted and common stock issued during the fiscal year ended March 31, 1999 and the nine months ended December 31, 1999 related to our recapitalization in January 1999. The deferred stock-based compensation amount represents the difference between the exercise price of stock option grants or purchase price of common stock and the deemed fair value of our common stock on the date of grant or sale. These amounts are being amortized over the vesting periods of the applicable agreements. We currently expect the aggregate unamortized amount of $6.8 million to be expensed upon the closing of this offering.

    PROVISION FOR INCOME TAXES. No provision for federal and state income taxes has been recorded because we have experienced net losses since inception which have resulted in deferred tax assets. In light of our recent history of operating losses, we have provided a valuation allowance for our deferred tax assets as we are presently unable to conclude that it is more likely than not that the deferred tax asset will be realized.

RECAPITALIZATION OF GOMEZ ADVISORS

    Prior to January 22, 1999, we were a wholly-owned subsidiary of The Ashton Technology Group, Inc., or Ashton. On January 22, 1999, we entered into an exchange agreement with Ashton and certain of our officers and officers of Ashton. Under the exchange agreement, we converted $1,475,000 of debt owed to Ashton into shares of our common stock, which were then converted into 4,905 shares of Series A Preferred Stock. In addition, some executives of Ashton exchanged their equity interests in us and cash in the amount of $10,000 for 1,000,000 shares of our common stock. In connection with the exchange agreement, we issued an additional 631,000 shares of common stock to employees of Ashton at the direction of Ashton in April and May 1999. Also, in connection with the exchange agreement, our founders exchanged their equity interests in us, and cash in the amount of $21,030 for 2,103,000 shares of common stock, and options to purchase 3,003,000 shares of common stock.

RECENT DEVELOPMENTS

    In February 2000, we issued 1,996,273 shares of Series C Convertible Preferred Stock for proceeds of approximately $10,000,000.

    On February 18, 2000, we repurchased 98,039 shares of common stock from Mr. John Robb, our president and chief operating officer, at a purchase price of $5.10 per share, for an aggregate of $500,000.

    On February 23, 2000, we repurchased 500 shares of Series A Preferred Stock for $2,550,000 from the Ashton Technology Group, Inc., a greater than five percent beneficial stockholder. Each share of Series A Preferred Stock is convertible into 1,000 shares of common stock, and the purchase price of the Series A Preferred Stock in this transaction was based on an as converted value of common stock of $5.10 per share.

    On March 6, 2000 we repurchased 98,039 shares of common stock from Mr. Julio Gomez, our chairman of the board of directors and chief executive officer, at a purchase price of $5.10 per share, for an aggregate of $500,000.

RESULTS OF OPERATIONS

    In view of the rapidly changing nature of our business and our limited operating history, we believe that a historical comparison of revenue and operating results is not necessarily meaningful and should not be relied upon as an indication of future performance. This is particularly true of companies such as ours that operate in new and rapidly evolving markets. As a result, our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in their early state of development, particularly companies in new and rapidly evolving markets, such as ours.

    The table below sets forth certain of our consolidated statements of operations data expressed as a percentage of net revenues. The historical results are not necessarily indicative of results to be expected for any future period.

                                            INCEPTION             FISCAL YEAR               NINE
                                         (MAY 22, 1997)              ENDED              MONTHS ENDED
                                          TO MARCH 31,             MARCH 31,            DECEMBER 31,
                                              1998                   1999                   1999
                                       -------------------    -------------------    -------------------
                                                            (DOLLARS IN THOUSANDS)
Net revenues.........................   $ 298         100%    $  1,539        100%   $  3,241       100%

Costs and expenses:
  Direct costs of net revenues.......     216        72.4          781       50.7       2,312      71.3
  Direct marketing incentives........      --          --           --         --         486      15.0
  Sales and marketing................      75        25.1          365       23.7       4,244     130.9
  Engineering........................     268        89.8          754       49.0       1,753      54.1
  General and administrative.........      96        32.2          463       30.1       1,211      37.3
  Stock-based compensation...........      --         0.0       15,542    1,009.7       6,792     209.6
                                        -----      ------     --------   --------    --------    ------
    Total operating expenses.........     655       219.5       17,905    1,163.2      16,798    (518.2)

Loss from operations.................    (357)     (119.5)     (16,366)   (1063.2)    (13,557)   (418.2)

Other expense........................      --          --           --         --          --        --

Interest income......................      --          --            7        0.4          96       3.1

Interest expense.....................      --          --       (1,500)     (97.5)         (1)       --
                                        -----      ------     --------   --------    --------    ------

Net loss.............................   $(357)     (119.5)%   $(17,859)  (1,160.3)%  $(13,462)   (415.3)%
                                        =====      ======     ========   ========    ========    ======

    FISCAL YEAR ENDED MARCH 31, 1999 COMPARED TO THE NINE MONTHS ENDED
     DECEMBER 31, 1999

    NET REVENUES. Our net revenues were $1,539,000 for the fiscal year ended March 31, 1999 and $3,241,000 for the nine months ended December 31, 1999, representing an increase of $1,702,000, or 111%. Net revenues from GOMEZ.COM were $529,000 for the fiscal year ended March 31, 1999 and $1,485,000 for the nine months ended December 31, 1999, representing an increase of $956,000 or 181%. Net revenues from GOMEZPRO were $1,010,000 for the fiscal year ended March 31, 1999 and $1,757,000 for the nine months ended December 31, 1999, representing an increase of $747,000 or 74%. The increase in net revenue for GOMEZ.COM was attributable to the introduction of lead generation and transaction-based revenues on the GOMEZ.COM Web site in June 1999. The increase in net revenue for GOMEZPRO was attributable to an increase in the number of GOMEZPRO subscriptions and market data deliveries.

    DIRECT COSTS OF NET REVENUES. Direct costs of net revenues were $781,000 for the fiscal year ended March 31, 1999 and $2,312,000 for the nine months ended December 31, 1999, representing an increase of $1,531,000 or 196%. This increase was primarily attributable to the increase in salaries, overhead and production costs associated with the delivery of additional GOMEZPRO services during the nine months ended December 31, 1999.

    DIRECT MARKETING INCENTIVES Direct marketing incentives were $486,000 for the nine months ended December 31, 1999. We began making payments to our users in July 1999 who enter into transactions with participating online businesses through our GOMEZ.COM portal.

    SALES AND MARKETING. Our sales and marketing expenses were $365,000 for the fiscal year ended March 31, 1999 and $4,244,000 for the nine months ended December 31, 1999, representing an increase of $3,879,000 or 1,063%. This increase was primarily attributable to a radio advertising campaign in three major markets, as well as the public relations fees associated with the campaign. The increase also reflects an increase in sales and marketing personnel, promotional activities, as well as salaries and referral fees to recruit and hire sales managers, sales representatives and client managers.

    ENGINEERING. Engineering expenses were $754,000 for the fiscal year ended March 31, 1999 and $1,753,000 for the nine months ended December 31, 1999, representing an increase of $999,000 or 132%. This increase was attributable to an increase in personnel associated with continued development of our services.

    GENERAL AND ADMINISTRATIVE. Our general and administrative expenses were $463,000 for the fiscal year ended March 31, 1999 and $1,211,000 for the nine months ended December 31, 1999, representing an increase of $747,000 or 161%. This increase was primarily attributable to hiring additional employees to support the growth of our business.

    STOCK BASED COMPENSATION. We recorded stock based compensation expense of $15,542,000 for the year ending March 31, 1999 and $6,792,000 for the nine months ended December 31, 1999 related to common stock and common stock options issued as part of our recapitalization.

    LOSS FROM OPERATIONS. Our operating loss from operations was $16,366,000 for the fiscal year ended March 31, 1999 and $13,557,000 for the nine months ended December 31, 1999, representing a decrease of $2,809,000 or 17%. Our loss from operations from GOMEZ.COM was $8,360,000 for the fiscal year ended
March 31, 1999 and $7,322,000 for the nine months ended December 31, 1999. The $1,038,000 decrease in loss from operations was primarily attributable to the decrease in stock based compensation expense from $7,771,000 for the fiscal year ended March 31, 1999 to $3,396,000 for the nine months ended December 31, 1999. Operating expenses for GOMEZ.COM excluding stock based compensation increased primarily related to the hiring of additional employees and launching a marketing campaign. Our loss from operations from GOMEZPRO was $7,720,000 for the fiscal year ended March 31, 1999 and $4,974,000 for the nine months ended December 31, 1999. The $2,746,000 decrease in operating loss was primarily attributable to the decrease in stock based compensation expense from $7,771,000 for the fiscal year ended March 31, 1999 to $3,396,000 for the nine months ended December 31, 1999. Operating expenses for GOMEZPRO excluding stock based compensation increased primarily related to hiring additional employees, increased overhead expenses and development costs to support the growth of our business.

    INTEREST INCOME (EXPENSE), NET. Net interest expense was $1,493,000 for the year ended March 31, 1999 and net interest income was $95,000 for the nine months ended December 31, 1999, representing an increase of $1,588,000 or 106%. Our interest expense for the fiscal year ended March 31, 1999 was primarily the result of $1,500,000 of non-cash interest expense relating to the exchange of debt for shares of common stock pursuant to the exchange agreement with Ashton.

    NET LOSS. Our net loss was $17,859,000 for the year ended March 31, 1999 and $13,462,000 for the nine months ended December 31, 1999 as a result of the matters discussed above.

    PERIOD FROM INCEPTION (MAY 22, 1997) TO MARCH 31, 1998 COMPARED TO THE
     FISCAL YEAR ENDED MARCH 31, 1999

    NET REVENUES. Our net revenues were $298,000 for the period from inception (May 22, 1997) to March 31, 1998 and $1,539,000 for the year ended March 31, 1999, representing an increase of $1,241,000, or 416%. Net revenues from GOMEZPRO were $298,000 for the period from inception to March 31, 1998 and $1,010,000 for the fiscal year ended March 31, 1999, representing an increase of $712,000 or 239%. Net revenues from GOMEZ.COM were $529,000 for the fiscal year ended March 31, 1999, the first year we offered GOMEZ.COM services. The increase in net revenues from GOMEZPRO was primarily attributable to the increase in advisory services and advanced data services.

    DIRECT COSTS OF NET REVENUES. Direct costs of net revenues were $216,000 for the period from inception to March 31, 1998 and $781,000 for the fiscal year ended March 31, 1999, representing an increase of $565,000 or 262%. The increase was attributable to an increase in salaries, overhead and production costs associated with the delivery of additional services during the period ended March 31, 1999.

    SALES AND MARKETING. Our sales and marketing expenses were $75,000 for the period from inception to March 31, 1998 and $365,000 for the fiscal year ended March 31, 1999, representing an increase of $290,000 or 387%. This increase was primarily attributable to an increase in sales and marketing personnel, promotional activities, as well as, salaries and referral fees to recruit and hire sales managers, sales representatives and client managers.

    ENGINEERING. Engineering expenses were $268,000 for the period from inception to March 31, 1998 and $754,000 for the year ended March 31, 1999, representing an increase of $486,000 or 181%. This increase was primarily attributable to the increase in personnel associated with continued development of our services.

    GENERAL AND ADMINISTRATIVE. Our general and administrative expenses were $96,000 for the period from inception to March 31, 1998 and $463,000 for the year ended March 31, 1999, representing an increase of $367,000 or 382%. This increase was primarily related to hiring additional employees to support the growth of our business.

    STOCK BASED COMPENSATION. We recorded stock based compensation expense of $15,542,000 for the twelve months ending March 31, 1999.

    INTEREST INCOME (EXPENSE), NET. There was no interest expense for the period from inception to March 31, 1998. Net interest expense was $1,493,000 for the year ended March 31, 1999. This increase was primarily attributable to interest related to the exchange of shares pursuant to the exchange agreement with Ashton, offset by interest income from cash and cash equivalents.

    LOSS FROM OPERATIONS. Our loss from operations was $357,000 for the period from inception to March 31, 1998 and $16,366,000 for the year ended March 31, 1999, representing an increase of $16,010,000 or 4,497%. The loss from operations from GOMEZ.COM was $229,000 from inception to March 31, 1998 and $8,360,000 for the fiscal year ended March 31, 1999. The $8,131,000 increase in loss from operations was primarily attributable the recognition of stock based compensation expense of $7,771,000 in the fiscal year ended March 31, 1999 as well as the hiring of additional employees and increased overhead expenses to support the growth of our business. Our loss from operations from GOMEZPRO was $25,000 from inception to March 31, 1998 and was $7,720,000 for the fiscal year ended March 31, 1999. The $7,695,000 increase in loss from operations was primarily attributable to the recognition of stock based compensation expense of $7,771,000 in the fiscal year ended March 31, 1999.

    NET LOSS. Our net loss was $357,000 for the period from inception to March 31, 1998 and $17,859,000 for the year ended March 31, 1999 as a result of the matters discussed above.

SELECTED QUARTERLY RESULTS OF OPERATIONS

    The following table presents unaudited quarterly results of operations for calendar 1999 in absolute dollars and as a percentage of our net revenues for each quarter. These tables should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. This data has been derived from our unaudited financial statements that have been prepared on the same basis as the audited financial statements and include all adjustments (consisting only of normal recurring adjustments) that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. We believe quarter-to-quarter comparisons of our financial results are not necessarily indicative of the results of operations for any future period.

                                                                QUARTER ENDED
                            -------------------------------------------------------------------------------------
                                 MARCH 31,               JUNE 30,             SEPT. 30,              DEC. 31,
                                   1999                    1999                  1999                  1999
                            -------------------      ----------------      ----------------      ----------------
                                                           (DOLLARS IN THOUSANDS)
Net revenues..............  $    416      100.0%     $   630    100.0%     $ 1,009    100.0%     $ 1,603    100.0%

Costs and expenses:
  Direct costs of net
    revenues..............       329       79.1          566     89.8          816     80.9          930     58.0
  Direct marketing
    incentives............        --         --           --       --           64      6.3          422     26.3
  Sales and marketing.....        66       15.9          845    134.1        1,501    148.8        1,898    118.4
  Engineering.............       217       52.2          423     67.1          654     64.8          677     42.2
  General and
    administrative........       185       44.3          385     61.2          440     43.6          384     24.1
  Stock-based
    compensation..........    15,542    3,736.1        1,432    227.3        1,563    154.9        3,798    236.9
                            --------   --------      -------   ------      -------   ------      -------   ------
    Total operating
      expenses............    16,339    3,927.6        3,651    579.5        5,038    499.3        8,109    505.9

Loss from operations......   (15,923)  (3,827.6)      (3,021)  (479.5)      (4,029)  (399.3)      (6,506)  (405.9)

Interest income...........         1         --           41      6.5           21      2.1           32      2.0

Interest expense..........    (1,500)    (360.4)          --       --           --       --           --       --
                            --------   --------      -------   ------      -------   ------      -------   ------

Net loss..................  $(17,422)  (4,188.0)%    $(2,980)  (473.0)%    $(4,008)  (397.2)%    $(6,474)  (403.9)%
                            ========   ========      =======   ======      =======   ======      =======   ======

    We ran a radio advertising campaign commencing in the quarter ended
June 30, 1999 in three major markets. As a result of this campaign, both revenues and advertising expense included in sales and marketing increased substantially in the quarters ended September 30, 1999 and December 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, we have funded our operations primarily through private placements of our common stock and redeemable convertible preferred stock with venture capital firms and private investors and borrowings from The Ashton Technology Group, Inc. As of December 31, 1999, we have raised approximately $22.6 million, net of offering costs, from the sale of common stock and preferred stock.

    Net cash used in operating activities was $262,000 for the period from inception to March 31, 1998, $622,000 for the fiscal year ended March 31, 1999 and $4,360,000 for the nine months ended December 31, 1999. For each of these periods, net cash used in operating activities was primarily the result of net operating losses and changes in working capital, including accounts receivable and prepaid expenses and deferred revenues, offset in the fiscal year ended March 31, 1999 and the nine months ended December 31, 1999 by non-cash stock compensation expense of $15,542,000 and $6,792,000, respectively, and by non-cash interest expense of $1,500,000 during the fiscal year ended March 31, 1999.

    Net cash used in investing activities was primarily for purchases of property and equipment. Capital expenditures totaled $101,000 for the period from inception to March 31, 1998, $399,000 for the fiscal year ended March 31, 1999 and $1,884,000 for the nine months ended December 31, 1999. Our capital expenditures consisted of purchases of property and equipment operating resources to manage our operations, including computer hardware and software, office furniture and equipment and leasehold improvements. Purchases of computer equipment represent the largest component of our capital expenditures. We expect capital expenditures to increase for the foreseeable future as we increase the number of our employees, increase the size of our operating facilities, and improve and expand our information systems. For the year ending December 31, 2000, we anticipate that capital expenditures will be at least $5,000,000.

    Our financing activities provided $498,000 for the period from inception to March 31, 1998, $1,204,000 for the fiscal year ended March 31, 1999 and $22,364,000 in the nine months ended December 31, 1999. For the period from inception to March 31, 1998 and the fiscal year ended March 31, 1999, the proceeds consisted primarily of loans from The Ashton Technology Group, Inc. In the nine months ended December 31, 1999, $5,227,000 consisted of the net proceeds received in connection with the private placement of our Series B Redeemable Convertible Preferred Stock, and $17,267,000 consisted of the net proceeds received in connection with the private placement of our Series C Convertible Preferred Stock.

    As of December 31, 1999, we had $16,427,000 of cash and cash equivalents. Our principal commitments at December 31, 1999 consisted of $24,681,000 of the redeemable convertible preferred stock and the dividends thereon.

    As of December 31, 1999, we had net operating loss carryforwards of $7,526,000. These carryforwards expire through 2019. Under the provisions of the Internal Revenue Code, substantial changes in our ownership may limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset taxable income.

    We currently intend to use the net proceeds of this offering to market our existing services, to develop and market new products and services, to add personnel, to expand our network operations and physical facilities, for working capital, and for general corporate purposes, including possible acquisitions of or investments in complementary businesses, products or technologies. Although we have not identified any specific businesses, products or technologies that we may acquire or entered into any current agreements or negotiations with respect to any such transactions, from time to time we may evaluate such opportunities. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment-grade securities.

    Our future liquidity and capital resources will depend on numerous factors. For example, our pace of expansion will affect our future capital requirements, as well as deciding to further expand brand awareness at a more rapid pace. However, we believe that the proceeds of this offering, along with our existing balance of cash and cash equivalents will be sufficient to meet our working capital and anticipated capital expenditure needs for at least the next
12 months. Thereafter, we may require additional sources of funds to continue to support the business. We cannot assure you that such capital, if needed, will be available or will be available on terms acceptable us.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    As of December 31, 1999, we had cash and cash equivalents of $16,427,000 consisting of cash and highly liquid cash equivalents. Our interest income could be sensitive to changes in the general level of U.S. interest rates, particularly because most of our cash equivalents are invested in short-term debt instruments. We did not hold derivative financial instruments as of December 31, 1999 and have never held any such instruments. Currently all of our net revenues and expenses are denominated in U.S. dollars and as a result we have experienced no foreign exchange gains or losses to date. We do not expect to effect a material amount of transactions in foreign currencies during the year ending December 31, 2000. We have not engaged in foreign currency hedging to date.

RECENT ACCOUNTING PRONOUNCEMENTS

    The Securities and Exchange Commission issued Staff Accounting Bulletin
(SAB) No. 101, REVENUE RECOGNITION, in December 1999. This bulletin established guidelines for revenue recognition and is effective for periods beginning after March 15, 2000. We believe that the adoption of the guidance provided in SAB No. 101 will not have a material impact on future operating results.

    SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 is not expected to have a material impact on our consolidated financial statements.

                                    BUSINESS

OVERVIEW

    We help businesses grow online by providing them with targeted customer leads as well as data and tools relating to the e-commerce competitive environment and consumer marketplace. To address the consumer's time-consuming and confusing task of finding and selecting a provider of products and services on the Internet and the difficulty for e-commerce businesses to attract and retain customers, we have developed a proprietary methodology of collecting and cataloging consumer experience data. At the core of our GOMEZ.COM and GOMEZPRO service offerings is our proprietary database of online consumer experience data. This data is presented to consumers as our INTERNET SCORECARD ranking system. This unique ranking system defines the standards of quality in specific e-commerce industries and measures e-commerce providers in those industries against these standards. Our GOMEZ.COM portal provides objective e-commerce information that is designed to attract consumers who are in the process of selecting an e-commerce provider and who are, therefore, more likely to transact business contemporaneously with selecting that provider. Our GOMEZPRO.COM subscription Web site and additional GOMEZPRO services leverage our proprietary methodology by providing online consumer experience data and measurement tools that allow businesses to better formulate and execute their e-commerce strategy. We believe that through providing targeted lead generation and consumer experience measurement tools, we have developed a business model with multiple revenue streams that utilizes common resources and is replicable across industries and into international marketplaces.

    We provide targeted leads for e-commerce businesses through objective tools and content designed to help consumers select the most suitable e-commerce provider. The INTERNET SCORECARD ranking system and other tools and content provided on our GOMEZ.COM portal, make it easier for consumers to objectively identify and evaluate e-commerce businesses, engage in transactions with these businesses, learn more about select e-commerce industries and obtain special values on e-commerce products and services. We provide targeted leads to various companies including CarOrder.com, Charles Schwab and E*TRADE.

    We believe GOMEZPRO provides e-commerce businesses a unique solution for reducing the costs associated with acquiring and retaining customers. Through GOMEZPRO, we provide businesses with real-time data and analysis of customer experience. The detailed data that we summarize in our INTERNET SCORECARDS is provided to our GOMEZPRO clients, and we complement this data with analysis tools and additional services. Our data analysis tools enable e-commerce businesses to understand more effectively the e-commerce competitive environment, target e-commerce consumers to attract and retain more customers and align business strategies and initiatives with consumer needs. Because our GOMEZPRO services utilize the same proprietary data analysis tools used to develop our INTERNET SCORECARDS, we believe that we provide businesses with a unique ability to evaluate consumer experience and the detailed competitive landscape within e-commerce industries. The client base for GOMEZPRO and our advisory services includes "bricks and mortar" businesses seeking to establish an e-commerce presence as well as existing online businesses that seek the tools to execute their e-commerce strategy. A sample of these clients includes DLJDIRECT, Fidelity Investments and PayLess Drug Stores.

    Our growth strategy includes increasing the visibility of our INTERNET SCORECARDS in the media, which we believe will result in increased consumer awareness and use. Consequently, we believe increased consumer use will further business awareness of GOMEZ ADVISORS and greater demand for our services.

INDUSTRY BACKGROUND

    The Internet is a rapidly growing global interactive medium, enabling millions of people to share information, communicate and conduct business. According to a June 1999 International Data Corporation, or IDC, study, there were over 140 million Internet users worldwide at the beginning of 1999. IDC estimates Internet users will grow to over 500 million in 2003, representing a 29%
compound annual growth rate. Of these worldwide users, IDC estimates that there were over 62 million Internet users in the United States at the beginning of 1999, which they expect to grow to over 175 million in 2003.

    As the Internet has become more popular, it has emerged as a primary business channel and has fueled strong growth in the number and total value of e-commerce transactions. According to IDC, the total worldwide value of e-commerce transactions in 1999 was $111.4 billion and is projected to grow to $1.3 trillion in 2003. This represents a compound annual growth rate of 85.4%. Consequently, consumers have an increasing need for data and tools to help them quickly and efficiently identify and evaluate the e-commerce businesses that will provide them with the experience that best suits their needs. Likewise, e-commerce businesses seek the data and tools to enable them to accurately measure the consumer's online experience. Understanding the consumer's online experience will enable e-commerce businesses to improve that experience, reduce customer acquisition costs and compete more effectively.

    From a consumer's perspective, the need for direction and guidance in identifying and evaluating e-commerce businesses is growing as the number of e-commerce businesses increases total retail sites. For example, according to dmoz.com, a collaborative effort organized by Netscape to create an open directory of Internet sites, as of April 5, 2000 there were 2,130 Web sites selling books, 1,975 Web sites selling cars and 4,427 Web sites selling sporting goods. We believe many of these businesses are unknown to the average consumer.

    The following table, which represents typical search results for a sampling of e-commerce provider categories, presents the magnitude of the challenge facing consumers in identifying the providers that best suit their needs.

    REPRESENTATIVE SEARCH RESULTS FOR E-COMMERCE BUSINESSES FROM LEADING SEARCH ENGINES(1)

                                                              SEARCH RESULTS
                                            ---------------------------------------------------
TERM SEARCHED                                LYCOS     GO NETWORK   ALTA VISTA   NORTHERN LIGHT
-------------                               --------   ----------   ----------   --------------
Online Brokers............................  178,782    5,352,461       7,484        373,100
Online Pharmacies.........................   29,405    5,352,455       3,626        160,185
Online Toy Stores.........................   40,455    5,352,444         954         81,395
Online Travel Agents......................  114,152    5,352,452       2,845        218,745

------------------------

(1) Measured as of April 12, 2000

    Even Yahoo!, a popular directory of Web sites, can overwhelm consumers with hundreds or thousands of alphabetically ordered listings. For instance, the Yahoo! directories for online brokers and travel agents listed 366 and 210 matches, respectively, as of April 12, 2000.

    Businesses are equally challenged by the dramatic growth in the e-commerce market. The proliferation of e-commerce businesses makes it increasingly expensive to acquire customers. Many e-commerce businesses have embarked on advertising campaigns, which we believe have generally yielded unsatisfactory results. According to Forrester Research, worldwide Internet advertising spending is expected to grow from $3.3 billion in 1999 to $24.1 billion in 2003. This represents a compound annual growth rate of 64%. Consumer response to banner advertising, however, has led advertisers and marketers to question the effectiveness of such marketing campaigns. According to Jupiter Communications, an internet market research firm, online direct marketing programs offer 5% to 15% response rates compared to response rates for "banner" ads which have declined from 2.0% to 0.5% over the past two years. Furthermore, even when advertising campaigns result in increased Web site traffic, we believe that many consumers leave Web sites without transacting business due to deficiencies in product and service offerings. Therefore, businesses must find more effective and cost-efficient means of competing by understanding and responding effectively to the needs and desires of e-commerce consumers, evaluating their product and service offerings in comparison to their competitors and targeting the e-commerce consumers on which to focus their marketing and selling efforts.

THE GOMEZ ADVISORS SOLUTION

    To address the consumer's time-consuming and confusing tasks of finding and selecting a provider of products and services on the Internet and the difficulty for e-commerce businesses to attract and retain customers, we have developed a proprietary methodology of collecting and cataloging consumer experience data. This data is presented to consumers as our INTERNET SCORECARD ranking system. This unique ranking system defines the standards of quality in specific e-commerce industries and measures e-commerce providers in these industries against these standards. For example, the following chart illustrates how we simplify the consumer's task of selecting an e-commerce provider by filtering the thousands of possible providers to an ordered list of industry leaders:

                                          LYCOS SEARCH    PROVIDERS EVALUATED   PROVIDERS RANKED
INDUSTRY SCORECARD                       ENGINE HITS(1)    BY GOMEZ ADVISORS      ON GOMEZ.COM
------------------                       --------------   -------------------   ----------------
Online Brokers.........................      178,782              142                  57
Online Pharmacies......................       29,405               33                  10
Online Toy Stores......................       40,445              208                  18
Online Travel Agents...................      114,152               51                  25

------------------------

(1) As of April 12, 2000

    To narrow the number of Web sites evaluated and ultimately ranked, we apply minimum standards of service to identify those firms that serve at least regional or national audiences and that provide a broad range of services.

GOMEZ.COM

    We provide targeted leads for e-commerce businesses through objective tools and content designed to help consumers select the most suitable e-commerce provider. Our GOMEZ.COM portal is designed to attract consumers who are in the process of selecting the e-commerce provider that best meets their needs and who are, therefore, more likely to transact business contemporaneously with selecting that provider. We believe that focusing on consumer needs increases the likelihood that a consumer will transact business online and, therefore, become a source of targeted leads for e-commerce providers. We believe that our targeted lead generation provides a better return on marketing investments for e-commerce providers. The tools and content provided on our GOMEZ.COM portal make it easier for consumers to:

    - IDENTIFY AND EVALUATE E-COMMERCE BUSINESSES. Our GOMEZ.COM portal enables consumers to identify and evaluate e-commerce businesses by providing objective data and analysis through our proprietary SCORECARD rankings, comparison tools, consumer polls and consumer ratings and reviews. Our SCORECARDS evaluate and compare the online service offerings of businesses in 28 e-commerce industries. In addition to the overall rankings, our SCORECARDS also rank e-commerce businesses based on customized consumer profiles.

    - ENGAGE IN TRANSACTIONS WITH RATED E-COMMERCE BUSINESSES. Our GOMEZ.COM portal provides a direct link to the site of every business that we review and rank. By aggregating information about all major companies in an industry, we simplify the navigation and searching process for the e-commerce consumer. Our GOMEZ.COM portal gives consumers the ability to request information online, initiate online transactions and open accounts with many e-commerce businesses. Furthermore, because our SCORECARDS serve to create awareness of and comfort with the industries we cover, we believe consumers using our GOMEZ.COM portal are more likely to engage in online transactions.

    - LEARN MORE ABOUT SELECT E-COMMERCE INDUSTRIES AND TOPICS. Our Web site displays targeted content designed to increase consumer knowledge of e-commerce industries and, consequently, consumer comfort level in transacting business online. For example, through the GOMEZWIRE feature of GOMEZ.COM, we provide news, editorials and original commentary written by our staff and non-staff writers and others, as well as selected articles from syndicated sources. Our JUMPSTART feature provides educational content and tutorials relating to information that we believe is of interest to consumers.

    - OBTAIN SPECIAL VALUES ON E-COMMERCE PRODUCTS AND SERVICES. We provide consumers with special savings on e-commerce products and services in our SAVINGS CENTER on GOMEZ.COM. Through the SAVINGS CENTER, visitors to GOMEZ.COM may take advantage of promotions, many of which are exclusive to our users, on products and services in over 15 targeted e-commerce industries.

    Because consumers using our tools and content are more likely to understand e-commerce industries and the businesses within those industries, we believe that they are more likely to transact business online.

GOMEZPRO

    Our GOMEZPRO.COM subscription Web site and additional GOMEZPRO services leverage our proprietary methodology by providing online consumer experience data and measurement tools that allow businesses to better formulate and execute their e-commerce strategy. The foundation of our GOMEZPRO.COM subscription Web site is the underlying data used to create our SCORECARDS on GOMEZ.COM. Through our GOMEZPRO DATA STATION, businesses receive access to SCORECARD data in greater depth than provided to consumers and have access to historical tracking data. For example, the underlying real time historical Web site performance data that is used as a criteria for our SCORECARDS is made available to businesses who subscribe to the GOMEZPRO DATA STATION. This data, combined with real time access to consumer polls and surveys of consumers on GOMEZ.COM and affiliated Web sites, provides e-commerce professionals with consumer experience measurement tools. Our GOMEZPRO services are designed to enable e-commerce businesses to:

    - UNDERSTAND THE E-COMMERCE COMPETITIVE ENVIRONMENT. With GOMEZPRO, we have built upon our e-commerce consumer-based expertise to offer e-commerce businesses an industry tool to more effectively understand the online competitive environment. The focus of our GOMEZPRO DATA STATION has grown out of our consumer-focused SCORECARDS and analysis in targeted e-commerce industries. Because the GOMEZPRO DATA STATION is the primary outlet for analysis used to develop our SCORECARDS, we believe it provides e-commerce businesses unparalleled competitive detail of their particular industry.

    - TARGET E-COMMERCE CONSUMERS TO ATTRACT AND RETAIN MORE CUSTOMERS. Our GOMEZPRO DATA STATION also provides tools to measure and evaluate e-commerce Web site performance, consumer experience, consumer behavior and the competitive position of e-commerce businesses. The industry-specific consumer information and analysis provided to e-commerce businesses via the GOMEZPRO DATA STATION are valuable resources that help them decide which consumers to target, what features to add and what providers might offer those features. Furthermore, because of our access to GOMEZ.COM users, we are able to survey consumers and communicate real-time results of those surveys on the GOMEZPRO DATA STATION. These surveys provide e-commerce businesses with consumer information that complements our other data and tools.

    - ALIGN BUSINESS STRATEGIES AND INITIATIVES WITH CONSUMER NEEDS. We have a team of advisors to assist firms in applying the data presented by GOMEZPRO services to their e-commerce business strategies. In particular, our advisors provide briefings to highlight each industry's competitive landscape, new venture assessments of proposed online endeavors and Web site benchmarking compared to industry norms.

    We believe that the interplay between the tools available through the GOMEZPRO DATA STATION and the exposure to anonymous consumer information gathered from the GOMEZ.COM portal better enable e-commerce businesses to attract and retain customers.

OUR GROWTH STRATEGY

    Our objective is to be the leading provider of customer acquisition and retention solutions to e-commerce businesses. To achieve our objective we intend to:

    BUILD ON OUR EXISTING BRAND AWARENESS AND MAINTAIN THE TRUST OF E-COMMERCE CONSUMERS AND BUSINESSES. To date, we have built brand awareness by emphasizing public exposure of our industry analysts and SCORECARDS through targeted radio and other national media coverage. We believe that our SCORECARDS have become a leading source on the analysis of e-commerce businesses as evidenced by over 300 media mentions a month for each of the last six months on cable networks such as CNN and CNBC and in publications such as THE NEW YORK TIMES and THE WALL STREET JOURNAL. Media validation of our SCORECARDS serves to build trust in our brand, awareness of our services and generates additional customer leads for the businesses we rank. We intend to increase the existing brand awareness of GOMEZ ADVISORS and our services among consumers and e-commerce businesses by:

    - continuing to develop our profile as a trusted expert in the industries that we analyze through media exposure of our SCORECARDS and industry analysts;

    - using a targeted advertising campaign including radio, print and television advertising;

    - expanding our strategic relationships with major online portals and service providers;

    - providing syndicated GOMEZ.COM content and tools linked to the GOMEZ.COM portal to members of the GOMEZ ALLIANCE network of third party Web sites;

    - promoting the use of our "Seal of Approval" to businesses which receive superior rankings on our SCORECARDS;

    - increasing awareness of special promotions through GOMEZWIRE, so that consumers will be more likely to use GOMEZ.COM when seeking to transact business online; and

    - expanding the use of our merchant certification symbol, which certifies e-commerce providers as having satisfied certain objective minimum standards of quality.

    We believe that we have established a trusted brand of e-commerce information analysis tools. We intend to maintain this trust by continuing to apply our proprietary methodology on a consistent basis and maintaining the confidentiality and privacy of consumer information.

    SYNDICATE OUR CONTENT TO INCREASE CONSUMER EXPOSURE TO OUR SERVICES. In March 2000, we established the GOMEZ ALLIANCE network of third party Web sites which provide syndicated GOMEZ.COM content and tools with links to the GOMEZ.COM portal. We believe that third party Web sites will find membership in the GOMEZ ALLIANCE network beneficial because it will provide those Web sites with valuable objective content, incentives and promotions for visitors to those Web sites and a revenue stream from transactions completed by those visitors referred to GOMEZ.COM. In addition to reinforcing our brand awareness, we expect our GOMEZ ALLIANCE network to increase leads for our e-commerce clients.

    EXPAND OUR GOMEZ.COM SERVICE OFFERINGS TO ADDITIONAL INDUSTRIES. We intend to expand our service offerings into industries that are likely to be confusing to consumers such as those characterized by a large number of e-commerce transactions or high value transactions that are offered by a large number of providers. We prioritize our expansion within those industries by examining the size of the industry, the value of customer relationships, the number of competing businesses and whether our existing SCORECARDS are easily adaptable to them. We believe that because of our expertise and easily adaptable proprietary methodology, we are able to penetrate new markets rapidly and efficiently. For example, since August 1, 1999, we have implemented SCORECARD coverage of 23 new industries, including Internet mortgages, Internet auto buying and Internet airlines. We currently intend to expand our SCORECARDS to include additional industries, such as Internet service providers, Internet credit card providers and wireless communications providers.

    EXPAND GOMEZPRO SERVICES INTO E-COMMERCE INDUSTRIES FOR WHICH WE PROVIDE SCORECARDS. We intend to leverage our warehouse of consumer experience data and the expansion of GOMEZ.COM by offering GOMEZPRO services in many of the same industries that our SCORECARDS rank. We believe that expanding the industries covered by GOMEZ.COM increases SCORECARD visibility in the media, and results in increased consumer awareness and use. Consequently, consumer use results in business awareness of GOMEZ ADVISORS and greater demand for our services. Since March 1999, we have offered GOMEZPRO services in the Internet brokerage and banking industries. In February 2000, we expanded our GOMEZPRO service offerings into 23 additional e-commerce industries.

    EXPAND OUR INTERNATIONAL EFFORTS IN SELECTED MARKETS. With e-commerce proliferation occurring worldwide, we intend to create market specific SCORECARDS replicating both GOMEZ.COM and GOMEZPRO services internationally. We believe that some of the same conditions that fostered the emergence of e-commerce in the United States are now occurring in Europe and Asia. These conditions include telecommunications deregulation and unrestricted Internet access. Accordingly, we have recently established subsidiaries and opened offices in London, England, and Tokyo, Japan. We expect to introduce INTERNET BROKER SCORECARDS in Japan and the United Kingdom in the second quarter of 2000.

OUR SERVICE OFFERINGS

GOMEZ.COM

    We believe that the key to providing targeted leads for e-commerce businesses is to focus on consumer needs by providing objective tools and content to help consumers select the most suitable e-commerce businesses for their needs. Our consumer-focused GOMEZ.COM portal attracts and serves transaction oriented consumers by providing:

    - proprietary SCORECARD rankings;

    - editorial and educational content;

    - search and navigation capabilities; and

    - targeted promotions.

    SCORECARDS. The primary feature of our GOMEZ.COM portal is our SCORECARDS. Each SCORECARD is a unique ranking system, based on our proprietary methodology that evaluates and compares the online service offerings of e-commerce businesses in a particular industry. As of March 31, 2000, we featured SCORECARDS for the following industries on GOMEZ.COM:

                                   E-COMMERCE    E-COMMERCE                        NUMBER OF
                                   PROVIDERS     PROVIDERS       NUMBER OF         CUSTOMIZED
SCORECARD INDUSTRY                EVALUATED(1)   RANKED(2)    REVIEW CRITERIA   RANKING PROFILES    LAUNCH DATE
------------------                ------------   ----------   ---------------   ----------------   --------------
PERSONAL FINANCE
  Internet Banking..............       293           60             188                 5            June 1998
  Internet Broker...............       142           57             290                 5            June 1997
  Internet Home Buying..........        22           17             195                 4           January 2000
  Internet Insurance............        56           11             166                 4           August 1999
  Internet Mortgages............        38           21             144                 4           October 1999

TRAVEL
  Internet Airlines.............        51           13             182                 4          September 1999
  Internet Car Rental...........        22            9             147                 5          December 1999
  Internet Hotel Services.......        54           38             185                 4            March 2000
  Internet Travel Agent.........        51           25             227                 4           October 1998

SHOPPING
  Internet Apparel Store........       195           18             159                 5          September 1999
  Internet Bookseller...........       147           32             215                 4          December 1998
  Internet Gifts................       215           18              85                 5          November 1999
  Internet Music Store..........       170           25             168                 5           August 1999
  Internet Sports Store.........       260           10             145                 5           August 1999
  Internet Toy Store............       208           18             167                 5          December 1999
  Internet Video Store..........        94           31             159                 5           August 1999

AUTOS
  Internet Auto Buying..........       112           12             204                 5           August 1999
  Internet Auto Manufacturers...        41           27             159                 5          December 1999

DYNAMIC PRICING
  Internet Auctions.............       208           20             157                 4            April 1999
  Internet Buying Services......        18           13             134                 4          February 2000

HEALTH
  Internet Drug Store...........        33           10             213                 4           August 1999
  Internet Health Content.......        33           21             201                 5           January 2000

COMPUTERS & OFFICE
  Internet Computer Store.......       231           27             135                 4           October 1999
  Internet Electronics Store....       174           14             219                 5          December 1999

HOME & GARDEN
  Internet Furniture Store......        56           12             135                 4          September 1999
  Internet Grocery Services.....        20           11             134                 4           August 1999
  Internet Home Furnishings
    Store.......................        57           23             177                 4            March 2000
  Internet Pet Store............        39           10             168                 5           August 1999

------------------------------

(1) Indicates the number of e-commerce providers actively evaluated to determine whether they satisfy minimum service levels to be ranked by us.

(2) All e-commerce providers which satisfy our minimum service levels are ranked regardless of their business relationship with us.

    Our SCORECARD rankings are publicly available on GOMEZ.COM and are updated quarterly. We currently intend to expand our SCORECARDS to include additional industries, such as Internet service providers, Internet credit card providers and wireless communications providers.

    A standard objective methodology applies to all SCORECARDS we create. In developing our SCORECARDS, we first establish objective evaluation criteria based on our proprietary methodology. To create the criteria, we review all of the features and services that are delivered online, and to some degree offline, across an industry. We then evaluate and finalize the criteria through an internal peer review process. Once a SCORECARD framework is developed, we assemble data and prepare objective analysis of the Web sites in a particular industry using a binary, or yes/no, method to determine whether specific criteria are satisfied. This rigid process ensures objectivity and consistency in data assembly and analysis over time. Our analysts collect data using the following methods:

    - Web site examination;

    - performance monitoring of secure and non-secure Web site pages;

    - pricing transactions;

    - mock transactions or account opening;

    - customer service interaction by telephone and through the Internet; and

    - supplemental questionnaires completed by providers.

    We determine which providers are ranked within an industry by applying objective minimum acceptable standards to their products or services. These standards include requiring the provider's product or service offerings to be available nationwide or within a broad geographic region and the availability of a broad range of products and services. Providers not satisfying our minimum ranking standards are not ranked. Furthermore, all providers which satisfy our minimum ranking standards are ranked regardless of their desire to be ranked or not.

    After identifying, gathering and analyzing data on e-commerce businesses, we rank these businesses according to industry and provide consumers with the ability to sort through and view our rankings according to the following five key standard categories:

    - ease of use;

    - customer confidence;

    - on-site resources;

    - relationship services; and

    - overall cost.

    In addition to the overall rankings based on the five key standard categories, our SCORECARDS also rank e-commerce businesses based on four to five additional customized consumer profiles particular to each industry we rank. For example, our INTERNET TRAVEL AGENT SCORECARD ranks online travel agencies based on consumer profiles for a business traveler, a leisure traveler and a bargain traveler and our INTERNET CAR RENTAL SCORECARD ranks online car rental agencies based on consumer profiles for road warriors, vacationers, bargain hunters and occasional renters.

    CONTENT. Our Web site displays content designed to increase consumer knowledge of e-commerce industries and, consequently, consumer comfort level in transacting business online. In addition to our SCORECARDS, GOMEZ.COM contains editorial and educational content relating to each of the e-commerce industries that we analyze. Through the GOMEZWIRE feature of GOMEZ.COM, we provide news, editorials and commentary. Many of the articles published on GOMEZWIRE are written by our staff and based on our proprietary analysis. We also publish third-party editorials written expressly for GOMEZWIRE, as well as selected articles from syndicated sources. ASK GOMEZ is a knowledge-based tool that helps consumers find the information and tools most appropriate for them on GOMEZ.COM. Our JUMPSTART features provide educational content and tutorials relating to information that we believe is of interest to consumers. For instance, our Online Mortgage Primer JUMPSTART provides educational content explaining the application and funding process, useful calculators to set budgets and select the right loan and other subjects that are likely to be of interest to a consumer researching online mortgages.

    SEARCH AND NAVIGATION. We provide a direct link from GOMEZ.COM to the site of every business that we rank. By aggregating information about and access to all major companies within an industry on one Web site, we simplify the navigation and searching process for the e-commerce consumer.

    TARGETED LEAD GENERATION. An important aspect of our GOMEZ.COM site is that our content provides consumers with the incentive to initiate online transactions or open accounts with e-commerce businesses. Our lead generation process promotes transactions by allowing consumers viewing our SCORECARDS to easily request information online from each e-commerce business we rank. Furthermore, we provide consumers with special promotions on e-commerce products and services in our online SAVINGS CENTER on GOMEZ.COM. Through the SAVINGS CENTER, visitors to our site may take advantage of promotions, many of which are exclusive to GOMEZ.COM users, on products and services in over 15 targeted e-commerce industries. By aggregating rankings, promotions and links to the sites of e-commerce businesses in one place, consumers are encouraged to complete e-commerce transactions.

GOMEZ.COM REVENUE MODEL

    We generate revenues by promoting contact between consumers and businesses in industries for which we provide SCORECARDS or merchant certification. We believe that consumers who use GOMEZ.COM are in the process of selecting which e-commerce provider meets their particular needs and are, therefore, more likely to transact business contemporaneously with selecting that provider.

    We charge businesses that have agreed to pay for lead generation a fee when a consumer engages in designated transactions with such businesses via our Web site. These fees vary based on the type of transaction the consumer conducts with the participating provider. We focus on generating fees from leads that result in high value transactions and customer acquisitions in industries where the customer acquisition cost is relatively high. For example, Internet automobile sellers pay us a fee for leads which result in automobile sales by such automobile sellers to consumers who arrive at the automobile seller's Web site through GOMEZ.COM. We believe that our lead-based revenue model provides a better return on marketing investment for e-commerce providers because they pay us only if consumers transact business with them.

    Not all of the industries in which we provide SCORECARDS generate significant GOMEZ.COM revenues. In industries where transaction values and customer acquisition costs are lower, we provide our SCORECARDS primarily to enhance value to consumers and to expand our database of consumer experience data available for our GOMEZPRO services.

GOMEZPRO

    Our GOMEZPRO.COM subscription Web site and additional GOMEZPRO services utilize our proprietary data collection and cataloging methodology by providing online consumer experience measurement tools that allow businesses to better execute their e-commerce strategy. With GOMEZPRO, we have built upon our e-commerce consumer-based expertise to offer e-commerce businesses a useful tool to more effectively understand the online competitive environment and reduce customer acquisition costs. The GOMEZPRO services we currently offer consist of our GOMEZPRO DATA STATION, GOMEZPRO ADVANCED DATA SERVICES AND TOOLS and GOMEZPRO ADVISORY SERVICES.

    GOMEZPRO DATA STATION. The focus of the GOMEZPRO DATA STATION has grown out of our consumer-focused SCORECARDS and analysis in various e-commerce industries. Because the GOMEZPRO DATA STATION is the primary outlet for analysis used to develop our SCORECARDS, we believe it provides e-commerce businesses an unparalleled competitive overview of the particular industry. Subscribers to the GOMEZPRO DATA STATION receive the following data analysis tools:

    - IN DEPTH ACCESS TO AND ANALYSIS OF THE DATA COMPILED TO DEVELOP SCORECARDS. Subscribers receive a more thorough analysis of the consumer online experience based on the same proprietary methodology used to develop our SCORECARDS. This data allows businesses to view current and historical SCORECARD results across multiple customized viewing profiles, compare their Web site's features against their competitors' Web site features and analyze factors important to consumer experience across multiple industries.

    - COMPARATIVE UP TO THE MINUTE WEB SITE PERFORMANCE REPORTS. Our up to the minute Web site performance reports monitor the reliability of and speed at which Web pages are downloaded and displayed from multiple geographic locations. These reports allow our clients to continuously monitor both the public and secure portions of their Web sites. Additionally, our automated service continually collects Web page download and display speed data from all of the companies in each SCORECARD industry and aggregates the data into easy to understand charts, graphs and tables. This tool enables e-commerce businesses to analyze the aggregated data to determine their Web sites' strengths and weaknesses compared to their competitors' offerings. For example, an online broker can directly compare its Web site performance against any other SCORECARD ranked provider for all performance metrics. We believe our Web site performance monitoring tool is the only one that combines the analysis of secure and public access Web site data, comparative Web site performance, and current and historical industry-specific performance data.

    - POLLS AND SURVEYS ANALYZING CONSUMER BEHAVIOR. We display up to the minute polls and surveys of consumers using the GOMEZ.COM Web site and other consumer Web sites, so that e-commerce businesses can gauge prevailing consumer sentiment. These polls and surveys typically include between 300-500 respondents and address current e-commerce events and industry trends. For example, we have polled consumers regarding their comfort ordering products online during the holiday season and sought their responses to recent e-commerce businesses systems failures due to "hacker" attacks.

    - INDUSTRY ANALYSIS. Through our SCORECARD process, industry events and vendor briefings, our analysts generate analysis on a series of topics on a weekly basis. This analysis helps our clients identify the competitive landscape, prioritize development efforts and reduce customer acquisition costs. Briefs are published frequently, providing insight and recommended actions to help e-commerce professionals make decisions on a timely basis. In addition, our vendor briefings provide detailed analysis of vendors that provide infrastructure and services to the e-commerce industries we rank.

    - E-COMMERCE NEWS AND ANALYSIS. In addition to our own analysis, our real-time filtered data feed provides industry specific filtered news which allows subscribers to keep abreast of the latest developments in e-commerce.

    We believe that e-commerce businesses will increasingly recognize that the industry-specific analysis and consumer information provided via the GOMEZPRO DATA STATION are useful resources that can help them build more competitive products and services and attract and retain e-commerce customers.

    GOMEZPRO ADVANCED DATA SERVICES. We believe that many users of the GOMEZPRO DATA STATION will find that they have particular needs for certain tools and more detailed industry data that complement those provided in our GOMEZPRO data station. To address this need, we have developed advanced services available through the GOMEZPRO.COM Web site. We have initially focused on creating consumer market data to complement our GOMEZPRO services. Our consumer market intelligence services include subscriptions to a range of market research data in the banking, brokerage and retail industries. We intend to expand these services into additional industries including health and travel.

    In addition, our analysts combine this market research with polls and surveys of consumers using GOMEZ.COM and our affiliates' Web sites to create bi-annual market studies and monthly trend-analysis. These studies are organized using the same five key standard categories that organize our SCORECARDS. For example, our "State of Online Investing" report contains general online investing industry information and industry specific analysis provided by our analysts that is organized according to various consumer investor profiles. Furthermore, we are continuing to build relationships with leading market research firms to create market research materials relating to online services. We believe that our industry specific research and analysis provides e-commerce businesses with an advanced tool to help them compete more effectively in the Internet marketplace.

    GOMEZPRO ADVISORY SERVICES. We have a team of advisors to assist firms in applying the data presented by GOMEZPRO services to their e-commerce business strategies. In particular, our advisors provide briefings to highlight each industry's competitive landscape, new venture assessments of proposed online endeavors and Web site benchmarking compared to industry norms. Among the clients we serve are systems integrators who build Web-based platforms for clients seeking effective e-commerce solutions.

GOMEZPRO REVENUE MODEL

    We generate revenues through GOMEZPRO in the following ways:

        GOMEZPRO DATA STATION REVENUES. We sell annual subscriptions to the GOMEZPRO DATA STATION to e-commerce businesses. Each subscription provides businesses with access to our GOMEZPRO.COM Web site where the basic suite of GOMEZPRO DATA STATION services are featured. Subscriptions are provided on a company-wide basis and vary according to the industry tracked. For additional subscription fees, businesses have the opportunity to gain access to additional industries presented in the GOMEZPRO DATA STATION. We believe that the current growth in e-commerce will increase our opportunities to generate revenues from businesses within newly developed industries and from existing clients which desire to track the development of new industries.

        GOMEZPRO ADVANCED DATA SERVICES REVENUES. We sell subscriptions to our consumer market intelligence data and sell reports to e-commerce business. These services are delivered electronically and in print form at clients' requests.

        GOMEZPRO ADVISORY SERVICE REVENUES. We are paid on either a per-project or retainer basis to advise and consult with e-commerce businesses on a variety of issues relating to our service offerings, market and new venture assessment, Web site evaluation and customer acquisition and retention.

STRATEGIC RELATIONSHIPS

    We believe that forming strategic relationships with third party Web sites can increase our brand awareness and be a source of significant lead generation to our GOMEZ.COM portal. We have developed relationships with third parties toward meeting these goals. We have relationships with major online portals and service providers, such as America Online, Hoovers, Cnet.com and ZDnet. These online portals and service providers feature our content and links to the GOMEZ.COM portal. We believe that our GOMEZ.COM content and tools are highly desirable to portals and service providers. We intend to continue to pursue relationships with third parties that will provide the largest possible audience for our services.

INTERNATIONAL OPERATIONS

    Having established a business model in the United States, we have begun our international expansion efforts by initially targeting two markets with e-commerce characteristics similar to United States markets. We believe that some of the same conditions that fostered the emergence of e-commerce in the United States are now occurring in Europe and Asia. These conditions include telecommunications deregulation and unrestricted Internet access. We recently established subsidiaries and opened offices in London and Tokyo in order to fulfill the need for British and Japanese consumers to identify and evaluate e-commerce businesses suitable for their particular needs. We intend to develop SCORECARDS for some of the same e-commerce industries we serve in the United States, but with criteria specifically tailored for the British and Japanese markets. We expect to introduce INTERNET BROKER SCORECARDS in Japan and the United Kingdom in the second quarter of 2000. In addition, we expect to introduce our service offerings to other major European and Asian markets.

SALES AND MARKETING

    We have a direct sales force that targets e-commerce businesses within the industries we rank. Our sales force is currently divided into two segments, each with a particular focus:

    - GOMEZ.COM. Our GOMEZ.COM sales force primarily focuses on establishing performance marketing arrangements with e-commerce businesses whereby we receive payments for leads generated. Furthermore, this sales force is currently seeking to expand the membership of our GOMEZ ALLIANCE network.

    - GOMEZPRO BUSINESS WEB SITE. With respect to our GOMEZPRO DATA STATION and advanced data and tools, our sales staff primarily targets companies within the industries we analyze. Furthermore, our sales representatives work with our clients to find the appropriate blend of advanced data and tools to complement the GOMEZPRO DATA STATION. To further meet our clients' needs, our sales representatives make our advisory services available to supplement our service offerings.

    Our sales representatives receive a base salary and we motivate their performance by structuring commissions based on revenue and sales goals.

    Our primary marketing objective is to build a trusted brand of e-commerce information analysis tools. To date, our other marketing efforts have consisted of public relations efforts with national media outlets and limited radio advertising in select, targeted markets. In addition, through our SCORECARDS, we have begun to establish the GOMEZ ADVISORS brand among our targeted consumer group. Our SCORECARDS have been cited frequently by national and trade publications as a leading authority on online service offerings. Members of our management team and analyst staff are frequently quoted by national newspapers and magazines and appear on television programs as industry experts.

    We have begun to market our services to further build our brand, increase awareness of GOMEZ.COM and increase demand for our GOMEZPRO services. In addition to continuing our public relations efforts with national media outlets and limited radio advertising, our current marketing strategies include:

    - CONSUMER INCENTIVES. We promote our lead generation program by providing incentives for consumers to conduct transactions or open accounts through GOMEZ.COM. These incentives include cash payments, gift certificates and other benefits.

    - ONLINE AND TRADITIONAL ADVERTISING. We intend to expand our current efforts by implementing a targeted, multi-media advertising campaign that will include both online and traditional advertising and promotions. We expect to increase our visibility through speaking engagements, print media, radio, television, Internet media, direct mailing, industry and trade show appearances and distribution of press and sales kits.

    - ALLIANCES. We believe that strategic relationships with leading Internet service providers and portals will increase awareness of the GOMEZ ADVISORS brand by exposing the users of these sites to our knowledge and insights. We currently have several strategic relationships that provide for the distribution of our editorial content on other Web sites and we continue to evaluate potential alliances. In addition, in March 2000, we established the GOMEZ ALLIANCE network, which provides syndicated GOMEZ ADVISORS content to third party Web sites with links to the GOMEZ.COM portal.

    - LEVERAGE THE GOMEZ ADVISORS BRAND. Businesses have begun to quote our rankings in their own advertisements and on their own Web sites and we have recently begun to license the use of our "Seal of Approval" to businesses which receive superior rankings on our SCORECARDS. As businesses continue to use our rankings and our "Seal of Approval" as a means to validate and promote their products and services, we believe that awareness of our brand will increase. In addition, we have recently established a merchant certification program which certifies e-commerce providers as having satisfied certain objective minimum standards of quality. Our program has certified over 1500 small and niche e-commerce providers.

CONSUMER AND CLIENT RELATIONSHIPS

    We believe that GOMEZ.COM content generates a community of consumers with demographics which are highly desirable to e-commerce businesses. According to a January 2000 Ernst & Young LLP report, Internet users have an average annual income of $59,000, whereas according to NDS/Claritas, as of February 2000 GOMEZ.COM users have an average income of $71,100.

    In December 1999, NPD Online conducted a survey for us of a group of over 60,000 online individuals, which was a representative sample of the online population. We received 23,451 respondents to the survey. The survey indicated that the most aggressive online buyer, the "hyper buyer," comprises 19.2% of the online population. The "hyper buyer" is defined as an online user who buys online at least once every two weeks. According to NPD online, while the hyper buyer is less than 20% of the online population, the group generates 50% of total e-commerce spending. We believe that these consumers not only have a higher propensity to transact business online but also a high level of disposable income. We have built GOMEZ.COM to attract the most active online consumers, including "hyper buyers."

    The client base for GOMEZPRO and our complementary advisory services includes "bricks and mortar" businesses seeking to establish an e-commerce presence as well as existing online businesses looking to execute and enhance their e-commerce strategies. We began marketing and selling our subscription-based GOMEZPRO services in March 1999 and we have sold these services to over 70 business clients. The following is a representative client list selected from our top twenty clients based on revenues for the nine months ended December 31, 1999:

              AB Watley
              Ameritrade
              Charles Schwab
              DLJDIRECT
              E*TRADE
              Fidelity Investments

              Instinet
              MyDiscountBroker
              Stockwalk
              USABancShares
              Waterhouse Securities
              WingspanBank.com

    E*TRADE accounted for 19% of our total revenues, for the period ending December 31, 1999. For the twelve month period ending March 31, 1999, Web Street Securities and Waterhouse Securities accounted for 16% and 12% of our total revenues, respectively. We expect that a small number of customers will continue to account for a substantial portion of our revenues for the forseeable future.

TECHNOLOGY AND INFRASTRUCTURE

    We believe that our system architecture and proprietary technology provide us with an important competitive advantage. Our system architecture was designed with an emphasis on scalability, performance, availability and reliability. Our software platform has been built using standard components, including Microsoft SQL relational database server, server-side Java, Visual Basic, Cold Fusion, Linux and Windows NT. We believe this architecture accommodates any data feed from any current or prospective data provider and supports any original content production through a proprietary dynamic publishing system.

    Our software and databases run on multiple high-speed servers that are connected by high-capacity connections and are organized into multiple tiers. Each tier functions to address specific data storage and data traffic considerations to enhance reporting and real-time transactional performance.

    Scalability is a term used to describe the ability of an application to handle greater traffic when additional servers are added to a system. Scalability is particularly important for growth-stage Internet applications where demand can grow rapidly and unpredictably. Our servers are connected not only within a given tier but also between tiers. This multi-tiered server design enables us to add, extend, duplicate or exchange the specific servers requiring the enhancement within the system as needed, without recompiling the rest of the system or interrupting services.

    The multi-tiered server design better enables us to provide our customers with highly-available and reliable uninterrupted service. Each tier is comprised of multiple connected servers performing similar tasks, each of which has its own power supply. If a server fails, that server's tasks are automatically reassigned to another running computer. In addition, identical data is also stored in various locations. This redundant design enhances the ability of the system to tolerate the failure of an individual server or failures in system storage without the loss of data or the ability to give our customers' real-time operating capability.

    The connections from the network data center into the multi-tiered servers are also designed to provide customers with reliable, uninterrupted service. We regularly test and maintain the multiple connections between our servers, and regularly test the connections between the network data center and the Internet. Our engineering and hosting center personnel monitor traffic patterns and congestion points and reroute traffic flows in an effort to reduce end-user response times. We provide monitoring and support services required to maintain transaction availability 24 hours a day, 365 days a year.

    Our operations are dependent on our ability to maintain our computer and telecommunications systems in effective working order and to protect our systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. Our systems infrastructure, Web site and database servers are hosted at our facility in Lincoln, Massachusetts. We have communications lines from multiple providers, including Cable and Wireless and Frontier GlobalCenter, multiple back-up systems, as well as 24-hour monitoring and engineering support.

COMPETITION

    CUSTOMER ACQUISITION REVENUES. We compete directly and indirectly for online advertising and sponsorship revenues with many established search engines and directories, such as Yahoo!, Excite and Lycos and other Web sites, especially Web sites that provide e-commerce consumer information or marketing services, such as About.com, BeFree, BizRate, CompareNet, DoubleClick, go2net and MyPoints.

    We believe the principal competitive factors in this market are:

    - quality of the advertising environment;

    - number of leads and customers generated;

    - costs of customer acquisition;

    - demographic profile of the audience;

    - number of consumers visiting the site;

    - length and frequency of each consumer's visit to the site; and

    - brand awareness.

We believe that the content of GOMEZ.COM generates a community of individuals with demographics which are highly desirable for online advertisers.

    BUSINESS-FOCUSED E-COMMERCE INTELLIGENCE PRODUCTS AND SERVICES. We compete in the market for e-commerce business intelligence products and services directly with other independent providers of such products and services, including Keynote Systems, Inc., Media Metrix, Inc. and NetRatings, Inc., and evaluation services and publications, such as Dow Jones, BARRONS and SMARTMONEY. We also compete indirectly in this market with the internal planning and marketing staffs of our current and prospective clients as well as other information providers such as electronic and print publishing companies, survey-based general market research firms and general business consulting firms.

    We believe the principal competitive factors in this market are:

    - credibility and quality of product and service offerings;

    - brand equity and awareness;

    - proprietary data collection methodologies;

    - comprehensiveness of product and service offerings; and

    - timeliness.

We believe we have a competitive advantage based on the consumer and e-commerce focus of our business intelligence service as well as our online delivery platform. In contrast to many of our competitors, our efforts are focused on consumer interactions with e-commerce businesses.

    Many of our existing competitors in these markets, as well as prospective competitors, have longer operating histories, greater brand recognition, larger user bases and significantly greater financial, technical and marketing resources than we do. In addition, we expect competition to increase because there are no substantial barriers to entry in these markets and competitors can launch Web sites at relatively low cost. We cannot be certain that we will be able to compete effectively in these markets.

INTELLECTUAL PROPERTY

    We regard our analytical methodology, our SCORECARDS and our Web sites' content as proprietary. We rely primarily upon a combination of copyright, trademark, trade secret protection, employee and third-party confidentiality and non-disclosure agreements, license agreements and other intellectual property protection methods to protect our proprietary rights. We do not currently hold any patents.

    We have applied for registered trademark status for certain of our services in the United States and other international jurisdictions. It is possible that unauthorized third parties could copy or replicate certain portions of our services or obtain or use information that we regard as proprietary. We cannot be certain that the steps taken by us will be adequate to deter unauthorized use of our proprietary information or that we will be able to afford the high cost required to enforce intellectual property rights. Further, we cannot be sure that the non-disclosure and other contractual arrangements we use to protect our proprietary rights will not be breached, that we will have adequate remedies for any such breach or that our trade secrets will not otherwise become known to, or be independently developed by, competitors.

    We currently have rights to the domain names GOMEZ.COM, GOMEZPRO.COM, SCORECARD.COM, GOMEZADVISORS.COM, GOMEZNETWORKS.COM and other international domain names. Because the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear, we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights.

GOVERNMENT REGULATION

    We are subject, both directly and indirectly, to various laws and governmental regulations relating to our business. There are currently few laws or regulations directly applicable to commercial online services or the Internet. However, due to the increasing popularity and use of commercial online services and the Internet, it is possible that a number of laws and regulations may be adopted. These laws and regulations may cover issues including, for example, user privacy, pricing and characteristics and quality of products and services. Moreover, the applicability to commercial online services and the Internet of existing laws governing issues including, for example, property ownership, libel and personal privacy, and provision of online financial services is uncertain and could expose us to substantial liability. Any new legislation or regulation or the application of existing laws and regulations to the Internet could have a material and adverse effect on our business.

    In addition, because our services are available over the Internet anywhere in the world, multiple jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of those jurisdictions. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. It is possible that state and foreign governments might also attempt to regulate our transmissions of content on our Web sites or prosecute us for violations of their laws. There can be no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that we might not unintentionally violate these laws or that these laws will not be modified, or new laws enacted, in the future.

EMPLOYEES

    As of March 31, 2000, we employed a total of 107 full-time employees, of which 12 were in finance and administration, 33 were in sales, marketing and business development, 25 were in technology development and design and 37 were either SCORECARD experts or in editorial or advisory services. Our future success will depend in substantial part upon our ability to attract and retain highly qualified employees. Competition for such personnel is intense, and there can be no assurance that we will be able to retain our senior management or other key employees, or that we will be able to attract and retain additional qualified personnel in the future. Our employees are not represented by any collective bargaining organization and we consider our relations with our employees to be good.

FACILITIES

    Our executive offices are located in Lincoln, Massachusetts where we currently sub-lease approximately 22,500 square feet of space under a lease which expires on September 30, 2000. We intend to either renew the sub-lease upon its expiration or enter into new lease arrangements for separate facilities. We also currently lease approximately 5,000 square feet of space in Concord, Massachusetts under a lease which expires on March 31, 2001.

LEGAL PROCEEDINGS

    We are not a party to any material legal proceedings; however, we may from time to time become party to various legal proceedings arising in the ordinary course of our business.

                                   MANAGEMENT

    The following table sets forth information concerning our directors, executive officers and senior management:

NAME                                       AGE                            POSITION
----                                     --------                         --------
Julio Gomez............................     40      Chief Executive Officer and Chairman of the Board of
                                                    Directors

John Robb..............................     37      President, Chief Operating Officer and Director

Dr. Alexander D. Stein.................     39      Executive Vice President

Charles E. Huggins.....................     40      Vice President, Finance

Frederic G. Hammond....................     40      Vice President, Business Affairs and General Counsel

Edward W. Kane.........................     50      Director

K. Ivan F. Gothner.....................     41      Director

Peter R. Roberts.......................     45      Director

    JULIO GOMEZ co-founded Gomez Advisors and has served as our chief executive officer and as a director since our inception in May 1997 and has served as chairman of our board of directors since April 1999. From June 1996 to May 1997, Mr. Gomez served as a senior money and technology analyst for Forrester Research, Inc. From June 1994 to June 1996, Mr. Gomez served as chairman and chief executive officer of Corby North Bridge, Inc., formerly known as R.W. Corby and Co. prior to merging with North Bridge Securities in 1994.
Mr. Gomez founded North Bridge Securities, Inc., a securities firm, in 1992.

    JOHN ROBB co-founded Gomez Advisors and has served as our president and chief operating officer since April 1999 and as a director since January 1999. From July 1997 to April 1999, Mr. Robb served as our vice president, infrastructure and research. From June 1995 to March 1997, Mr. Robb served as a senior Internet technology analyst for Forrester Research, Inc. Mr. Robb attended Yale University School of Management from September 1993 to May 1995. From March 1993 to July 1993, he was a consultant at The Gartner Group.

    DR. ALEXANDER D. STEIN co-founded Gomez Advisors and has served as our executive vice president since April 1999. From July 1997 to April 1999,
Dr. Stein served as our vice president, advisory services. From December 1994 to July 1997, Dr. Stein served in a variety of capacities for D.E. Shaw & Co., an investment bank, most recently as senior vice president. From 1991 to December 1994, Dr. Stein served as a principal engineer at Digital Equipment Corporation.

    CHARLES E. HUGGINS has served as our vice president, finance since
December 1999. From 1989 to December 1999, Mr. Huggins served as vice president, chief financial officer and treasurer of Kazmaier Associates, Inc., a group of consumer product and service companies operating primarily in the sporting goods industry.

    FREDERIC G. HAMMOND has served as our vice president, business affairs and general counsel since April 1999. From 1992 to March 1999, Mr. Hammond served as general counsel of Avid Technology, Inc., a publicly-owned developer of technology used in digital nonlinear video and audio editing and special effects production.

    EDWARD W. KANE has served as a director since February 2000. Since 1997, Mr. Kane has served as a senior managing director of HarbourVest Partners, the successor to Hancock Venture Partners, a private equity investment company, which he co-founded in 1982. He is a trustee of the University of Pennsylvania.

    K. IVAN F. GOTHNER has served as a director since our inception. Since 1997, Mr. Gothner has served as a managing director and founder of Adirondack Capital, LLC, a private merchant banking firm. From 1995 to 1997, Mr. Gothner served as a managing director of First United Equities Corporation. From 1994 to 1995,
Mr. Gothner served as the executive vice president and interim chief operating officer of Breasy Medical Equipment (USA) Inc. Mr. Gothner is also a director of The Ashton Technology Group, Inc.

    PETER R. ROBERTS has served as a director since January 2000. Since 1993, Mr. Roberts has served as a managing director of BancBoston Ventures, Inc., a private equity investment company that focuses on information technology investments.

CLASSIFIED BOARD OF DIRECTORS

    Our board of directors is divided into three classes as nearly equal in number as possible. Each year the stockholders elect the members of one of the three classes to a three-year term of office. Mr. Gomez serves in the class whose term expires in 2000; Messrs. Gothner and Robb serve in the class whose term expires in 2001; and Messrs. Roberts and Kane serve in the class whose term expires in 2002.

COMMITTEES OF THE BOARD OF DIRECTORS

    Upon completion of this offering, our board of directors will have a compensation committee and an audit committee. The compensation committee will review and make recommendations to the board of directors regarding salaries and incentive compensation for all employees and consultants. It will review and approve salaries, benefits and bonuses for all executive officers. The compensation committee will also administer our stock plans.

    The audit committee will review the result and scope of audits and other services provided by our independent public accountants. This committee will also review the report on our financial statements prepared by the auditors following the audit, and our accounting and financial policies in general. It also will review management's procedures and policies with respect to our internal accounting controls. The initial members of the audit committee will be Messrs. Roberts, Kane and Gothner.

COMPENSATION OF DIRECTORS

    Our directors do not receive an annual retainer or any fees for attending regular meetings of the board of directors. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings. In addition, non-employee directors are eligible to receive grants of non-qualified stock options under our stock plans, and we may, in the future, grant such options to non-employee directors as an incentive to join or remain on our board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Upon completion of this offering, the compensation committee of our board of directors will consist of K. Ivan F. Gothner and Peter R. Roberts, none of whom has been an officer or employee of Gomez Advisors at any time since our inception. No executive officer of Gomez Advisors serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to the formation of the compensation committee, the board of directors as a whole made decisions relating to the compensation of our executive officers.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table sets forth the total compensation paid or accrued during the nine month period ended December 31, 1999 and the twelve month period ended March 31, 1999 to our chief executive officer and our two next most highly compensated executive officers who earned more than $100,000 during the nine month period ended December 31, 1999 and the twelve month period ended March 31, 1999. No other executive officer earned greater than $100,000 in the nine month period ended December 31, 1999 or the twelve month period ended March 31, 1999. The table below sets forth compensation for the nine month period ending December 31, 1999 and the twelve month period ending March 31, 1999 due to the change in our fiscal year end to December 31 from March 31, effective at December 31, 1999. Mr. Huggins joined us as vice president, finance in December 1999. He receives a base salary of $115,000.

    In accordance with the rules of the Securities and Exchange Commission, or SEC, the compensation set forth in the table below does not include medical, group life or other benefits which are available to all of our salaried employees and perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table.

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM
                                                                                                 COMPENSATION
                                                                                                    AWARDS
                                                                                 ANNUAL          -------------
                                                               FISCAL         COMPENSATION          SHARES
                                                               PERIOD     --------------------    UNDERLYING
NAME AND PRINCIPAL POSITION                                      END      SALARY($)   BONUS($)    OPTIONS (#)
---------------------------                                   ---------   ---------   --------   -------------
Julio Gomez.................................................  12/31/99     143,500          --            --
  Chief Executive Officer and Chairman of the Board            3/31/99     145,670          --     1,501,000

John Robb...................................................  12/31/99     143,500          --            --
  President and Chief Operating Officer                        3/31/99     145,670          --       751,000

Dr. Alexander D. Stein......................................  12/31/99     143,500          --            --
  Executive Vice President                                     3/31/99     145,672          --       751,000

    OPTION GRANTS. The following table sets forth information as to stock options granted during the nine month period ended December 31, 1999 and the twelve month period ended March 31, 1999 to each of the executive officers named in the Summary Compensation Table above. The table sets forth stock option grants for two fiscal periods due to the change in our fiscal year end to December 31 from March 31, effective at December 31, 1999. In accordance with the rules of the SEC, also shown below are hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC and do not represent an estimate or projection of our future common stock prices. The potential realizable values at 5% and 10% appreciation are calculated by:

    - multiplying the number of shares of common stock under the option by the
      assumed initial public offering price of $      per share;

    - assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

    - subtracting from that result the aggregate option exercise price.

Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

                   OPTION GRANTS IN LAST FISCAL YEAR (PERIOD)

                                                     INDIVIDUAL GRANTS
                                    ---------------------------------------------------
                                                    PERCENTAGE                                  POTENTIAL REALIZABLE
                                                     OF TOTAL                                     VALUE AT ASSUMED
                                    NUMBER OF        OPTIONS                                   ANNUAL RATES OF STOCK
                                    SECURITIES      GRANTED TO                                 PRICE APPRECIATION FOR
                          FISCAL    UNDERLYING      EMPLOYEES    EXERCISE                           OPTION TERM
                          PERIOD     OPTIONS          DURING       PRICE     EXPIRATION   --------------------------------
NAME                       END       GRANTED          PERIOD     PER SHARE      DATE         0%          5%         10%
----                     --------   ----------      ----------   ---------   ----------   --------    --------    --------
Julio Gomez............  12/31/99          --         26.3%            --           --        --          --          --
                          3/31/99   1,500,000(1)                  $  0.01      1/22/04
                                      500,000(1)                  $  1.00
                                    1,501,000(2)                  $ 0.011

John Robb..............  12/31/99          --         13.1%            --           --        --          --          --
                          3/31/99     750,000(1)                  $  0.01      1/22/04
                                      250,000(1)                  $  1.00
                                      751,000(2)                  $ 0.011

Dr. Alexander D.         12/31/99          --         13.1%            --           --        --          --          --
  Stein................   3/31/99     750,000(1)                  $  0.01      1/22/04
                                      250,000(1)                  $  1.00
                                      751,000(2)                  $ 0.011

------------------------

(1) These options were granted pursuant to our 1998 Stock Plan. These options were exchanged and canceled on January 22, 1999 in connection with our recapitalization and are no longer outstanding. See "Related Party Transactions."

(2) These options were granted pursuant to our 1999 Long-Term Incentive Stock Plan in connection with our recapitalization. One half of the shares subject to these options were exercisable immediately upon grant, one quarter were exercisable on January 22, 2000, and the remaining quarter of the shares subject to these options will become exercisable upon completion of this offering.

    OPTION EXERCISES AND YEAR-END OPTION VALUES. The following table sets forth certain information with respect to the total value of options held by each executive officer named in the Summary Compensation Table as of December 31, 1999 and March 31, 1999. No shares were acquired on the exercise of stock options by these individuals during these periods. The table sets forth the value of options held for two periods due to the change in our fiscal year end to December 31 from March 31, effective at December 31, 1999. Because there was no public trading market for the common stock as of December 31, 1999 or
March 31, 1999, the value of the unexercised in-the-money options at fiscal year-end have been calculated on the basis of the assumed initial public
offering price of $      per share multiplied by the number of shares underlying
the options minus the applicable per share exercise price.

          AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR (PERIOD) AND
                     FISCAL YEAR (PERIOD) END OPTION VALUES

                                                            NUMBER OF SHARES             VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                                      OPTIONS AT FISCAL PERIOD-END         FISCAL PERIOD-END
                                     FISCAL PERIOD   ------------------------------   ---------------------------
NAME                                      END        EXERCISABLE      UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                 -------------   -----------      -------------   -----------   -------------
Julio Gomez........................    12/31/99         750,500           750,500
                                        3/31/99         750,500           750,500

John Robb..........................    12/31/99         375,500           375,500
                                        3/31/99         375,500           375,500

Dr. Alexander D. Stein.............    12/31/99         375,500           375,500
                                        3/31/99         375,500           375,500

EMPLOYMENT AGREEMENTS

    Effective upon the closing of this offering, we intend to enter into employment agreements with Julio Gomez, our chairman of the board of directors and chief executive officer, John Robb, our president and chief operating officer and Dr. Alexander D. Stein, our executive vice president. The material provisions of these agreements are as follows:

    TERM. Each of these agreements provides for an initial term of two years and automatically renews for successive two year terms unless notice of non-renewal is given by either Gomez Advisors or the executive officer.

    COMPENSATION. Under these agreements, each of these officers receives a base salary of $180,000 which may be increased at the discretion of the board of directors. In addition, each of these officers is entitled to the standard benefits and bonus plans that we offer our executives.

    TERMINATION. In the event that we terminate any of these officers without cause or the officer resigns for good reason, that officer is entitled to severance payments for twelve months equal to his salary immediately prior to the termination.

    TERMINATION FOLLOWING A CHANGE OF CONTROL. If, following a change of control of Gomez Advisors (which is defined in the agreements as the occurrence of (a) any transfer of all or substantially all of the assets of the company,
(b) individuals who constituted the board of directors on the date of the employment agreement ceasing to constitute a majority of the board of directors,
(c) any consolidation or merger of the company or (d) any person becoming the beneficial owner of 25% or more of either the outstanding shares of common stock of the company or the combined voting power of the securities having the right to vote in an election of the board of directors), we terminate any of these officers without cause, any of the officers resigns for good reason or we choose not to extend any of the officer's employment agreement, that officer will receive a lump sum payment equal to two and one-half years' base salary plus any earned but unpaid bonus for the prior fiscal year.

    OTHER PROVISIONS. Each of these employment agreements also contains a one year post-termination non-compete and non-solicitation provision.

EMPLOYEE BENEFIT PLANS

    1998 STOCK PLAN. Our 1998 Stock Plan was approved by our board of directors and by our stockholders in January 1998. Under this stock plan, we may grant incentive stock options, nonqualified stock options, stock appreciation rights and stock grants, collectively referred to as stock awards. As of March 31, 2000, a total of 600,000 shares of common stock had been reserved for issuance under this plan, of which 27,665 shares had been issued pursuant to stock options granted under this plan, 572,335 shares were subject to outstanding options with a weighted average exercise price of $2.19 per share and no shares were available for future grant.

    This plan is administered by our board of directors and upon completion of this offering will be administered by our compensation committee. The board of directors determines the terms of stock awards granted pursuant to this plan, including:

    - the exercise price and the number of shares subject to each stock award;

    - the vesting schedule for options;

    - the termination or cancellation provisions applicable to stock awards; and

    - the conditions relating to our right to reacquire shares subject to stock awards.

The maximum term of options granted under this plan is ten years and some options fully vest upon a change of control of Gomez Advisors.

    In addition, if we are acquired, the board of directors may provide that outstanding options under this stock plan shall be: assumed by the successor or acquiring company; exercised within a specified number of days or the options will terminate; or terminated in exchange for a cash payment equal to the value of the option at the time we are acquired.

    1999 LONG-TERM INCENTIVE STOCK PLAN. Our 1999 Long-Term Incentive Stock Plan was approved by our board of directors and by our stockholders in January 1999. Under this stock plan, we may grant stock, stock options, stock grants, stock appreciation rights, restricted shares, performance-based awards or other stock-based awards, collectively referred to as stock awards. As of March 31, 2000, a total of 3,003,000 shares of common stock had been reserved for issuance under this stock plan, of which 563,250 shares had been issued pursuant to stock options granted under this stock plan, 2,439,750 shares were subject to outstanding stock options with a weighted average exercise price of $0.011 per share and no shares were available for future grant.

    This stock plan is administered by our board of directors and upon completion of this offering will be administered by our compensation committee. The board of directors determines the terms of stock awards granted pursuant to this stock plan, including:

    - performance objectives;

    - vesting or exercisability schedules;

    - price;

    - restrictions;

    - option or performance periods;

    - dividend rights;

    - post-retirement and termination rights; and

    - payment alternatives.

    In the event of a reorganization, merger, consolidation or other similar transaction involving us, the board of directors may make any changes that it deems necessary or desirable to the terms of stock awards to preserve the intended benefits of the stock plan for Gomez Advisors and for the participants in the stock plan. All options granted under this stock plan fully vest upon a change of control of Gomez Advisors.

    1999 STOCK PLAN. Our 1999 Stock Plan was approved by our board of directors and shareholders in February 1999. Under this stock plan, we may grant incentive stock options, nonqualified stock options, stock appreciation rights and stock grants, collectively referred to as stock awards. As of March 31, 2000, a total of 3,000,000 shares of common stock had been reserved for issuance under this stock plan, of which no shares had been issued pursuant to stock awards granted under this stock plan, 2,681,499 shares were subject to outstanding options with a weighted average exercise price of $6.95 and 318,501 shares were available for future grant. In April, 2000, our board of directors authorized the reservation of an additional 1,000,000 shares of common stock for issuance under this stock plan pending stockholder approval.

    This stock plan is administered by our board of directors and upon completion of this offering will be administered by our compensation committee. The board of directors determines the terms of stock awards granted pursuant to this stock plan, including:

    - the exercise or purchase price and the number of shares subject to each stock award;

    - the vesting schedule for options;

    - the termination or cancellation provisions applicable to stock awards; and

    - the conditions relating to our right to reacquire shares subject to stock awards.

The maximum term of options granted under this stock plan is ten years and some options granted fully vest upon a change of control of Gomez Advisors.

    In addition, if we are acquired, the board of directors may provide that outstanding options under this stock plan shall be: assumed by the successor or acquiring company; exercised within a specified number of days or the options will terminate; or terminated in exchange for a cash payment equal to the value of the option at the time we are acquired.

    2000 EMPLOYEE STOCK PURCHASE PLAN. Our 2000 Employee Stock Purchase Plan was approved by our board of directors in April 2000. Under this employee stock purchase plan, our eligible employees can purchase shares of our common stock. Employees, including officers and employee directors, are eligible to participate in this plan if they are customarily employed by us for more than 20 hours per week and more than five months in any calendar year. Our compensation committee will administer the stock purchase plan. We have initially reserved 200,000 shares of common stock for issuance under this purchase plan.

    The plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's total compensation. Stock may be purchased under the plan at a price equal to 85% of the fair market value of our stock on either the date of purchase or the first day of the offering period, whichever is lower. Each offering period under this plan will be for two years and will consist of four six-month purchase periods. Subject to meeting federal and state securities law requirements, the stock purchase plan will become effective upon the consummation of this offering, or as soon as practicable thereafter and the first offering period will begin on that date. The first purchase period may be more or less than six months long. Offering periods thereafter will begin on March 1 and September 1. Individuals who become eligible employees after the start date of an offering period may join the stock purchase plan on any subsequent semi-annual entry date within that offering period. A participant will not be able to purchase shares having a fair market value of more than $25,000, determined as of the first day of the applicable offering period, for each calendar year in which the employee participates in this plan. Employees are not eligible to participate in this stock purchase plan if they are 5% stockholders, or would become 5% stockholders as a result of their participation in this plan.

    If a participant withdraws from the stock purchase plan, any contributions that have not been used to purchase shares shall be refunded. A participant who has withdrawn may not participate in the stock purchase plan again until the next offering period. Participation ends automatically upon termination of employment with us.

    Our 2000 Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The board of directors may terminate or amend the stock purchase plan, subject to shareholder approval in some circumstances. Unless terminated earlier by the board of directors, the stock purchase plan will have a term of 10 years.

    401(K) PLAN. We maintain a retirement and deferred savings plan for our employees that is intended to qualify as a tax-qualified plan under the Internal Revenue Code. The 401(k) Plan provides that each participant may contribute up to the statutory limit of $10,500 in calendar year 2000. Under this plan we do not match employee contributions.

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION

    The Delaware General Corporation law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

    Our certificate of incorporation and bylaws also provide that we will indemnify any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil or criminal action or proceeding, specifically including actions by us or in our name (derivative suits). Such indemnifiable expenses include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

    Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

    There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                           RELATED PARTY TRANSACTIONS

SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK OFFERING

    In November and December of 1999 and February of 2000, we raised gross proceeds of approximately $29 million from the issue and sale of a total of 5,711,112 shares of Series C Convertible Preferred Stock in a private placement to 28 investors at a price of $5.10 per share. BancBoston Ventures, Inc., a greater than five percent beneficial stockholder of Gomez Advisors, purchased 1,764,705 shares of Series C Convertible Preferred Stock. HarbourVest Partners VI--Direct Fund, LP, a greater than five percent beneficial stockholder of Gomez Advisors, purchased 980,393 shares of Series C Convertible Preferred Stock. SOFTVEN No. 2 Investment Enterprise Partnership, a greater than five percent beneficial stockholder of Gomez Advisors, purchased 980,392 shares of Series C Convertible Preferred Stock. Peter R. Roberts, one of our directors, is a managing director of BancBoston Ventures, Inc. and was elected to our board of directors pursuant to an investor rights agreement. Edward W. Kane, one of our directors, is a senior managing director of HarbourVest Partners and was elected to our board of directors pursuant to an investor rights agreement. The provisions of the investor rights agreement that relate to the election of directors will terminate upon the closing of this offering. See "Description of Capital Stock--Registration Rights."

    Additionally, the investor rights agreement entered into in connection with our Series C Convertible Preferred Stock offering grants certain rights to register shares of our common stock under the Securities Act to Julio Gomez, John Robb, Dr. Alexander D. Stein, The Ashton Technology Group, Inc. and the purchasers of our Series C Convertible Preferred Stock, including BancBoston Ventures, Inc., HarbourVest Partners VI--Direct Fund, LP and SOFTVEN No. 2 Investment Enterprise Partnership.

    In April 2000, we issued to BancBoston Robertson Stephens, Inc., an affiliate of BancBoston Ventures, Inc., a greater than five percent beneficial stockholder of Gomez Advisors, a warrant to purchase an aggregate of 147,059 shares of our common stock at a price per share of $5.10. The warrant expires five years after the date of the closing of this offering. The warrant was issued in connection with BancBoston Robertson Stephens Inc.'s service as placement agent for the Series C Convertible Preferred Stock offering.

REPURCHASES OF CAPITAL STOCK

    On February 18, 2000, we repurchased 98,039 shares of common stock from Mr. Robb, our president and chief operating officer at a purchase price of $5.10 per share, for an aggregate of $500,000.

    On February 23, 2000, we repurchased 500 shares of Series A Preferred Stock for $2,550,000 from the Ashton Technology Group, Inc., a greater than five percent beneficial stockholder. Each share of Series A Preferred Stock is convertible into 1,000 shares of common stock, and the purchase price of the Series A Preferred Stock in this transaction was based on an as converted value of common stock of $5.10 per share.

    On March 6, 2000, we repurchased 98,039 shares of common stock from Mr. Gomez, our chairman of the board of directors and chief executive officer, at a purchase price of $5.10 per share, for an aggregate of $500,000.

RECAPITALIZATION OF GOMEZ ADVISORS

    Prior to January 22, 1999, we operated as a wholly owned subsidiary of The Ashton Technology Group, Inc. Upon our formation in May 1997, Ashton paid $25,000 to us as consideration for 1,000 shares of our common stock and also agreed to provide advances to fund our operations in the amount of $1,475,000. By January 22, 1999, Ashton had fully funded its commitment to us. On
January 22,

1999, an exchange agreement was entered into by and among Gomez Advisors, Ashton, Messrs. Gomez and Robb, Dr. Stein, K. Ivan F. Gothner and several Ashton employees. Pursuant to the exchange agreement:

    - Ashton exchanged all of its rights and interest in the $1,475,000 of advances made by Ashton to us for an additional 59,000 shares of our common stock, and subsequently exchanged all 60,000 shares of our common stock that it held for 4,905 shares of our Series A Preferred Stock;

    - Mr. Gothner, a member of our board of directors as well as a director of Ashton, exchanged options to purchase 300,000 shares of our common stock at an exercise price of $0.01 per share and paid $0.01 per share for 300,000 shares of our common stock;

    - Mr. Gomez, our chief executive officer and chairman of the board, exchanged options to purchase 1,500,000 shares of our common stock at an exercise price of $0.01 per share and paid $0.01 per share for 1,051,000 shares of our common stock;

    - Mr. Gomez exchanged options to purchase 500,000 shares of our common stock at an exercise price of $1.00 per share for an option to purchase 1,501,000 shares of our common stock at $0.011 per share pursuant to our 1999 Long-Term Incentive Plan;

    - Mr. Robb, president and chief operating officer and a member of our board of directors, exchanged options to purchase 750,000 shares of our common stock at an exercise price of $0.01 per share and paid $0.01 per share for 526,000 shares of our common stock;

    - Mr. Robb exchanged options to purchase 250,000 shares of our common stock at an exercise price of $1.00 per share for an option to purchase 751,000 shares of our common stock at $0.011 per share pursuant to our 1999 Long-Term Incentive Plan;

    - Dr. Stein, our executive vice president, professional services, exchanged options to purchase 750,000 shares of our common stock at an exercise price of $0.01 per share and paid $0.01 per share for 526,000 shares of our common stock;

    - Dr. Stein exchanged options to purchase 250,000 shares of our common stock at an exercise price of $1.00 per share for an option to purchase 751,000 shares of our common stock at $0.011 per share pursuant to our 1999 Long-Term Incentive Plan; and

    - we issued 1,331,000 shares of our common stock for sale at $0.01 per share to certain affiliates of Ashton and other persons.

For additional information, please see note 6(b) of the notes to our consolidated financial statements.

    Each outstanding share of our Series A Preferred Stock is convertible into 1,000 shares of our common stock.

STOCKHOLDERS AGREEMENT IN CONNECTION WITH THE RECAPITALIZATION OF GOMEZ ADVISORS

    In connection with the recapitalization, Gomez Advisors, Ashton, Messrs. Gomez, Robb and Gothner, Dr. Stein and other stockholders entered into a stockholders agreement, dated as of January 22, 1999 and as amended as of December 31, 1999, whereby, among other things:

    - certain registration rights were granted to Ashton, certain executives and employees of Ashton, Messrs. Gomez, Robb, Gothner and Dr. Stein;

    - Mr. Gothner was effectively prohibited from voting his shares of common stock prior to the earlier of January 22, 2001, or the consummation of an underwritten initial public offering of our common stock;

    - prior to an initial public offering of our common stock, each of the parties to the agreement are restricted from transferring any of their shares except in certain limited circumstances; and

    - Mr. Gothner is required to forfeit all of his shares of common stock to us at a price equal to $0.01 per share, if he is no longer employed (as a direct employee or a consultant) by Ashton or Gomez Advisors on the earlier to occur of (a) January 22, 2001 or (b) the consummation of an initial public offering of our common stock.

OTHER TRANSACTIONS WITH THE ASHTON TECHNOLOGY GROUP INC.

    Between January 22, 1999 and the closing of our offer and sale of Series B Redeemable Convertible Preferred Stock in April 1999, Ashton advanced us additional funds in the amount of $171,440. These advances were repaid in full by us on April 16, 1999.

    During our fiscal year ended March 31, 1999, we incurred expenses of $48,387 for insurance premiums provided through Ashton. The services were not provided by Ashton or any of its affiliates. We have reimbursed Ashton in full for the cost of these services.

    On October 27, 1999, Ashton advanced us additional funds in the amount of $413,000. These advances were repaid in full by us on November 3, 1999.

ADIRONDACK CAPITAL, LLC

    Adirondack Capital, LLC, a private merchant banking firm, provided financial advisory services to us in connection with our offer and sale of 1,100,000 shares of Series B Redeemable Convertible Preferred Stock in April 1999. In exchange for such financial advisory services, we paid Adirondack $50,000.
Mr. Gothner, a member of our board of directors, serves as managing director of Adirondack.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of our common stock and common stock equivalents (our preferred stock on an as converted basis) as of March 31, 2000, and as adjusted to reflect the sale of our common stock offered by this prospectus by:

    - each of our executive officers;

    - each of our directors;

    - all of our current directors and executive officers as a group; and

    - each stockholder known by us to own beneficially more than 5% of our common stock.

    Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Securities that may be acquired by an individual or group within 60 days of March 31, 2000, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock and common stock equivalents shown to be beneficially owned by them based on information provided to us by those stockholders. Percentage of ownership is based on 15,360,949 shares of common stock and common stock equivalents outstanding on March 31, 2000.

                                                                                    PERCENT OF SHARES
                                                                                   BENEFICIALLY OWNED
                                                                                   -------------------
                                                               NUMBER OF SHARES     BEFORE     AFTER
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED   OFFERING   OFFERING
------------------------                                      ------------------   --------   --------
EXECUTIVE OFFICERS AND DIRECTORS
Julio Gomez(1)..............................................       2,421,961        14.4%
John Robb(2)................................................       1,146,461         7.1%
Dr. Alexander Stein(3)......................................       1,253,000         8.0%
K. Ivan F. Gothner(4).......................................       4,705,000        30.6%
Edward W. Kane(5)...........................................         980,393         6.4%
Peter R. Roberts(6).........................................       1,764,705        11.5%
All current executive officers and directors as a group           12,467,599        70.0%
  (6 persons)...............................................

OTHER 5% STOCKHOLDERS
The Ashton Technology Group, Inc............................       4,405,000        28.7%
  1900 Market Street
  Suite 701
  Philadelphia, PA 19103

BancBoston Ventures, Inc....................................       1,764,705        11.5%
  100 Federal Street
  Boston, MA 02110

HarbourVest Partners VI--Direct Fund, LP....................         980,393         6.4%
  One Financial Center
  Boston, MA 02111

SOFTVEN No. 2 Investment Enterprise Partnership.............         980,392         6.4%
  c/o Softbank Corporation
  3-23 Kanda-Nishikicho
  Chiyoda-ku, Tokyo 101-0054
  Japan

------------------------

(1) The information regarding Julio Gomez includes (a) 1,125,750 shares underlying options which are exercisable within 60 days of March 31, 2000,
    (b) 375,250 shares underlying options which are exercisable upon completion of this offering, (c) 12,000 shares held by Mr. Gomez's children and
    (d) 310,000 shares held by Seven Star Ventures, LLC. Mr. Gomez is the managing member of Seven Star Ventures, LLC. Mr. Gomez disclaims any beneficial ownership of the shares held by Seven Star Ventures, LLC, except to the extent of his pecuniary interest in these shares, if any.

(2) The information regarding John Robb includes (a) 563,250 shares underlying options which are exercisable within 60 days of March 31, 2000, (b)
    187,750 shares underlying options which are exercisable upon completion of this offering and (c) 130,000 shares held by Ad Astra, LLC. Mr. Robb is the managing member of Ad Astra, LLC. Mr. Robb disclaims any beneficial ownership of the shares held by Ad Astra, LLC, except to the extent of his pecuniary interest in these shares, if any.

(3) The information regarding Dr. Alexander Stein includes (a) 187,750 shares underlying options which are exercisable upon completion of this offering,
    (b) 12,000 shares held by Dr. Stein's children and (c) 310,000 shares held by New Internet Ventures, LLC. Dr. Stein is the managing member of New Internet Ventures, LLC. Dr. Stein disclaims any beneficial ownership of the shares held by New Internet Ventures, LLC, except to the extent of his pecuniary interest in these shares, if any.

(4) The information regarding K. Ivan F. Gothner includes 4,405,000 shares held by The Ashton Technology Group, Inc. of which Mr. Gothner is a director. Mr. Gothner expressly disclaims any beneficial ownership of the shares held by The Ashton Technology Group, Inc., except to the extent of his pecuniary interest in these share, if any.

(5) The information regarding Edward W. Kane includes 980,393 shares held by HarbourVest Partners VI--Direct Fund II, LP of which Mr. Kane is a Senior Managing Director. Mr. Kane disclaims ownership of the shares held by HarbourVest Partners VI--Direct Fund II, LP, except to the extent of his pecuniary interest in these shares, if any.

(6) The information regarding Peter R. Roberts includes 1,764,705 shares held by BancBoston Ventures, Inc., of which Mr. Roberts is a managing director.
    Mr. Roberts disclaims any beneficial ownership of the shares held by BancBoston Ventures, Inc., except to the extent of his pecuniary interest in these shares, if any.

                          DESCRIPTION OF CAPITAL STOCK

    Upon completion of this offering, we will be authorized to issue 100,000,000 shares of common stock, $.0001 par value per share and 10,000,000 shares of preferred stock, $.0001 par value per share, and there will be shares of common stock and no shares of preferred stock outstanding. Assuming the conversion of our preferred stock, as of March 31, 2000, we had 15,360,949 shares of common stock outstanding and held of record by 173 stockholders. As of March 31, 2000, there were outstanding options to purchase 5,693,584 shares of common stock and outstanding warrants to purchase 247,059 shares of common stock.

COMMON STOCK

    Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and nonassessable, and the holders of common stock have no preferences or rights of conversion, exchange or pre-exemption. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

PREFERRED STOCK

    The preferred stock, if issued, would have priority over the common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of common stock, and could have the effect of delaying, deterring or preventing a change of control of Gomez Advisors or an unsolicited acquisition proposal.

WARRANTS

    As of the date of this prospectus the following warrants were outstanding:

    - A warrant to purchase 147,059 shares of our common stock at an exercise price of $5.10 per share. This warrant expires five years after the date of the closing of this offering.

    - A warrant to purchase 100,000 shares of our common stock at an exercise price equal to the price of the common stock in this offering. This warrant expires on June 18, 2001.

Each of these warrants contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, and reclassifications and consolidations.

REGISTRATION RIGHTS

    Certain holders of shares of our common stock are entitled to registration rights with respect to those shares as described below. These registration rights are subject to certain conditions and limitations, including the rights of the underwriters of an offering to limit the number of shares included in any such registration under certain circumstances. All expenses, other than underwriting discounts and selling commissions, incurred in connection with registrations effected in connection with the following rights will be borne by us.

    DEMAND RIGHTS. Beginning 180 days after completion of our initial public offering, the holders of 5,986,000 shares of common stock and 2,439,750 shares of common stock issuable upon the exercise of outstanding options will have certain rights to cause us to register those shares under the Securities Act. We may be required to effect up to four such registrations, provided that any such demand for registration must be made by the holders of at least 67% of these shares then outstanding. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration.

    Beginning 180 days after completion of our initial public offering, the holders of an additional 5,711,112 shares of common stock and 147,059 shares of common stock issuable upon the exercise of an outstanding warrant will have certain rights to cause us to register those shares under the Securities Act. We may be required to effect up to two such registrations. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration.

    Beginning 270 days after completion of this offering, the holders of an additional 1,166,000 shares of common stock will have a one-time right to cause us to register those shares under the Securities Act. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration.

    PIGGYBACK RIGHTS. If at any time after this offering we propose to register any of our equity securities under the Securities Act, other than in connection with

    - our stock plans or similar plans; or

    - a registration relating solely to a business combination or merger involving us;

the holders of 6,877,112 shares of common stock are entitled to notice of such registration and are entitled to include their common stock in the registration. Beginning one year after the completion of this offering, if we propose to register any of our equity securities under the Securities Act, subject to the same exceptions listed above, the holders of an additional 8,367,672 shares of common stock and 2,439,750 shares of common stock issuable upon the exercise of outstanding options are entitled to notice of such registration and are entitled to include their common stock in the registration.

    SHELF REGISTRATION RIGHTS. The holders of 5,711,112 shares of common stock will have the right to cause us to register these shares on a Form S-3, provided that we are eligible to use this form. We will not be required to effect more than one registration on Form S-3 in any twelve month period and the aggregate offering price of the shares to be registered in such registration, based on the then current market price of our common stock, is required to be at least
$2.0 million.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    The provisions of Delaware law and of our certificate of incorporation and by-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of Gomez Advisors.

    DELAWARE STATUTORY BUSINESS COMBINATIONS PROVISION. Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless:

    - the transaction that results in the person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder,

    - the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder, or

    - on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of the stockholders.

    Under Section 203, an "interested stockholder" is defined as any person that is

    - the owner of 15% or more of the outstanding voting stock of the corporation,

    - an affiliate or associate of the corporation and the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, or

    - an affiliate or associate of such person.

    Pursuant to an exception within Section 203, none of our stockholders existing prior to the offering are subject to the restrictions of Section 203.

    CLASSIFIED BOARD OF DIRECTORS. Our board of directors is divided into three classes as nearly equal in number as possible. Each year, the stockholders elect the members of one of the three classes to a three-year term of office.
Mr. Gomez serves in the class whose term expires in 2000; Messrs. Gothner and Robb serve in the class whose term expires in 2001; and Messrs. Roberts and Kane serve in the class whose term expires in 2002. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

    ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS OF DIRECTORS. Our by-laws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder's notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the mailing date of the proxy statement for the previous year's annual meeting. For a special meeting, the notice must be delivered not earlier than 90 days and not later than 60 days prior to the special meeting or within ten days following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the by-laws. If it is determined that business was not properly brought before a meeting in accordance with our by-law provisions, such business will not be conducted at the meeting.

    SPECIAL MEETINGS OF STOCKHOLDERS. Special meetings of the stockholders may be called only by the chairman of our board of directors or our board of directors pursuant to a resolution adopted by a majority of the total number of directors.

    NO STOCKHOLDER ACTION BY WRITTEN CONSENT. Our certificate of incorporation does not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

    SUPER-MAJORITY STOCKHOLDER VOTE REQUIRED FOR CERTAIN ACTIONS. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least 80% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus entitled "Delaware Law and Certain Charter and By-law Provisions" or to reduce the number of authorized shares of common stock or preferred stock. This 80% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. An 80% vote is also required for any amendment to, or repeal of, our by-laws by the stockholders. Our by-laws may be amended or repealed by a simple majority vote of the board of directors.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock will be Boston EquiServe LLP.

LISTING

    We have applied to list our common stock on the Nasdaq National Market under the symbol "GOMZ."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

    Upon the completion of this offering, we will have a total of       shares
of common stock outstanding, assuming no exercise of the underwriters' over-allotment option, no exercise of options and warrants outstanding at
March 31, 2000 and the conversion of all outstanding shares of preferred stock.
Of these shares, the             shares sold in this offering will be freely
transferable without restriction or registration under the Securities Act, except for any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock will be deemed "restricted securities" as defined under Rule 144. Restricted securities may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rules 144 or 701 under the Securities Act or another exemption from registration. As a result of the contractual 180 day lock-up period described below and the provisions of Rules 144 and 701, these shares will be available for sale in the public market as follows:

NUMBER OF SHARES                                             DATE
----------------                                             ----
              .................  On the date of this prospectus.
              .................  After 90 days from the date of this prospectus.
              .................  After 180 days from the date of this prospectus (subject, in some cases, to volume limitations).
              .................  At various times after 180 days from the date of this prospectus (subject, in some cases, to volume limitations).

LOCK-UP AGREEMENTS

    Gomez Advisors, our directors, executive officers and other stockholders and option holders have each agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, for a period of 180 days from the date of this prospectus, without the prior written consent of Merrill Lynch, subject to limited exceptions. However, Merrill Lynch may, in its sole discretion, and at any time or from time to time, without notice, release all or any portion of the securities subject to the lock-up agreements.

RULE 144

    In general, under Rule 144, as currently in effect, commencing in 90 days after the date of this prospectus, a person, including an affiliate of ours, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of
(a) 1% of the then outstanding shares of common stock (approximately shares immediately after this offering) or (b) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to various restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding the sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate, such person's holding period for the purpose of effecting a sales under Rule 144 commences on the date of transfer from the affiliate.

RULE 701

    Subject to the limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors, officers or consultants prior to the date we become subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, under written compensatory benefit plans or written contracts relating to the compensation of these persons. In addition, the SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of the options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its minimum holding period requirements.

REGISTRATION RIGHTS

    Upon completion of this offering, the holders of 15,244,784 shares of common stock and 2,586,809 shares of common stock issuable upon the exercise of outstanding options and warrants, or their transferees, will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See "Description of Capital Stock--Registration Rights" for a more complete description of these registration rights.

STOCK OPTIONS

    As of March 31, 2000, options to purchase a total of 5,693,584 shares of common stock under our stock option plans were outstanding and exercisable.
            of the shares subject to options are subject to lock-up agreements. An additional 318,501 shares of common stock were available for future option grants under our stock plans.

    Upon completion of this offering, we intend to file a registration statement under the Securities Act covering all shares of common stock subject to outstanding options or issuable pursuant to our 1998 Stock Plan, 1999 Long-Term Incentive Plan, 1999 Stock Plan and the 2000 Employee Stock Purchase Plan. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under any registration statements will be available for sale in the open market, beginning 90 days after the date of the prospectus, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described above.

ISSUANCE OF ADDITIONAL SHARES

    We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except we may issue, and grant options to purchase, shares of common stock under our stock plans.

                                  UNDERWRITING

    Merrill Lynch, Pierce, Fenner & Smith Incorporated, U.S. Bancorp Piper Jaffray and The Robinson-Humphrey Company LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

                                                               NUMBER
                                                                 OF
UNDERWRITER                                                    SHARES
-----------                                                   --------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
U.S. Bancorp Piper Jaffray Inc..............................
The Robinson-Humphrey Company LLC...........................
                                                              -------
          Total.............................................
                                                              =======

    The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

    The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

    Offers and sales outside the United States, if any, will be made through the underwriters' international broker-dealer affiliates.

COMMISSIONS AND DISCOUNTS

    The representatives have advised us that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not
in excess of $               per share. The underwriters may allow, and the
dealers may reallow, a discount not in excess of $               per share to
other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The following table shows the public offering price, underwriting discount and proceeds before expenses to Gomez Advisors. The information assumes either no exercise or full exercise by the underwriters of their over-allotment options.

                                                           PER SHARE   WITHOUT OPTION   WITH OPTION
                                                           ---------   --------------   -----------
Public offering price....................................  $              $               $
Underwriting discount....................................  $              $               $
Proceeds, before expenses, to Gomez Advisors.............  $              $               $

    The expenses of the offering, not including the underwriting discount, are
estimated at $         and are payable by Gomez Advisors.

OVER-ALLOTMENT OPTION

    We have granted options to the underwriters to purchase up to additional shares at the public offering price less the underwriting discount. The underwriters may exercise these options for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise these options, each will be obligated, subject to conditions contained in the purchase agreements to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

RESERVED SHARES

    At our request, the underwriters have reserved for sale, at the initial
public offering price, up to       % of the shares offered by this prospectus
for sale to some of our directors, officers, employees, business associates and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

NO SALES OF SIMILAR SECURITIES

    We and our executive officers and directors and other stockholders have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly

    - offer, pledge, sell or contract to sell any common stock,

    - sell any option or contract to purchase any common stock,

    - purchase any option or contract to sell any common stock,

    - grant any option, right or warrant for the sale of any common stock,

    - lend or otherwise dispose of or transfer any common stock,

    - request or demand that we file a registration statement related to the common stock, or

    - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

    This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

QUOTATION ON THE NASDAQ NATIONAL MARKET

    We expect the shares of stock to be approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "GOMZ."

    Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the representatives and lead manager. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

    - the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

    - our financial information,

    - the history of, and the prospects for, our company and the industry in which we compete,

    - an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

    - the present state of our development, and

    - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

    An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

    The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

    If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

    The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market to reduce the underwriter's short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters and selling group member who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

    Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives or the lead manager will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

UK SELLING RESTRICTIONS

    Each underwriter has agreed that

    - it has not offered or sold and will not offer or sell any shares of common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom; and

    - it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 as amended by the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1997 or is a person to whom such document may otherwise lawfully be issued or passed on.

NO PUBLIC OFFERING OUTSIDE THE UNITED STATES

    No action has been or will be taken in any jurisdiction, except in the United States, that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to our company or shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

    Purchasers of the shares offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered by us in this offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. As of the date of this prospectus, a member of Mintz Levin owns an aggregate of 9,804 shares of our common stock. Certain legal matters relating to this offering will be passed upon for the underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

    The audited consolidated financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to such registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

    You may read and copy all or any portion of the registration statement without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address, and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC's Web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

    We intend to furnish our stockholders with annual reports containing financial statements audited by our independent public accountants, and will make available quarterly reports for the first three quarters of each fiscal year containing unaudited financial information and such other periodic reports as we may determine to be appropriate or as may be required by law.

                              GOMEZ ADVISORS, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Public Accountants....................    F-2

Consolidated Balance Sheets as of March 31, 1999, December
  31, 1999 and Pro Forma December 31, 1999..................    F-3

Consolidated Statements of Operations for the Period from
  Inception (May 22, 1997) to March 31, 1998, the twelve
  months ended March 31, 1999 and the Nine Months Ended
  December 31, 1999.........................................    F-4

Consolidated Statements of Redeemable Convertible Preferred
  Stock and Stockholders' (Deficit) Equity for the Period
  from Inception (May 22, 1997) to March 31, 1998, the
  Twelve Months Ended March 31, 1999 and the Nine Months
  Ended December 31, 1999 and Pro Forma December 31, 1999...    F-5

Consolidated Statements of Cash Flows for the Period from
  Inception (May 22, 1997) to March 31, 1998, the Twelve
  Months Ended March 31, 1999 and the Nine Months Ended
  December 31, 1999.........................................    F-6

Notes to Consolidated Financial Statements..................    F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Gomez Advisors, Inc.:

    We have audited the accompanying consolidated balance sheets of Gomez Advisors, Inc. (a Delaware corporation) and subsidiary as of March 31, 1999 and December 31, 1999 and the related consolidated statements of operations, redeemable convertible preferred stock, stockholders' (deficit) equity and cash flows for the period from inception (May 22, 1997) to March 31, 1998, the twelve months ended March 31, 1999 and the nine months ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gomez Advisors, Inc. and subsidiary as of March 31, 1999 and December 31, 1999 and the results of their operations and their cash flows for the period from inception (May 22, 1997) to March 31, 1998, the twelve months ended March 31, 1999 and the nine months ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ARTHUR ANDERSEN LLP

BOSTON, MASSACHUSETTS
MARCH 30, 2000 (except for the
matters discussed in Note 12(b) and (c), for which the date is April 5, 2000)

                      GOMEZ ADVISORS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31, 1999
                                                                         ---------------------------
                                                           MARCH 31,                     PRO FORMA
                                                              1999                        (NOTE 3)
                                                          ------------                  ------------
                                                                                        (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.............................  $     35,883   $ 16,426,931   $ 16,426,931
  Accounts receivable, net of allowance of $18,000 and
    $113,000, respectively..............................       331,901      1,488,543      1,488,543
  Other current assets..................................            --         78,758         78,758
                                                          ------------   ------------   ------------
      Total current assets..............................       367,784     17,994,232     17,994,232
                                                          ------------   ------------   ------------
Property and Equipment, Net.............................       399,671      1,954,312      1,954,312
Other Assets............................................       282,241         11,791         11,791
                                                          ------------   ------------   ------------
      Total assets......................................  $  1,049,696   $ 19,960,335   $ 19,960,335
                                                          ============   ============   ============

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable......................................  $    167,431   $  1,078,601   $  1,078,601
  Accrued liabilities...................................       255,000      1,426,203      1,426,203
  Deferred revenue......................................        99,275      1,232,963      1,232,963
  Amounts due to affiliate..............................       171,206             --             --
                                                          ------------   ------------   ------------
      Total current liabilities.........................       692,912      3,737,767      3,737,767
                                                          ------------   ------------   ------------
Commitments and Contingencies (Note 6)
Redeemable Convertible Preferred Stock, $0.01 par value
  (Note 8)..............................................            --     22,142,936             --
Stockholders' Equity (Deficit):
  Series A Preferred stock, $0.01 par value--
    Designated--10,000 shares
    Issued and outstanding--4,905 shares at March 31,
      1999 and December 31, 1999 and no shares on a pro
      forma basis at December 31, 1999..................     1,500,000      1,500,000             --
  Common stock, $0.0001 par value--
    Authorized--29,940,000 shares at March 31, 1999 and
      40,000,000 shares at December 31, 1999 and pro
      forma December 31, 1999
    Issued--3,103,000 shares, 3,695,666 shares and
      13,448,505 shares at March 31, 1999, December 31,
      1999 and pro forma December 31, 1999,
      respectively......................................           310            369          1,344
  Additional paid-in capital............................    27,487,848     31,270,151     54,912,112
  Deferred stock-based compensation.....................   (10,415,470)    (6,777,475)    (6,777,475)
  Accumulated deficit...................................   (18,215,904)   (31,913,413)   (31,913,413)
                                                          ------------   ------------   ------------
      Total stockholders' equity (deficit)..............       356,784     (5,920,368)    16,222,568
                                                          ------------   ------------   ------------
      Total liabilities and stockholders' equity
        (deficit).......................................  $  1,049,696   $ 19,960,335   $ 19,960,335
                                                          ============   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

\

                      GOMEZ ADVISORS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       PERIOD FROM
                                                        INCEPTION      TWELVE MONTHS   NINE MONTHS
                                                      (MAY 22, 1997)       ENDED          ENDED
                                                       TO MARCH 31,      MARCH 31,     DECEMBER 31,
                                                           1998            1999            1999
                                                      --------------   -------------   ------------
Net Revenues........................................    $ 298,421      $  1,539,207    $  3,241,370
Costs and Expenses:
  Direct costs of net revenues......................      216,123           780,622       2,312,164
  Direct marketing incentives.......................           --                --         485,900
  Sales and marketing...............................       74,932           365,329       4,244,013
  Engineering.......................................      267,923           754,256       1,752,846
  General and administrative........................       96,133           463,142       1,210,463
  Stock-based compensation(1).......................           --        15,541,658       6,792,495
                                                        ---------      ------------    ------------
    Total operating expenses........................      655,111        17,905,007      16,797,881
                                                        ---------      ------------    ------------
    Loss from operations............................     (356,690)      (16,365,800)    (13,556,511)
Interest expense....................................           --        (1,500,000)           (897)
Interest income.....................................          189             6,550          95,690
Other expense.......................................          (69)              (84)           (603)
                                                        ---------      ------------    ------------
    Net loss........................................     (356,570)      (17,859,334)    (13,462,321)
    Accretion of dividends on preferred stock.......           --                --        (235,188)
                                                        ---------      ------------    ------------
      Net loss applicable to common stockholders....    $(356,570)     $(17,859,334)   $(13,697,509)
                                                        =========      ============    ============
Basic and Diluted Net Loss per Common Share (Note
    2(j))...........................................    $ (370.27)     $     (44.87)   $      (6.53)
                                                        =========      ============    ============
Basic and Diluted Weighted Average Common Shares
    Outstanding.....................................          963           398,044       2,096,595
                                                        =========      ============    ============
Pro Forma Net Loss per Common Share (Note 2(j))
    (unaudited).....................................                                   $      (1.11)
                                                                                       ============
Pro Forma Basic and Diluted Weighted Average Common
  Shares Outstanding (unaudited)....................                                     12,356,567
                                                                                       ============

------------------------

(1) The following summarizes the departmental allocation of stock-based compensation:

General and administrative..........................   $      --    $  9,924,965   $  5,265,895
Direct costs of net revenues........................          --       5,616,693      1,526,600
                                                       ---------    ------------   ------------
                                                                      15,541,658      6,792,495
                                                       =========    ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                      GOMEZ ADVISORS, INC. AND SUBSIDIARY
     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                         STOCKHOLDERS' (DEFICIT) EQUITY

                                                                         STOCKHOLDERS' (DEFICIT) EQUITY
                                                 -------------------------------------------------------------------------------
                                     REDEEMABLE CONVERTIBLE            SERIES A
                                         PREFERRED STOCK            PREFERRED STOCK             COMMON STOCK
                                    -------------------------   -----------------------   ------------------------   ADDITIONAL
                                    NUMBER OF      CARRYING     NUMBER OF    CARRYING     NUMBER OF    $0.0001 PAR      PAID
                                      SHARES        VALUE        SHARES        VALUE        SHARES        VALUE      IN CAPITAL
                                    ----------   ------------   ---------   -----------   ----------   -----------   -----------
Balance, Inception (May 22,
 1997)............................          --   $         --        --     $        --           --      $   --     $        --
  Issuance of common stock........          --             --        --              --        1,000          --          25,000
  Net loss........................          --             --        --              --           --          --              --
                                    ----------   ------------    ------     -----------   ----------      ------     -----------
Balance, March 31, 1998...........          --             --        --              --        1,000          --          25,000
  Issuance of common stock........          --             --        --              --    3,103,000         310          30,720
  Issuance of shares pursuant to
    exchange agreement............          --             --     4,905       1,500,000       (1,000)         --         (25,000)
  Noncash interest expense related
    to issuance of shares pursuant
    to exchange agreement.........          --             --        --              --           --          --       1,500,000
  Deferred stock--based
    compensation related to
    exchange agreement............          --             --        --              --           --          --      25,957,128
  Amortization of deferred
    stock--based compensation
    expense related to exchange
    agreement.....................          --             --        --              --           --          --              --
  Net loss........................          --             --        --              --           --          --              --
                                    ----------   ------------    ------     -----------   ----------      ------     -----------
Balance, March 31, 1999...........          --             --     4,905       1,500,000    3,103,000         310      27,487,848
  Issuance of common stock........          --             --        --              --      631,000          63           6,247
  Exercise of stock options.......          --             --        --              --       11,666           1          35,831
  Repurchase and retirement of
    restricted common stock.......          --             --        --              --      (50,000)         (5)           (495)
  Issuance of Series B redeemable
    convertible preferred stock,
    net of issuance costs of
    $399,947......................   1,100,000      5,100,053        --              --           --          --         126,816
  Issuance of Series C redeemable
    convertible preferred stock,
    net of issuance costs of
    $2,137,984....................   3,714,839     16,807,695        --              --           --          --         459,404
  Deferred stock-based
    compensation related to
    amended stockholder's
    agreement.....................          --             --        --              --           --          --       3,154,500
  Amortization of deferred
    stock-based compensation
    expense related to exchange
    agreement.....................          --             --        --              --           --          --              --
  Accretion of dividends on
    redeemable convertible
    preferred stock...............          --        235,188        --              --           --          --              --
  Net loss........................          --             --        --              --           --          --              --
                                    ----------   ------------    ------     -----------   ----------      ------     -----------
Balance, December 31, 1999........   4,814,839     22,142,936     4,905       1,500,000    3,695,666         369      31,270,151
  Conversion of redeemable
    convertible preferred stock
    and Series A preferred stock
    into common stock
    (unaudited)...................  (4,814,839)   (22,142,936)   (4,905)     (1,500,000)   9,752,839         975      23,641,961
                                    ----------   ------------    ------     -----------   ----------      ------     -----------
Pro Forma Balance, December 31,
  1999 (Unaudited)................          --   $         --        --     $        --   13,448,505      $1,344     $54,912,112
                                    ==========   ============    ======     ===========   ==========      ======     ===========

                                          STOCKHOLDERS' (DEFICIT) EQUITY
                                    -------------------------------------------

                                                                      TOTAL
                                      DEFERRED                    STOCKHOLDERS'
                                    STOCK-BASED    ACCUMULATED      (DEFICIT)
                                    COMPENSATION     DEFICIT         EQUITY
                                    ------------   ------------   -------------
Balance, Inception (May 22,
 1997)............................  $        --    $         --   $         --
  Issuance of common stock........           --              --         25,000
  Net loss........................           --        (356,570)      (356,570)
                                    ------------   ------------   ------------
Balance, March 31, 1998...........           --        (356,570)      (331,570)
  Issuance of common stock........           --              --         31,030
  Issuance of shares pursuant to
    exchange agreement............           --              --      1,475,000
  Noncash interest expense related
    to issuance of shares pursuant
    to exchange agreement.........           --              --      1,500,000
  Deferred stock--based
    compensation related to
    exchange agreement............  (25,957,128)             --             --
  Amortization of deferred
    stock--based compensation
    expense related to exchange
    agreement.....................   15,541,658              --     15,541,658
  Net loss........................           --     (17,859,334)   (17,859,334)
                                    ------------   ------------   ------------
Balance, March 31, 1999...........  (10,415,470)    (18,215,904)       356,784
  Issuance of common stock........           --              --          6,310
  Exercise of stock options.......           --              --         35,832
  Repurchase and retirement of
    restricted common stock.......           --              --           (500)
  Issuance of Series B redeemable
    convertible preferred stock,
    net of issuance costs of
    $399,947......................           --              --        126,816
  Issuance of Series C redeemable
    convertible preferred stock,
    net of issuance costs of
    $2,137,984....................           --              --        459,404
  Deferred stock-based
    compensation related to
    amended stockholder's
    agreement.....................   (3,154,500)             --             --
  Amortization of deferred
    stock-based compensation
    expense related to exchange
    agreement.....................    6,792,495              --      6,792,495
  Accretion of dividends on
    redeemable convertible
    preferred stock...............           --        (235,188)      (235,188)
  Net loss........................           --     (13,462,321)   (13,462,321)
                                    ------------   ------------   ------------
Balance, December 31, 1999........   (6,777,475)    (31,913,413)    (5,920,368)
  Conversion of redeemable
    convertible preferred stock
    and Series A preferred stock
    into common stock
    (unaudited)...................           --              --     22,142,936
                                    ------------   ------------   ------------
Pro Forma Balance, December 31,
  1999 (Unaudited)................  $(6,777,475)   $(31,913,413)  $ 16,222,568
                                    ============   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                      GOMEZ ADVISORS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           PERIOD FROM        FOR THE        FOR THE
                                                            INCEPTION      TWELVE MONTHS   NINE MONTHS
                                                          (MAY 22, 1997)       ENDED          ENDED
                                                           TO MARCH 31,      MARCH 31,     DECEMBER 31,
                                                               1998            1999            1999
                                                          --------------   -------------   ------------
Cash Flows from Operating Activities:
  Net loss..............................................    $(356,570)     $(17,859,334)   $(13,462,321)
  Adjustments to reconcile net loss to net cash used in
    operating activities--
    Depreciation and amortization.......................       10,870            89,092         329,308
    Amortization of noncash stock based compensation....           --        15,541,658       6,792,495
    Noncash interest expense related to issuance of
      shares pursuant to exchange agreement.............           --         1,500,000              --
    Changes in current assets and liabilities--
      Accounts receivable...............................     (115,843)         (216,058)     (1,156,642)
      Other current assets..............................           --                --         (78,758)
      Accounts payable..................................      173,161            (5,730)        911,170
      Accrued liabilities...............................       26,217           228,783       1,171,203
      Deferred revenue..................................           --            99,275       1,133,688
                                                            ---------      ------------    ------------
        Net cash used in operating activities...........     (262,165)         (622,314)     (4,359,857)
                                                            ---------      ------------    ------------
Cash Flows from Investing Activities:
  Purchases of property and equipment...................     (100,701)         (398,932)     (1,883,949)
  (Increase) decrease in other assets...................         (588)         (281,653)        270,450
                                                            ---------      ------------    ------------
        Net cash used in investing activities...........     (101,289)         (680,585)     (1,613,499)
                                                            ---------      ------------    ------------
Cash Flows from Financing Activities:
  Increase in amounts due to affiliate..................      472,917         1,173,289              --
  Repayment of amounts due to affiliate.................           --                --        (171,206)
  Proceeds from the issuance common stock...............       25,000            31,030           6,310
  Proceeds from the sale of Series B redeemable
    convertible preferred stock, net of issuance
    costs...............................................           --                --       5,226,869
  Proceeds from the sale of Series C redeemable
    convertible preferred stock, net of issuance
    costs...............................................           --                --      17,267,099
  Repurchase of restricted common stock.................           --                --            (500)
  Proceeds from the exercise of stock options...........           --                --          35,832
                                                            ---------      ------------    ------------
        Net cash provided by financing activities.......      497,917         1,204,319      22,364,404
                                                            ---------      ------------    ------------
Net Increase (Decrease) in Cash and Cash Equivalents....      134,463           (98,580)     16,391,048
Cash and Cash Equivalents, beginning of period..........           --           134,463          35,883
                                                            ---------      ------------    ------------
Cash and Cash Equivalents, end of period................    $ 134,463      $     35,883    $ 16,426,931
                                                            =========      ============    ============
Supplemental Disclosure of Noncash Financing Activities:
  Issuance of shares pursuant to exchange agreement.....    $      --      $  1,475,000    $         --
                                                            =========      ============    ============
  Conversion of common stock to preferred stock.........    $      --      $  1,500,000    $         --
                                                            =========      ============    ============
  Accretion of dividends on redeemable convertible
    preferred stock.....................................    $      --      $         --    $    235,188
                                                            =========      ============    ============
  Noncash interest related to warrants issued in
    connection with Series B and Series C redeemable
    convertible preferred stock.........................    $      --      $         --    $    586,220
                                                            =========      ============    ============

  The accompanying notes are an integral part of these consolidated financial statements

                      GOMEZ ADVISORS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) OPERATIONS

    Gomez Advisors, Inc. (the Company), a Delaware corporation, was incorporated on May 22, 1997. Upon incorporation, the Company issued 1,000 shares of common stock to the Ashton Technology Group, Inc. (Ashton) for $25,000. Ashton agreed to provide $1,475,000 in additional financing to support the Company's operations. Prior to January 22, 1999, the Company was operated as a wholly owned subsidiary of Ashton. On January 22, 1999, the Company consummated a recapitalization by entering into an exchange agreement with Ashton and the three founders of the Company (see Note 9 (d)).

    The Company provides an online portal which is designed to attract consumers who are in the process of selecting an e-commerce provider to meet their needs and who are, therefore, more likely to transact business online contemporaneously with that provider. The Company also offers online customer experience measurement tools that are designed to assist businesses in executing their e-commerce strategy.

    The Company is subject to risks common to rapidly growing, technology companies, including limited operating history, dependence of key personnel, rapid technological change, competition from substitute services and larger companies, and the need for additional financing and continued market acceptance of the Company's services.

    In August 1999, the Company changed its fiscal year-end for accounting purposes from March 31 to December 31. Therefore, the consolidated statements of operations included in these financial statements are for the period from inception (May 22, 1997) to March 31, 1998, the twelve months ended March 31, 1999 and the nine months ended December 31, 1999.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accompanying consolidated financial statements reflect the application of the following significant accounting policies, as discussed below and elsewhere in the notes to the consolidated financial statements.

(A) MANAGEMENT'S ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(B) PRINCIPLES OF CONSOLIDATION

    In June 1999, the Company formed a wholly owned subsidiary, Concord Bowling, Inc. (CBI). These consolidated financial statements include the accounts of the Company and CBI. All significant intercompany transactions have been eliminated in consolidation.

(C) REVENUE RECOGNITION

    The Company generates revenue from the operation of two Internet portal sites that provide online information, tools and resources to help consumers find e-commerce firms that are suitable for their needs and to help e-commerce businesses identity, acquire and retain customers. As described in Note (10), the Company has two operating segments, GOMEZ.COM and GOMEZPRO. GOMEZ.COM includes

                      GOMEZ ADVISORS, INC. AND SUBSIDIARY

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) revenue from lead generation and transaction-based revenue and advertising and sponsorship revenue. GOMEZPRO includes subscription and advisory revenue.

    LEAD GENERATION AND TRANSACTION-BASED REVENUE

    Lead generation and transaction-based revenues are generated by facilitating contact between individuals who are Gomez members (member) and online businesses that have contracted with the Company. The Company charges the on-line businesses either a fixed payment per lead generation or opened account or a percentage of the total retail sale to a referred member. Revenue is recognized upon the completion of the earnings process which is when a consumer has completed the transaction and there are no further conditions or obligations to the on-line business. In addition, the Company may determine to pay an incentive payment to the referred member for using the Gomez website. The Company determines the amount of the incentive payments and retains credit risk with the online businesses. The Company records gross revenue on the amounts they receive from the on-line businesses and records the expense related to the incentive payments given to the member as marketing incentive expense. For the nine months ended December 31, 1999, the amount related to incentive payments was approximately $486,000.

    SUBSCRIPTION REVENUE

    Subscription revenue is generated from the sale of subscriptions to the GOMEZPRO DATA STATION, which contains a detailed analysis of the data compiled to develop the Company's SCORECARDS. Subscriptions are typically sold in 12-month terms and revenue is recognized ratably over the period the services are provided.

    ADVISORY REVENUE

    Advisory revenue generally represents advisory services provided by the Company on a fixed-fee or time-and-materials basis. Advisory revenue is recognized as the services are performed.

    Deferred revenue consists of amounts billed or collected by the Company prior to satisfying the above revenue recognition criteria and relates primarily to subscription, advertising and advisory contracts.

    Included in net revenues is approximately $59,000 and $29,000 for the periods ended December 31, 1999 and March 31, 1999, respectively, related to barter transactions. The Company has valued these transactions at the fair value of services rendered.

(D) CASH AND CASH EQUIVALENTS

    The Company accounts for investments under Statement of Financial Accounting Standards (SFAS) No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. The Company considers all highly liquid investments with original maturities of 90 days or less at the time of purchase to be cash equivalents. At March 31, 1999 and December 31, 1999, cash equivalents consisted primarily of money market funds.

                      GOMEZ ADVISORS, INC. AND SUBSIDIARY

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(E) DEPRECIATION AND AMORTIZATION

    The Company provides for depreciation and amortization using the straight-line method by charges to operations in amounts estimated to allocate the cost of property and equipment over their estimated useful lives, as follows:

                                                             ESTIMATED     MARCH 31,   DECEMBER 31,
ASSET CLASSIFICATION                                        USEFUL LIFE      1999          1999
--------------------                                       -------------   ---------   ------------
Computer and office equipment............................      3-5 years   $455,036     $1,692,083
Furniture and fixtures...................................        7 years     39,473        142,612
Computer software........................................        3 years         --        264,391
Leasehold improvements...................................  Life of lease      5,123        284,495
                                                                           --------     ----------
                                                                            499,632      2,383,581
Less accumulated depreciation and amortization...........                    99,961        429,269
                                                                           --------     ----------
                                                                           $399,671     $1,954,312
                                                                           ========     ==========

    Depreciation expense for the periods ended March 31, 1998, March 31, 1999 and December 31, 1999 was approximately $11,000, $89,000 and $329,000, respectively.

(F) DIRECT COSTS OF NET REVENUES

    Direct costs of net revenues consist principally of documentation, production, Web site administration and maintenance costs and payroll and benefits related to research and technical personnel.

(G) DIRECT MARKETING INCENTIVES

    The Company has programs directed at obtaining new customers. Certain programs result in the customer receiving an immediate financial benefit in exchange for completing transactions with GOMEZ.COM merchants. The Company expenses the related costs when the customer agrees to begin service.

(H) SALES AND MARKETING EXPENSE

    Sales and marketing expense includes payroll and related benefits of sales people, advertising and other marketing expenses. Also included in sales and marketing expense are costs of incentive payments given to members related to lead generation and transaction-based revenue. For the nine months ended December 31, 1999, the amount related to incentive payments is approximately $486,000.

(I) STOCK-BASED COMPENSATION EXPENSE

    Stock-based compensation relates to stock option and common stock grants to certain officers and other individuals at exercise prices below the deemed fair market value at the date of grant. Stock-based compensation expense of approximately $15,542,000 and $6,792,000, respectively, is included in the Company's consolidated statements of operations for the year ended March 31, 1999 and the nine months ended December 31, 1999. There was no stock-based compensation for the period ended March 31, 1998.

    SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, defines a fair-value-based method of accounting for employee stock options and other stock-based compensation issued at fair market value.

                      GOMEZ ADVISORS, INC. AND SUBSIDIARY

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Compensation expense related to employee stock-based compensation arising from this method of accounting can be reflected in the financial statements or, alternatively, entities can continue to follow the intrinsic value method of APB No. 25 and disclose in the financial statement footnotes the pro forma net loss and loss-per-share effect of the fair-value-based accounting. The Company has adopted the disclosure-only alternative (see Note 9(e)). The Company accounts for options and warrants granted to nonemployees using the fair-value method prescribed by SFAS No. 123.

(J) CONCENTRATIONS OF CREDIT RISK

    Financial instruments that subject the Company to credit risk consist of cash and cash equivalents and accounts receivable. The Company maintains the majority of its cash balances with financial institutions. Concentrations of credit risk with respect to accounts receivable is limited to certain customers to whom the Company makes substantial sales. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited. The Company operates in two industry segments (See Note 10) and derives substantially all of its revenues from domestic customers.

    The following table summarizes the number of customers that individually comprise greater than 10% of net revenues and accounts receivable for the periods presented:

                                                          PERIODS ENDED
                                               ------------------------------------
                                               MARCH 31,   MARCH 31,   DECEMBER 31,
                                                 1998        1999          1999
                                               ---------   ---------   ------------
Revenue--
  Customer A.................................     29%         16%            *
  Customer B.................................     25           *             *
  Customer C.................................     18           *             *
  Customer D.................................     10          12             *
  Customer E.................................      *           *            19%

                                                              MARCH 31,   DECEMBER 31,
                                                                1999          1999
                                                              ---------   ------------
Accounts Receivable--
  Customer A................................................      *             *
  Customer B................................................      *             *
  Customer C................................................      *             *
  Customer D................................................     23%            *
  Customer E................................................     12            30%
  Customer F................................................     14             *
  Customer G................................................      *            12

------------------------

*Less than 10%.

(K) NET LOSS PER SHARE

    In accordance with SFAS No. 128, EARNINGS PER SHARE, basic and diluted net loss per common share is calculated by dividing the net loss applicable to common stockholders by the weighted average number of vested common shares outstanding during the period. Diluted net loss per common share is the same as basic net loss per common share, since the effects of the Company's potentially dilutive

                      GOMEZ ADVISORS, INC. AND SUBSIDIARY

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) securities are antidilutive for all periods presented. Antidilutive securities, which consist of stock options, warrants and unvested common stock that are not included in diluted net loss per share, were 100,000, 4,705,000 and 6,327,000 as of March 31, 1998, March 31, 1999 and December 31, 1999, respectively. Pro forma net loss per share gives effect to the conversion of preferred stock not included in the computation of basic and diluted net loss per share that will automatically convert upon the completion of the Company's proposed initial public offering (on an as-converted basis) from the original date of issuance, as well as restricted common stock which will become vested upon the completion of the proposed initial public offering. Upon consummation of the proposed initial public offering, all of the preferred stock outstanding as of December 31, 1999 will automatically convert into an aggregate of 9,752,839 shares of common stock.

    In accordance with Staff Accounting Bulletin (SAB) No. 98, the Company has determined that there were no nominal issuances of the Company's common stock prior to the Company's planned initial public offering. The following table reconciles the weighted average common shares outstanding to the shares used in the computation of basic and diluted and pro forma basic and diluted weighted average common shares outstanding:

                                                                     FOR THE PERIODS ENDED,
                                                              ------------------------------------
                                                              MARCH 31,   MARCH 31,   DECEMBER 31,
                                                                1998        1999          1999
                                                              ---------   ---------   ------------
Historical:
  Basic and diluted shares--
    Weighted average common shares outstanding..............     963       586,933      3,701,918
    Less--Weighted average unvested common shares
      outstanding...........................................      --       188,889      1,605,323
                                                                 ---       -------     ----------
      Basic and diluted weighted average common shares
        outstanding.........................................     963       398,044      2,096,595
                                                                 ===       =======     ==========
Pro Forma:
  Weighted average shares of common stock outstanding used
    in computing basic and diluted net loss per share.......                            2,096,595
  Weighted average shares common shares issuable upon
    conversion of preferred stock...........................                            8,654,648
  Weighted average restricted common shares vested upon the
    completion of an initial public offering (Note 9(d))....                            1,605,324
                                                                                       ----------
      Pro forma basic and diluted weighted average common
        shares outstanding..................................                           12,356,567
                                                                                       ==========

(L) COMPREHENSIVE LOSS

    As of April 1, 1998, the Company adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 130 requires disclosure of all components of comprehensive income (loss) on an annual and interim basis. Comprehensive income
(loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. The Company's comprehensive loss is equal to its reported net loss for all periods presented.

                      GOMEZ ADVISORS, INC. AND SUBSIDIARY

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(M) FAIR VALUE OF FINANCIAL INSTRUMENTS

    Financial instruments consist principally of cash, accounts receivable and accounts payable. The estimated fair value of these instruments approximates their carrying value.

(N) SOFTWARE DEVELOPMENT COSTS

    Statement of Position (SOP) No. 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE, requires capitalization of certain qualifying internal-use-software development costs that are incurred during the application development stage subsequent to the establishment of technological feasibility and the completion of a working model, which are amortized over the software's estimated useful life. Costs of enhancements to internal-use computer software are capitalized and amortized over the software's estimated useful life if they result in additional functionality and are qualified expenditures. Based on the Company's internal-use software development process, technological feasibility has been established upon completion of a working model and additional development costs have not been significant. Accordingly, the Company had charged all such costs to operating expenses in the accompanying consolidated statements of operations.

(O) DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

    SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 is not expected to have a material impact on the Company's consolidated financial statements.

(P) RECENT ACCOUNTING PRONOUNCEMENTS

    The Securities and Exchange Commission issued SAB No. 101, REVENUE RECOGNITION, in December 1999. This bulletin established guidelines for revenue recognition and is effective for periods beginning after March 15, 2000. The Company believes that the adoption of the guidance provided in SAB No. 101 will not have a material impact on future operating results.

(3) PRO FORMA CONVERSION AND RETIREMENT OF PREFERRED STOCK

    On April 5, 2000, the Board of Directors of the Company authorized management to pursue an initial public offering (IPO) of the Company's common stock. Upon closing of the Company's proposed IPO, all of the Company's
Series A, Series B and Series C preferred stock will automatically convert into 9,752,839 shares of common stock. The pro forma effect of the conversion of the preferred stock on stockholders' equity (deficit) has been presented separately in the Company's accompanying consolidated balance sheets and consolidated statements of stockholders' equity (deficit) and Note 8(b), assuming the conversion had occurred as of December 31, 1999.

                      GOMEZ ADVISORS, INC. AND SUBSIDIARY

(4) ACCRUED LIABILITIES

    Accrued liabilities consist of the following:

                                                        MARCH 31,   DECEMBER 31,
                                                          1999          1999
                                                        ---------   ------------
Accrued member incentive fees.........................  $     --     $  161,275
Accrued stock issuance costs..........................   220,000        984,248
Other accrued liabilities.............................    35,000        280,680
                                                        --------     ----------
                                                        $255,000     $1,426,203
                                                        ========     ==========

(5) INCOME TAXES

    The Company follows the liability method of accounting for income taxes in accordance with the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES, whereby a deferred tax asset or liability is determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by enacted tax rates. The components of the Company's net deferred tax assets are approximately as follows at March 31, 1999 and December 31, 1999:

                                                       MARCH 31,   DECEMBER 31,
                                                         1999          1999
                                                       ---------   ------------
Net operating loss carryforwards.....................  $ 462,850   $ 3,030,625
Depreciation and amortization........................     (5,622)      (26,438)
Other................................................     21,343       147,388
                                                       ---------   -----------
                                                         478,571     3,151,575
Less--Valuation allowance............................   (478,571)   (3,151,575)
                                                       ---------   -----------
                                                       $      --   $        --
                                                       =========   ===========

    The Company has recorded a full valuation allowance against the deferred tax assets consisting primarily of its net operating loss carryforwards in the accompanying consolidated financial statements, as it is more likely than not that these benefits will not be realizable in future years' tax returns.

    At March 31, 1999 and December 31, 1999, the Company had available a net operating loss carryforward of approximately $1,149,000 and $7,526,000, respectively, which expires through 2019. Prior to January 23, 1999, the Company was included in Ashton's consolidated tax return. The net operating loss carryforwards include losses generated and not used while the Company was part of Ashton's consolidated tax return. This carryforward is subject to review and possible adjustment by the Internal Revenue Service. The Internal Revenue Code
(IRC) contains provisions that may limit the Company's use of the carryforward in the event that there are significant changes in the ownership, as defined in
Section 382 of the IRC. The Company has experienced changes in ownership in connection with the Series B and Series C redeemable convertible preferred stock financings but does not believe its net operating loss carryforwards will be limited by these changes in ownership.

(6) COMMITMENTS AND CONTINGENCIES

(A) OPERATING LEASES

    Beginning January 1998, the Company leased certain office space under operating lease agreements through March 2001. Included in the accompanying consolidated statements of operations

                      GOMEZ ADVISORS, INC. AND SUBSIDIARY

(6) COMMITMENTS AND CONTINGENCIES (CONTINUED) for the periods ended March 31, 1998, March 31, 1999 and December 31, 1999 is rent expense of approximately $25,000, $89,000 and $271,000, respectively, related to these leases.

    The approximate future minimum annual rent due under the operating lease agreements as of December 31, 1999 are as follows:

                                                               TOTAL
                                                              --------
2000........................................................  $415,000
2001........................................................    26,000
                                                              --------
                                                              $441,000
                                                              ========

(B) CONTINGENCIES

    As discussed in Note 9(d), the Company consummated a recapitalization of its outstanding common stock by entering into an Exchange Agreement with Ashton, certain officers of Ashton and certain officers of the Company. Certain officers of the Company have agreed to reimburse the Company should certain tax costs associated with such recapitalization be adjusted in the future. As a result of the foregoing, in the opinion of management, an adjustment of such tax cost, if any, is not expected to have a material impact on the Company's results of operations or financial position.

(7) AMOUNTS DUE TO AFFILIATE

    During 1998, the Company was financed by advances from a party affiliated with the Company (Ashton). In January 1999, the Company entered into an agreement with Ashton to formally forgive $1,475,000 of the amounts due in exchange for 59,000 shares of common stock (see Note 9(d)). The Company recorded the forgiveness as a capital contribution, as reflected in the accompanying consolidated financial statements. In addition, the Company has recorded an interest charge of $1,500,000 included in the accompanying statement of operations for the period ended March 31, 1999 related to this transaction (see
Note 9(d)). Amounts due to Ashton, which consisted primarily of working capital advances, general and administrative services and operating expenses, were approximately $171,000 at March 31, 1999. This amount was repaid to Ashton during 1999. There were no amounts outstanding at December 31, 1999.

(8) REDEEMABLE CONVERTIBLE PREFERRED STOCK AND PREFERRED STOCK

(A) PREFERRED STOCK

    The Company has authorized 10,000,000 shares of preferred stock with a $0.01 par value, 10,000 of which are designated as Series A preferred stock (Series A Preferred Stock), 1,300,000 designated as Series B redeemable convertible preferred stock (Series B Preferred Stock) and 6,000,000 designated as Series C redeemable convertible preferred stock (Series C Preferred Stock).

    The rights, preferences and privileges of the preferred stock are as follows:

    DIVIDENDS

    The holders of the Series A Preferred Stock are entitled to noncumulative dividends of 0.5% of the liquidation preference. The holders of the Series B Preferred Stock are entitled to cumulative dividends at rate a of 6% of the liquidation preference. These dividends accrete semiannually in arrears on the last day of March and September of each year, commencing on September 30, 1999. Series B

                      GOMEZ ADVISORS, INC. AND SUBSIDIARY

(8) REDEEMABLE CONVERTIBLE PREFERRED STOCK AND PREFERRED STOCK (CONTINUED) Preferred Stock dividends are payable if and as declared by the Board, at the option of the Company, in either (i) cash, (ii) by the issuance of additional shares of Series B Preferred Stock or (iii) by a combination of both. At December 31, 1999, dividends have accreted on the Series B Preferred Stock of approximately $165,000. No dividends may be declared or paid on the Company's common stock, unless all cumulative dividends have been paid on the Series B Preferred Stock.

    The holders of the Series C Preferred Stock are entitled to cumulative dividends at a rate of 8% of the liquidation preference. No dividends may be declared on Series A Preferred Stock or common stock unless all Series C Preferred Stock dividends have been paid. The holders of the Series C Preferred Stock are entitled to participate in any dividends declared on any other class of capital stock. At December 31, 1999, dividends have accreted on the Series C Preferred Stock of approximately $70,000.

    To date, no dividends have been declared. The Company has provided for Series B and C Preferred Stock cumulative dividends by accreting charges against the accumulated deficit with corresponding increases to the carrying value of Series B and C Preferred Stock. The cumulative dividends aggregated approximately $235,000 for the nine months ended December 31, 1999.

    CONVERSION

    Each share of Series A Preferred Stock is convertible, at the option of the holder, into 1,000 shares of common stock, subject to adjustment, as defined. Each share of Series B preferred stock is convertible, at the option of the holder, into the number of share obtained by dividing (i) the liquidation preference plus (ii) all accrued but unpaid dividends by the conversion price ($5.00 subject to adjustment, as defined), currently 1.03 shares of common stock for each share of Series B Preferred Stock. Each share of Series C Preferred Stock is convertible, at the option of the holder, into one share of common stock, subject to adjustment as defined.

    Upon the closing of an IPO, all outstanding shares of Series A and Series B Preferred Stock automatically convert into shares of common stock at the same conversion ratio as would have been utilized upon an optional conversion. All outstanding shares of Series C Preferred Stock automatically convert into shares of common stock at the same ratio as would have been utilized upon an optional conversion upon the completion of a Qualified Initial Public Offering (Qualified Offering). A Qualified Offering is defined as an IPO with net proceeds of $20,000,000 and a per share offering price of not less that $10.20 per share.

    VOTING RIGHTS

    The Series A Preferred stockholders and Series C Preferred stockholders are entitled to vote on all matters with the common stockholders as one class of stock. The Series A Preferred stockholders and Series C Preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which each share of the Series A Preferred Stock and Series C Preferred Stock are then convertible. The Series B Preferred stockholders do not have voting rights.

    LIQUIDATION

    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the corporation, the holders of the Series B and Series C Preferred Stock are entitled to be paid first an amount equal to $5.00 per share of Series B Preferred Stock and $5.10 per share of Series C Preferred Stock plus all accrued and unpaid dividends. If the liquidation occurs after January 1, 2001, the

                      GOMEZ ADVISORS, INC. AND SUBSIDIARY

(8) REDEEMABLE CONVERTIBLE PREFERRED STOCK AND PREFERRED STOCK (CONTINUED) Series C Preferred Stock liquidation preference will increase to $12.75 per share. Following payment in full to the Series B and C Preferred stockholders, the Series A Preferred stockholders are entitled to be paid a liquidation preference of $300.71 per share plus all accrued and unpaid dividends. Following the payment to the Series A Preferred stockholders, the Series A and C Preferred stockholders are entitled to receive additional distributions, on a pro rata basis, as if converted, until the holders of the Series A Preferred Stock have received an aggregate liquidation preference of $3,058.10 per share. Following payment in full to the holders of Series A and Series C Preferred Stock, the remaining assets shall be distributed on a pro rata basis among the holders of the Company's common stock.

    REDEMPTION RIGHTS

    The Company has the right to redeem the outstanding shares of Series A Preferred Stock at any time at a price in cash equal to the liquidation preference plus all accrued and unpaid dividends.

    The Series B Preferred Stock may not be redeemed by the Company prior to the fourth anniversary date of the issuance date. On or after the fourth anniversary date, the Company shall have the option to redeem, in whole or in part, all outstanding shares of Series B Preferred Stock at the redemption price (initially $5.00 per share) plus all accrued and unpaid dividends. On or after the third anniversary, if an initial public offering registration statement has not been filed, then the holders of at least two-thirds of the Series B Preferred Stock can require the Company to redeem all of such requesting holders' shares at the liquidation preference plus all accrued and unpaid dividends.

    At the request of the holders of at least two-thirds of the Series C Preferred Stock then outstanding, the Company shall redeem one-third of the then outstanding shares of Series C Preferred Stock on December 30 of 2004, 2005 and 2006 at a redemption price per share equal to the greater of the original conversion price or the conversion price as adjusted plus all accrued and unpaid dividends.

(B) REDEEMABLE CONVERTIBLE PREFERRED STOCK

    The following is a summary of the activity related to Series B and Series C Preferred Stock:

                                            SERIES B                 SERIES C
                                     REDEEMABLE CONVERTIBLE   REDEEMABLE CONVERTIBLE
                                        PREFERRED STOCK           PREFERRED STOCK
                                     ----------------------   -----------------------      TOTAL
                                     NUMBER OF   REDEMPTION   NUMBER OF   REDEMPTION    REDEMPTION
                                      SHARES       VALUE       SHARES        VALUE         VALUE
                                     ---------   ----------   ---------   -----------   -----------
Balance, March 31, 1999............         --   $       --          --   $        --   $        --
Issuance of Series B Preferred
  Stock............................  1,100,000    5,500,000          --            --     5,500,000
Issuance of Series C Preferred
  Stock............................         --           --   3,714,839    18,945,679    18,945,679
Accretion of dividends on Series B
  Preferred Stock..................         --      165,000          --            --       165,000
Accretion of dividends on Series C
  Preferred Stock..................         --           --          --        70,188        70,188
                                     ---------   ----------   ---------   -----------   -----------
                                     1,100,000   $5,665,000   3,714,839   $19,015,867   $24,680,867
                                     =========   ==========   =========   ===========   ===========

                      GOMEZ ADVISORS, INC. AND SUBSIDIARY

(9) STOCKHOLDERS' EQUITY (DEFICIT)

(A) COMMON STOCK

    The Company had previously authorized 33,000,000 shares of common stock, of which 60,000 were classified as Class A $0.0001 par value common stock and 29,940,000 were classified as $0.0001 par value common stock. In October 1999, the Company amended its Certificate of Incorporation to authorize 40,000,000 shares of one class of common stock, $0.0001 par value. In connection with this amendment, all Class A common stock was reclassified as common stock $0.0001 par value.

(B) STOCK SPLIT

    In January 1999, the Company consummated a 1,000-for-1 split of its outstanding common stock by declaring a stock dividend to all of the holders of record of its outstanding common stock as of January 27, 1999. All share amounts in the accompanying consolidated financial statements have been retroactively adjusted to reflect this stock split. The common stock outstanding as of March 31, 1998 were not subject to the stock split.

(C) RESERVED SHARES

    The Company has reserved the following number of shares of common stock for the conversion of preferred stock and issuance of stock options and warrants.

Series A Preferred Stock....................................   4,905,000
Series B Preferred Stock....................................   1,133,000
Series C Preferred Stock....................................   3,714,839
Stock options and warrants..................................   8,334,000
                                                              ----------
                                                              18,086,839
                                                              ==========

(D) RECAPITALIZATION

    On January 22, 1999, the Company consummated a recapitalization of its outstanding common stock by entering into an Exchange Agreement with Ashton, certain officers of Ashton and certain officers of the Company.

    As discussed in Note 1, the Company's initial capitalization was from Ashton, who purchased 1,000 shares of common stock in exchange for $25,000. From the period of inception through the recapitalization date, Ashton had funded the operations of the Company. On the date of recapitalization, the Company owed Ashton $1,475,000 for prior advances. This debt was converted into 59,000 shares of the Company's common stock. Ashton's then total 60,000 shares of common stock of the Company were converted into 4,905 shares of Series A Preferred Stock. The value of the Series A Preferred Stock issued to Ashton was at an implied as converted to common stock value of $.30 per share, which was deemed to be below the current fair value of common stock of $3.50. The Company has recorded an interest charge related to beneficial conversion of approximately $1,500,000 which was the aggregate amount of the debt converted to preferred stock in the accompanying consolidated statement of operations for the 12 months ended
March 31, 1999.

    In addition, certain executives of Ashton (Ashton Executives) exchanged their equity interests in the Company in connection with the recapitalization for 1,000,000 shares of common stock and

                      GOMEZ ADVISORS, INC. AND SUBSIDIARY

(9) STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED) proceeds of $10,000. The Company has the right to repurchase any unvested common shares from any Ashton Executive that is no longer employed by Ashton or its subsidiaries at a certain price, as defined, for a two-year period from the date of issuance or until the completion of an IPO, if sooner. The Company will follow EITF 96-18 and mark to market the 1,000,000 common shares issued to Ashton employees. The Company calculated a compensation charge of approximately $4,990,000 in relation to the exchange of these equity interests based on a value of $5.00 per share, which was deemed to be the fair value as of March 31, 1999. This charge is being recorded over the two-year vesting period which will be accelerated upon an IPO. The Company has recorded compensation expense of approximately $416,000 and $1,871,000 in the accompanying consolidated statements of operation related to these shares for the year ended March 31, 1999 and the nine months ended December 31, 1999, respectively.

    In connection with the Exchange Agreement, the Company also issued an additional 631,000 shares of Common Stock to Ashton employees designated by Ashton. These shares were issued in April and May of 1999 at $0.01 per share and are subject to the restrictions and vesting discussed above. The Company will follow EITF 96-18 and mark to market the 631,000 common shares issued to the Ashton employees. The Company calculated a charge of approximately $3,149,000 in relation to the issuance of these additional shares based on a value of $5.00 per share, which was deemed to be the fair value. The Company has recorded compensation expense of $1,050,000 in the accompanying consolidated statement of operation related to these shares for nine months ended December 31, 1999. In October 1999, the Company repurchased 50,000 shares of this restricted stock from a former Ashton Executive for approximately $500. These shares were canceled by the Company.

    Also in connection with the Exchange Agreement, the founders of the Company exchanged their equity interests in the Company for 2,103,000 shares of common stock and proceeds of $21,030 and options to purchase 3,003,000 shares of common stock at an exercise price of $0.011 per share. The shares were initially granted to the founders of the Company in January 1999 with no restrictions or vesting. In connection with a subsequent financing during December 1999, the founders of the Company entered into an amended stockholder's agreement in which they voluntarily accepted restrictions and vesting on these shares. The vesting period begins December 30, 1999 at which time 50% of the shares are vested, an additional 25% become vested at December 30, 2000 and the final 25% on December 30, 2001. The vesting fully accelerates upon the completion of an IPO by the Company. The Company calculated a compensation charge of $7,339,000 in relation to the common stock received by the founders based on a value of $3.50 per share, which was deemed to be the fair value at that time. In addition, the Company calculated an additional compensation charge of $3,154,500 in connection with the amended stockholder's agreement in December 1999. This charge was based on a value of $5.00 per share, which was deemed to be the fair value at that time. This charge is recorded over the vesting period of the shares of common stock. The Company has recorded a compensation expense of approximately $6,792,000 in the accompanying consolidated statement of operation for the nine months ended December 31, 1999. In addition, the Company calculated a charge of approximately $10,479,000 in relation to the issuance of the 3,003,000 options to purchase common stock, also based upon the $3.50 fair value. The Company recorded compensation expense of approximately $7,786,000 in relation to these options for the twelve months ended March 31, 1999. The remaining charge of approximately $2,693,000 will be recorded over the remaining vesting period.

                      GOMEZ ADVISORS, INC. AND SUBSIDIARY

(9) STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
(E) STOCK OPTION PLANS

    1998 STOCK PLAN

    In 1998, the Company approved the Gomez Advisors, Inc. 1998 Stock Plan (the 1998 Plan), pursuant to which 600,000 shares of common stock were reserved for stock options, stock grants and other stock-based awards. Issuances under the 1998 Plan expire in 10 years from issue date. Under the 1998 Plan, the Company may grant both incentive stock options and nonqualified options, as well as award or sell shares of common stock to employees, directors or consultants of the Company. All option grants, prices and vesting periods are determined by the Board of Directors. Options generally vest annually over three years. However, certain option grants contain provisions to accelerate vesting upon defined events. As of December 31, 1999, there are 46,334 shares available for future grant under the 1998 plan.

    1999 STOCK PLAN

    In 1999, the Board of Directors approved the Gomez Advisors, Inc. 1999 Stock Plan (the 1999 Plan), pursuant to which 3,000,000 shares of common stock were reserved for stock options, stock grants and other stock-based awards. Issuances under the 1999 Plan generally expire 10 years from issue date. Under the 1999 Plan, the Company may grant both incentive stock options and nonqualified options, as well as award or sell shares of common stock to employees, directors or consultants of the Company. All option grants, prices and vesting are determined by the Board of Directors. Options generally vest annually over three years. However, certain option grants contain provisions to accelerate vesting upon defined events. As of December 31, 1999, there are 1,899,000 shares available for future grant under the 1999 Plan.

    1999 LONG-TERM INCENTIVE STOCK PLAN

    In 1999, the Board of Directors approved the 1999 Long-term Incentive Stock Plan (the 1999 Incentive Plan), pursuant to which 3,003,000 shares of common stock were reserved for stock options, stock grants and other stock-based awards. Issuances under the 1999 Incentive Plan generally expire 10 years from issue date. Under the 1999 Incentive Plan, the Company may grant both incentive stock options and nonqualified options, as well as award or sell shares of common stock to employees, directors or consultants of the Company. All option grants and prices are determined by the Board of Directors. Options under the plan typically vest as follows (i) 50% on the date of grant, (ii) 25% on the first anniversary and (iii) 25% on the second anniversary. However, certain option grants contain provisions to accelerate vesting upon defined events. As of December 31, 1999, there are no shares available for future grant under the 1999 Incentive Plan.

                      GOMEZ ADVISORS, INC. AND SUBSIDIARY

(9) STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    Stock option activity under the 1998 Plan, the 1999 Plan and the 1999 Long-Term Incentive Stock Plan is summarized as follows:

                                                                           WEIGHTED
                                                                           AVERAGE
                                          NUMBER OF    EXERCISE PRICE   EXERCISE PRICE
                                            SHARES       PER SHARE        PER SHARE
                                          ----------   --------------   --------------
Inception (May 22, 1997)................          --     $       --          $  --
  Granted...............................     100,000           1.00           1.00
                                          ----------     ----------          -----
Outstanding March 31, 1998..............     100,000           1.00           1.00
  Granted...............................   7,605,000      0.01-5.00           0.37
  Canceled..............................  (4,000,000)     0.01-1.00           0.26
                                          ----------     ----------          -----
Outstanding, March 31, 1999.............   3,705,000      0.01-5.00           0.50
  Granted...............................   1,016,000           5.00           5.00
  Exercised.............................     (11,666)     2.00-3.50           3.07
  Canceled..............................     (63,334)     2.00-5.00           3.58
                                          ----------     ----------          -----
Outstanding, December 31, 1999..........   4,646,000     $0.01-5.00          $1.43
                                          ==========     ==========          =====
Exercisable, March 31, 1999.............   1,534,834     $0.01-1.00          $0.03
                                          ==========     ==========          =====
Exercisable, December 31, 1999..........   1,673,841     $1.00-3.50          $0.22
                                          ==========     ==========          =====

    There were no shares exercisable at March 31, 1998.

    The following table summarizes information relating to currently outstanding and exercisable options as of December 31, 1999.

                              OUTSTANDING
-----------------------------------------------------------------------
                                                             WEIGHTED
                                                              AVERAGE
                                                             REMAINING
                                                            CONTRACTUAL       EXERCISABLE
EXERCISE                                    NUMBER OF          LIFE            NUMBER OF
PRICES                                       SHARES         (IN YEARS)          SHARES
--------                                    ---------       -----------       -----------
$0.01                                       3,003,000           2.81           1,501,500
 1.00                                         100,000           8.11              33,334
 2.00                                         345,000           8.57             115,004
 3.50                                          97,000           8.93              24,003
 5.00                                       1,101,000           9.56                  --
                                            ---------                          ---------
                                            4,646,000                          1,673,841
                                            =========                          =========

    The Company has computed the pro forma disclosures required under SFAS
No. 123 for options granted to employees using the Black-Scholes option pricing model prescribed by SFAS No. 123. The

                      GOMEZ ADVISORS, INC. AND SUBSIDIARY

(9) STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED) assumptions used and the weighted average information for the periods ended March 31, 1998, March 31, 1999 and December 31, 1999 are as follows:

                                                          MARCH 31,    MARCH 31,    DECEMBER 31,
                                                             1998         1999          1999
                                                          ----------   ----------   ------------
Risk-free interest rates................................  5.41-5.61%   4.18-5.63%    5.08-6.03%
Expected dividend yield.................................          --           --            --
Expected life...........................................     3 years      3 years       3 years
Expected volatility.....................................         70%          70%           70%
Weighted average fair value per share of options
  granted...............................................  $     0.50   $     1.68    $     2.51
Weighted-average remaining contractual life of options
  outstanding...........................................   5.1 years    4.7 years     9.9 years

    Had compensation expense from the Company's stock option plan been determined consistent with SFAS No. 123, net loss and net loss per share would have been approximately as follows:

                                                                      PERIODS ENDED
                                                         ---------------------------------------
                                                         MARCH 31,    MARCH 31,     DECEMBER 31,
                                                           1998          1999           1999
                                                         ---------   ------------   ------------
Net loss applicable to common stockholders--
  As reported..........................................  $(356,570)  $(17,859,334)  $(13,697,509)
                                                         =========   ============   ============
  Pro forma............................................  $(359,626)  $(18,424,716)  $(15,295,426)
                                                         =========   ============   ============
Basic and diluted net loss per share--
  As reported..........................................  $ (370.27)  $     (44.87)  $      (6.53)
                                                         =========   ============   ============
  Pro forma............................................  $ (373.44)  $     (46.29)  $      (7.30)
                                                         =========   ============   ============

(F) WARRANTS

    In September 1999, the Company issued a warrant to purchase 100,000 shares of common stock in connection with the Series B Preferred Stock financing at an exercise price of the greater of (i) $10 per share or (ii) the per share offering price of the Company's common stock in an initial public offering if an initial public offering has occurred prior to the date of exercise. The warrant is exercisable beginning December 18, 1999 and expires on June 18, 2001. The Company has recorded a noncash charge of approximately $127,000 related to these options, which has been included as a Series B Preferred Stock offering cost in the nine months ended December 31, 1999.

    In connection with the Series C Preferred Stock financing, the Company incurred an obligation to issue warrants to purchase 111,445 shares of common stock at an exercise price of $5.10 per share. In connection with these warrants, the Company has recorded a noncash charge of approximately $459,000 as a component of the offering costs of the Series C Preferred Stock financing.

(10) SEGMENT AND GEOGRAPHIC INFORMATION

    The Company has adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 establishes standards for reporting information regarding operating

                      GOMEZ ADVISORS, INC. AND SUBSIDIARY

(10) SEGMENT AND GEOGRAPHIC INFORMATION (CONTINUED) segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Company's chief decision maker, as defined under SFAS No. 131, is the Chief Executive Officer.

    The Company views its operations and manages its business as two segments, electronic commerce from its Web site (GOMEZ.COM) and data tools and advisory services (GOMEZPRO). The Company's reportable segments are strategic business units that provide distinct services to the end customer. They are managed separately because each business requires different marketing and management strategies. The Company's approach is based on the way that management organizes the segments within the Company for making operating decisions and assessing performance.

    The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

                                            GOMEZ.COM     GOMEZPRO        OTHER          TOTAL
                                           -----------   -----------   ------------   ------------
Period from inception (May 22, 1997) to
  March 31, 1998--
  Net revenues...........................  $        --   $   298,421   $         --   $    298,421
                                           ===========   ===========   ============   ============
  Operating expenses.....................  $  (228,841)  $  (273,571)  $   (152,699)  $   (655,111)
                                           ===========   ===========   ============   ============
  Segment income (loss)..................  $  (228,841)  $    24,850   $   (152,699)  $   (356,690)
                                           ===========   ===========   ============   ============
  Identifiable assets....................  $   154,560   $    30,543   $    155,622   $    340,725
                                           ===========   ===========   ============   ============
Twelve months ended March 31, 1999--
  Net revenues...........................  $   529,458   $ 1,009,749   $         --   $  1,539,207
                                           ===========   ===========   ============   ============
  Operating expenses.....................  $(1,118,348)  $  (958,512)  $   (286,490)  $ (2,363,349)
  Stock-based compensation...............    7,770,829     7,770,829             --     15,541,658
                                           -----------   -----------                  ------------
  Segment income (loss)..................  $(8,359,719)  $(7,719,592)  $   (286,489)  $(16,365,800)
                                           ===========   ===========   ============   ============
  Identifiable assets....................  $   232,549   $   459,056   $    358,091   $  1,049,696
                                           ===========   ===========   ============   ============
Nine months ended December 31, 1999
  Net revenues...........................  $ 1,484,741   $ 1,756,629   $         --   $  3,241,370
                                           ===========   ===========   ============   ============
  Operating expenses.....................  $(5,410,615)  $(3,333,895)  $ (1,260,676)  $(10,005,386)
  Stock-based compensation...............    3,396,247     3,396,248             --      6,792,495
                                           -----------   -----------   ------------   ------------
  Segment (loss) income..................  $(7,322,321)  $(4,973,514)  $ (1,260,676)  $(13,556,511)
                                           ===========   ===========   ============   ============
  Identifiable assets....................  $ 1,559,877   $ 1,554,653   $ 16,845,805   $ 19,960,335
                                           ===========   ===========   ============   ============

                      GOMEZ ADVISORS, INC. AND SUBSIDIARY

(11) ALLOWANCE FOR DOUBTFUL ACCOUNTS

    A summary of the allowance for doubtful accounts is as follows:

                                                         TWELVE
                                                         MONTHS     NINE MONTHS
                                                          ENDED        ENDED
                                                        MARCH 31,   DECEMBER 31,
                                                          1999          1999
                                                        ---------   ------------
Balance, beginning of period..........................   $    --      $ 18,000
  Provision for doubtful accounts.....................    18,000        95,000
  Write-offs..........................................        --            --
                                                         -------      --------
Balance, beginning of period..........................   $18,000      $113,000
                                                         =======      ========

(12) SUBSEQUENT EVENTS

(A) EQUITY TRANSACTIONS

    In February 2000, the Company repurchased 500 shares of Series A Preferred Stock from Ashton, for approximately $2,550,000 on an as converted into common stock basis, the Company paid $5.10 per share for the repurchased stock.

    In February and March 2000, the Company repurchased 196,078 shares of common stock from two founders of the Company. Each founder sold 98,039 shares for proceeds of $500,000 each.

    In February 2000, the Company sold an additional 1,996,273 shares of Series C Preferred Stock at $5.10 per share for total proceeds of approximately $10 million. In connection with the sale of additional shares of Series C Preferred Stock, the Company issued warrants to purchase 35,614 shares of common stock at an exercise price of $5.10 per share.

(B) 1999 STOCK PLAN

    In April 2000, the Company's board of directors authorized the reservation of an additional 1,000,000 shares of common stock for issuance under the 1999 Stock Plan.

(C) 2000 EMPLOYEE STOCK PURCHASE PLAN

    In April 2000, the Company's board of directors and shareholders approved the 2000 Employee Stock Purchase Plan. The Company has reserved 200,000 shares of common stock for issuance under this purchase plan.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    Through and including             , 2000 (the 25(th) day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                          SHARES

                              GOMEZ ADVISORS, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                              MERRILL LYNCH & CO.

                           U.S. BANCORP PIPER JAFFRAY

                         THE ROBINSON-HUMPHREY COMPANY

                                          , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All amounts are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee:

SEC registration fee........................................  $15,840
NASD filing fee.............................................    6,500
Nasdaq National Market listing fee..........................        *
Printing and engraving fees.................................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Blue sky fees and expenses..................................        *
Transfer agent and registrar fees...........................        *
Miscellaneous...............................................        *
                                                              -------
      Total.................................................        *
                                                              =======

------------------------

*   To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Our certificate of incorporation provides that we shall indemnify to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of Gomez Advisors or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, the certificate of incorporation and our bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

    Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (I.E., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Tenth of our certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

    - from any breach of the director's duty of loyalty to us or our stockholders;

    - from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law; and

    - from any transaction from which the director derived an improper personal benefit.

    We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

    Additionally, reference is made to the Purchase Agreement filed as
Exhibit 1.1 hereto, which provides for indemnification by the underwriters of Gomez Advisors, our directors and officers who sign the Registration Statement and persons who control Gomez Advisors, under certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    In the three years preceding the filing of this Registration Statement, we have sold the following securities that were not registered under the Securities Act as summarized below. The share information provided below reflects the 1,000-for-1 split of the Class A common stock effected on January 27, 1999. Upon completion of this offering our outstanding securities will automatically convert as follows:

    - each share of Series A Preferred Stock will convert into 1,000 shares of common stock;

    - each share of Series B Redeemable Convertible Preferred Stock will convert into one share of common stock; and

    - each share of Series C Convertible Preferred Stock will convert into one share of common stock.

    (A) ISSUANCES OF CAPITAL STOCK AND WARRANTS

    The sale and issuance of the securities described in paragraphs (1) through
(10) below were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) or Regulation D promulgated under the Securities Act.

    (1) In May 1997 we issued and sold a total of 1,000 shares of common stock to The Ashton Technology Group Inc. for $25,000.

    (2) On January 22, 1999 we issued 59,000 shares of common stock to The Ashton Technology Group Inc. in exchange for $1,475,000 in debt obligations owed by us.

    (3) On January 22, 1999 we issued 4,905 shares of Series A Preferred Stock to The Ashton Technology Group Inc. in exchange for the 60,000 shares of our common stock it held.

    (4) On January 22, 1999 we issued and sold a total of 3,103,000 shares of Class A common stock at a price per share of $0.01 to six affiliates of Gomez Advisors for total proceeds of $31,030.

    (5) On April 13, 1999 we issued and sold a total of 581,000 shares of Class A common stock at a price per share of $0.01 to 5 persons affiliated with The Ashton Technology Group Inc. for total proceeds of $5,810.

    (6) On April 14, 1999 and April 28, 1999 we issued and sold a total of 1,100,000 shares of Series B Redeemable Convertible Preferred Stock at a price per share of $5.00 to 70 investors in a private placement for total proceeds of $5.5 million.

    (7) On May 21, 1999 we issued and sold a total of 50,000 shares of Class A common stock at a price per share of $0.01 to 4 persons for total proceeds of $500.

    (8) On November 2, 1999, December 30, 1999 and February 15, 2000, we issued and sold a total of 5,711,112 shares of Series C Convertible Preferred Stock at a price per share of $5.10 to 28 investors in a private placement for total proceeds of $29,126,671. BankBoston Robertson Stephens acted as placement agent in the offering and received a fee of $1,925,000.

    (9) In September 1999, we issued a warrant to purchase 100,000 shares of our common stock at an exercise price equal to the price of the common stock in this offering to one investor.

    (10) In April 2000, we issued a warrant to purchase 147,059 shares of our common stock at an exercise price of $5.10 per share to BankBoston Robertson Stephens in connection with services as placement agent in the offering of Series C Convertible Preferred Stock.

    (B) CERTAIN GRANTS AND EXERCISES OF STOCK OPTIONS

    The sale and issuance of the securities described below were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with Gomez Advisors, to information about us.

    As of March 31, 2000, we had issued options to purchase a total of 5,693,584 shares of common stock under our stock plans, all of which are currently outstanding and exercisable, at a weighted average exercise price of $3.50 per share.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS

       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
        * 1.1           Form of Purchase Agreement

          3.1           Restated Certificate of Incorporation of Gomez Advisors,
                        Inc.

          3.2           Certificate of Designation, Preferences and Rights of Series
                        C Convertible Preferred Stock of Gomez Advisors, Inc.

          3.3           Certificate of Amendment to Restated Certificate of
                        Incorporation of Gomez Advisors, Inc., filed December 30,
                        1999

          3.4           Certificate of Amendment to Restated Certificate of
                        Incorporation of Gomez Advisors, Inc., filed February 15,
                        2000

        * 3.5           Restated Certificate of Incorporation of Gomez Advisors,
                        Inc. to be filed upon completion of the offering

       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
          3.6           Amended and Restated Bylaws of Gomez Advisors, Inc.

        * 3.7           Restated Bylaws of Gomez Advisors, Inc. to be effective upon completion of the offering.

        * 4.1           Form of Common Stock Certificate

        * 5.1           Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                        P.C. with respect to the legality of securities being registered

         10.1           Exchange Agreement, dated as of January 22, 1999, among
                        Gomez Advisors, Inc., The Ashton Technology Group Inc.,
                        Julio Gomez, John Robb, Alexander Stein, Fredric W.
                        Rittereiser, K. Ivan F. Gothner and Arthur J. Bacci

         10.2           Stockholders Agreement, dated as of January 22, 1999 and
                        amended as of December 31, 1999, among Gomez Advisors, Inc.,
                        The Ashton Technology Group Inc., Julio Gomez, John Robb,
                        Alexander Stein, Fredric W. Rittereiser, K. Ivan F. Gothner
                        and Arthur J. Bacci

         10.3           Form of Subscription Agreement for Series B Redeemable
                        Convertible Preferred Stock

         10.4           Form of Preferred Stock Purchase Agreement for Series C
                        Convertible Preferred Stock, dated as of November 2, 1999 and amended as of December 30, 1999, among Gomez Advisors, Inc. and the purchasers of Series C Convertible Preferred
                        Stock.

         10.5           Investor Rights Agreement, made as of November 2, 1999 and amended as of December 30, 1999, among Gomez Advisors, Inc.,
                        The Ashton Technology Group Inc., Julio Gomez, John Robb,
                        Alexander Stein, certain executives of the Ashton Technology
                        Group Inc. and the purchasers of Series C Convertible
                        Preferred Stock

         10.6           Amendment to Series C Documents, dated as of February 15,
                        2000, among Gomez Advisors, Inc., The Ashton Technology
                        Group Inc., Julio Gomez, John Robb, Alexander Stein, certain executives of the Ashton Technology Group Inc. and the
                        purchasers of Series C Convertible Preferred Stock

         10.7           The Gomez Advisors, Inc. 1998 Stock Plan

         10.8           The Gomez Advisors, Inc. 1999 Long-Term Incentive Plan

         10.9           The Gomez Advisors, Inc. 1999 Stock Plan

       * 10.10          2000 Employee Stock Purchase Plan

         10.11          Lease, covering term commencing January 1, 1998 and ending
                        March 31, 2001 between USTrust and Gomez Advisors, Inc.

         10.12          Sublease, dated June 15, 1999 between FASTech Integration,
                        Inc. and Gomez Advisors, Inc.

         10.13          First Lease Amendment, dated April 20, 1999, by and between
                        Military Retail Registered LLP and Gomez Advisors, Inc.

         10.14          Form of Gomez Advisors, Inc. Executive Officer Employment
                        Agreement

         21.1           Subsidiaries

         23.1           Consent of Arthur Andersen LLP

       * 23.2           Consent of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
                        (see Exhibit 5.1)

         24.1           Powers of Attorney (See page II-5)

       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
         27.1           Financial Data Schedule

------------------------

*   To be filed by amendment.

    (B) FINANCIAL STATEMENT SCHEDULES

    Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Purchase Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lincoln, Massachusetts, on April 20, 2000.

                                                       GOMEZ ADVISORS, INC.

                                                       By:  /s/ JULIO GOMEZ
                                                            -----------------------------------------
                                                            Julio Gomez
                                                            CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    We the undersigned officers and directors of Gomez Advisors, Inc., hereby severally constitute and appoint Julio Gomez, John Robb, Alexander D. Stein, Charles E. Huggins and Frederic G. Hammond and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of
1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                   /s/ JULIO GOMEZ                     Chairman of the Board and Chief
     -------------------------------------------         Executive Officer (principal   April 20, 2000
                     Julio Gomez                         executive officer)

               /s/ CHARLES E. HUGGINS                  Vice President, Finance
     -------------------------------------------         (principal financial officer)  April 20, 2000
                 Charles E. Huggins

                    /s/ JOHN ROBB                      President, Chief Operating
     -------------------------------------------         Officer and Director           April 20, 2000
                      John Robb

                 /s/ KENNETH GEORGE                    Director of Finance (principal
     -------------------------------------------         accounting officer)            April 20, 2000
                   Kenneth George

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
               /s/ K. IVAN F. GOTHNER                  Director
     -------------------------------------------                                        April 20, 2000
                 K. Ivan F. Gothner

                 /s/ EDWARD W. KANE                    Director
     -------------------------------------------                                        April 20, 2000
                   Edward W. Kane

                /s/ PETER R. ROBERTS                   Director
     -------------------------------------------                                        April 20, 2000
                  Peter R. Roberts

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT
---------------------                      ----------------------
        * 1.1           Form of Purchase Agreement

          3.1           Restated Certificate of Incorporation of Gomez Advisors,
                        Inc.

          3.2           Certificate of Designation, Preferences and Rights of Series
                        C Convertible Preferred Stock of Gomez Advisors, Inc.

          3.3           Certificate of Amendment to Restated Certificate of
                        Incorporation of Gomez Advisors, Inc., filed December 30,
                        1999

          3.4           Certificate of Amendment to Restated Certificate of
                        Incorporation of Gomez Advisors, Inc., filed February 15,
                        2000

        * 3.5           Restated Certificate of Incorporation of Gomez Advisors,
                        Inc. to be filed prior to completion of the offering

          3.6           Amended and Restated Bylaws of Gomez Advisors, Inc.

        * 3.7           Restated Bylaws of Gomez Advisors, Inc. to be effective upon completion of the offering

        * 4.1           Form of Common Stock Certificate

        * 5.1           Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                        P.C. with respect to the legality of securities being registered

         10.1           Exchange Agreement, dated as of January 22, 1999, among
                        Gomez Advisors, Inc., The Ashton Technology Group Inc.,
                        Julio Gomez, John Robb, Alexander Stein, Fredric W.
                        Rittereiser, K. Ivan F. Gothner and Arthur J. Bacci

         10.2           Stockholders Agreement, dated as of January 22, 1999 and
                        amended as of December 31, 1999, among Gomez Advisors, Inc.,
                        The Ashton Technology Group Inc., Julio Gomez, John Robb,
                        Alexander Stein, Fredric W. Rittereiser, K. Ivan F. Gothner
                        and Arthur J. Bacci

         10.3           Form of Subscription Agreement for Series B Redeemable
                        Convertible Preferred Stock

         10.4           Form of Preferred Stock Purchase Agreement for Series C
                        Convertible Preferred Stock, dated as of November 2, 1999 and amended as of December 30, 1999, among Gomez Advisors, Inc. and the purchasers of Series C Convertible Preferred
                        Stock

         10.5           Investor Rights Agreement, made as of November 2, 1999 and amended as of December 30, 1999, among Gomez Advisors, Inc.,
                        The Ashton Technology Group Inc., Julio Gomez, John Robb,
                        Alexander Stein, certain executives of the Ashton Technology
                        Group Inc. and the purchasers of Series C Convertible
                        Preferred Stock

         10.6           Amendment to Series C Documents, dated as of February 15,
                        2000, among Gomez Advisors, Inc., The Ashton Technology
                        Group Inc., Julio Gomez, John Robb, Alexander Stein, certain executives of the Ashton Technology Group Inc. and the
                        purchasers of Series C Convertible Preferred Stock

         10.7           The Gomez Advisors, Inc. 1998 Stock Plan

         10.8           The Gomez Advisors, Inc. 1999 Long-Term Incentive Plan

         10.9           The Gomez Advisors, Inc. 1999 Stock Plan

       * 10.10          2000 Employee Stock Purchase Plan

         10.11          Lease, covering term commencing January 1, 1998 and ending
                        March 31, 2001 between USTrust and Gomez Advisors, Inc.

         10.12          Sublease, dated June 15, 1999 between FASTech Integration,
                        Inc. and Gomez Advisors, Inc.

       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT
---------------------                      ----------------------
         10.13          First Lease Amendment, dated April 20, 1999, by and between
                        Military Retail Registered LLP and Gomez Advisors, Inc.

         10.14          Form of Gomez Advisors, Inc. Executive Officer Employment
                        Agreement

         21.1           Subsidiaries

         23.1           Consent of Arthur Andersen LLP

       * 23.2           Consent of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
                        (see Exhibit 5.1)

         24.1           Powers of Attorney (See page II-6)

         27.1           Financial Data Schedule

------------------------

*   To be filed by amendment.